Exhibit 4.1
Execution Version

ASSET-BASED TERM LOAN CREDIT AGREEMENT
among
REVLON HOLDINGS B.V., as the Dutch Borrower,
REVLON FINANCE LLC, as the U.S. Borrower,
BEAUTYGE BEAUTY GROUP, S.L.U.,
BEAUTYGE PARTICIPATIONS, S.L.U.,
ELIZABETH ARDEN (NETHERLANDS) HOLDING B.V.
and RML HOLDINGS L.P.
as Parent Guarantors,
BEAUTYGE ITALY S.P.A.,
BEAUTYGE GERMANY GMBH,
BEAUTYGE, S.L.U.,
BEAUTYGE LOGISTICS SERVICES, S.L.U.,
ELIZABETH ARDEN (AUSTRALIA) PTY LTD,
ELIZABETH ARDEN GMBH,
ELIZABETH ARDEN INTERNATIONAL SÀRL,
ELIZABETH ARDEN ESPAÑA, S.L.U.,
REVLON AUSTRALIA PTY LIMITED and
REVLON MANUFACTURING LTD.,
as Borrowing Base Guarantors,
THE LENDERS PARTY HERETO and
CITIBANK, N.A.,
as Administrative Agent and Collateral Agent,
Dated as of July 9, 2018

CITIGROUP GLOBAL MARKETS INC., as Sole Lead Arranger and as Sole Bookrunner

i

	Section 10.10	Integration.	139
	Section 10.11	GOVERNING LAW.	139
	Section 10.12	Submission to Jurisdiction; Waivers.	139
	Section 10.13	Acknowledgments.	140
	Section 10.14	Confidentiality.	141
	Section 10.15	Release of Collateral and Guarantee Obligations; Subordination of Liens.	143
	Section 10.16	Accounting Changes.	144
	Section 10.17	WAIVERS OF JURY TRIAL.	145
	Section 10.18	USA PATRIOT ACT.	145
	Section 10.19	[Reserved].	145
	Section 10.20	Interest Rate Limitation.	145
	Section 10.21	Payments Set Aside.	146
	Section 10.22	Electronic Execution of Assignments and Certain Other Documents.	146
	Section 10.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	146
	Section 10.24	Financing Statements.	147
	Section 10.25	Delegation by each Loan Party and Parent Guarantor.	147
	Section 10.26	Judgment.	147
	Section 10.27	Submission To Jurisdiction.	147
	Section 10.28	Certain ERISA Matters.	148
	Section 10.29	Additional Guarantors	150
SECTION 11. Certain Local Law Provisions
	Section 11.1	Parallel Debt Undertaking	151
	Section 11.2	Contracting Out of the Australian PPSA Provisions.	152
	Section 11.3	PPSA Further Assurances.	152
	Section 11.4	Executive Privilege	153
SCHEDULES:
1.1(a)	Agreed Security Principles
1.1(b)	Borrowing Base Guarantors
2.1	Commitments
4.3	Existence; Compliance with Law
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.8	Excepted Property
4.1	Loan Party Ownership
4.2	UCC Filing Jurisdictions
5.1	Closing Date Security Documents
6.8	Location of Collateral and Other Material Assets
6.10	Post-Closing Matters
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.7	Existing Investments
7.9	Transactions with Affiliates
7.12	Existing Negative Pledge Clauses
7.13	Clauses Restricting Subsidiary Distributions
EXHIBITS:
A	Form of Assignment and Assumption

v

ASSET-BASED TERM LOAN CREDIT AGREEMENT, dated as of July 9, 2018, among Revlon Holdings B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the “Dutch Borrower”), Revlon Finance LLC, a Delaware limited liability company (the “U.S. Borrower”), each Parent Guarantor, each other Loan Party, the several banks and other financial institutions or entities from time to time parties to this Agreement as Lenders, and Citibank, N.A., as Administrative Agent and Collateral Agent.
The parties hereto hereby agree as follows:
SECTION 1.
DEFINITIONS

Section 1.1	Defined Terms.
As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“Acceptable Credit Support”: a letter of credit or acceptance on terms acceptable to the Administrative Agent, in its sole discretion (or at the written direction of the Specified Lender), in each case, exercised reasonably and in accordance with customary business practices and (A) such letter of credit names the Collateral Agent as beneficiary for the benefit of the Secured Parties or (B) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Collateral Agent.
“Account”: any account receivables arising out of the sale of merchandise, goods or services that is made by Loan Party to a Person that is not an Affiliate of the Borrower or a natural person, including, in the case of a U.S. Loan Party, any “Account” (as defined in the UCC) of such Person and in the case of an Australian Loan Party, any “Account” (as defined in the Australian PPSA).
“Account Debtor”: with respect to any Account, each person obligated on such Account and, in the case of an account debtor of a U.S. Loan Party, shall mean “Account Debtor” (as defined in the UCC) and, in the case of an Australian Loan Party, any “Account Debtor” (as defined in the Australian PPSA).
“Accounting Changes”: as defined in Section 10.16.
“Administrative Agent”: Citibank, N.A., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns in such capacity in accordance with Section 9.9.
“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.
“Agents”: the collective reference to the Collateral Agent and the Administrative Agent, and solely for purposes of Sections 10.13 and 10.14 and the definitions of Obligations, the Lead Arrangers.
“Aggregate Exposure”: with respect to each Lender at any time, an amount equal to the aggregate unpaid principal amount of such Lender’s Term Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the total Aggregate Exposures of all Lenders at such time.
“Agreed Purposes”: as defined in Section 10.14.
“Agreed Security Principles”: collectively, all of the provisions set forth in Schedule 1.1(a).
“Agreement”: this Asset-Based Term Loan Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.
“Anti-Corruption Law”: the United States Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) and the Anti-Money Laundering and Counter-Terrorism Financing Rules of Australia, any applicable law or regulation implementing the OECD Convention on Combatting Bribery of Foreign Public Officials or any similar law in a jurisdiction of a Loan Party.
“Applicable Margin”: for any day,
(i)    with respect to Initial Term Loans, 6.50% per annum and
(ii)    with respect to any Incremental Term Loans, the applicable rate set forth in the applicable Incremental Amendment.
“Appraisal”: (i) each appraisal delivered to the Administrative Agent prior to the Closing Date for purposes of this Agreement (which the Administrative Agent confirms is satisfactory to it) and (ii) each appraisal that is conducted after the Closing Date pursuant to Section 6.14 in form and substance reasonably satisfactory to the Administrative Agent and performed by an appraiser that is reasonably satisfactory to the Administrative Agent.
“Approved Deposit Account”: a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.
“Approved Fund”: as defined in Section 10.6(b).
“Assignee”: as defined in Section 10.6(b).
“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit A or such other form reasonably acceptable to the Administrative Agent and the Borrower.
“Australia”: the Commonwealth of Australia (and includes, where the context requires, any State or Territory of Australia).
“Australian Borrowing Base”: at any time, the amount equal to:
(i)    85.0% of the Euro Equivalent of the face amount of all Australian Eligible Receivables (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits and allowances granted at such time with respect to such Australian Eligible Receivables); plus

(ii)    90.0% of the Euro Equivalent the Net Orderly Liquidation Value of all Australian Eligible Inventory, minus
(iii)    any Local Borrowing Base Reserves in effect at such time with respect to the Australian Borrowing Base.
“Australian Controller”: has the meaning given to it in Section 9 of the Australian Corporations Act.
“Australian Corporations Act”: the Corporations Act 2001 (Cth) of Australia.
“Australian Dollars” “AUD$” or “AUD”: the lawful currency (expressed in dollars) of Australia.
“Australian Eligible Inventory”: Initial Eligible Inventory of each Australian Loan Party.
“Australian Eligible Receivables”: Initial Eligible Receivables of each Australian Loan Party.
“Australian Group Liability”: a Tax-related liability set out in section 721-10(2) of the Australian Tax Act.
“Australian Loan Party”: any Loan Party organized or incorporated under the laws of Australia.
“Australian Parent Guarantor”: any Parent Guarantor organized or incorporated under the laws of Australia.
“Australian PPSA”: the Personal Property Securities Act 2009 (Cth) of Australia and includes any regulations made thereunder.
“Australian Security Documents”: each Security Document governed by the law of Australia (or any State or Territory thereof).
“Australian Security Trust”: has the meaning given to the expression “Security Trust” in the Australian Security Trust Deed.
“Australian Security Trust Deed”: the New South Wales law governed Security Trust Deed, dated on or about the date of this Agreement, among each Loan Party party thereto, the Administrative Agent, and the Australian Security Trustee.
“Australian Security Trustee”: the Collateral Agent acting in its capacity as trustee for the Secured Parties pursuant to the Australian Security Trust.
“Australian Tax Act”: the Income Tax Assessment Act 1936 (Cth) of Australia, the Income Tax Assessment Act 1997 (Cth) of Australia, and the Taxation Administration Act of 1953 (Cth) of Australia, as applicable.
“Australian Tax Funding Agreement”: a Tax funding agreement (in a form and substance that is reasonably satisfactory to the Administrative Agent) between members of a Tax Consolidated Group, which includes (a) reasonably appropriate arrangements for the funding of Tax payments by the Head Company having regard to the position of each member of the Tax Consolidated Group, (b) an undertaking from the

Head Company of the Tax Consolidated Group to compensate each other member adequately for loss of Tax attributes (including Tax losses and Tax offsets) as a result of being a member of the Tax Consolidated Group and (c) an undertaking from the Head Company to pay all Australian Group Liabilities of the Tax Consolidated Group. Terms not defined in this definition given to such terms in the Australian Tax Act.
“Australian Tax Sharing Agreement”: an agreement between the members of a Tax Consolidated Group (as defined in the Australian Tax Act) which takes effect as a Tax sharing agreement under section 721-25 of the Australian Tax Act and complies with the Australian Tax Act and any law, official directive, request, guideline or policy (whether or not having the force of law) issued in connection with the Australian Tax Act.
“Authorized Distribution”: with respect to any and all Inventory of the Loan Parties, the following applies:
(i)
(1)    each Revlon Party that owns any Material IP:
(1)    has applied (or approved or otherwise authorized the application of) trademarks included in the Material IP to such Inventory and has duly authorized the use of such trademarks and other Material IP by the applicable Loan Parties (or if an Event of Default is continuing, solely for the Licensed Purpose, by the Administrative Agent and Collateral Agent) in the export, import, sale, resale, advertisement, manufacture (including of packaging), marketing, distribution, promotion and other commercialization of such Inventory in such markets and jurisdictions, in each case if and to the extent applicable with respect to such operations of the applicable Loan Parties in the ordinary course of their respective businesses, and
(2)    has authorized, or provided consent to or otherwise permitted, the applicable Loan Parties (or if an Event of Default is continuing, solely for the Licensed Purpose, the Administrative Agent and Collateral Agent) to export, import, sell, resell, advertise, manufacture (including of packaging), market, distribute, promote and otherwise commercialize such Inventory in such markets and jurisdictions, in each case if and to the extent applicable with respect to such operations of the applicable Loan Parties in the ordinary course of their respective businesses; and
(2)    if (a)(i) does not apply to such Inventory, the applicable Loan Party (or if an Event of Default is continuing, solely for the Licensed Purpose, the Administrative Agent and Collateral Agent) may export, import, sell, resell, advertise, manufacture (including of packaging), market, distribute, promote and otherwise commercialize such Inventory under the First Sale Doctrine, in each case if and to the extent applicable with respect to such operations of the applicable Loan Parties in the ordinary course of their respective businesses; or
(ii)    the applicable Loan Parties own or have the right to (or if an Event of Default is continuing, solely for the Licensed Purpose, the Administrative Agent and Collateral Agent have the right to):

(1)    use or apply the Material IP appearing on or subsisting in such Inventory in such markets and jurisdictions in which such Loan Parties export, import, sell, resell, advertise, manufacture (including of packaging), market, distribute, promote and otherwise commercialize such Inventory, in each case if and to the extent applicable with respect to such operations of the applicable Loan Parties in the ordinary course of their respective businesses, and
(2)    export, import, sell, resell, advertise, manufacture (including of packaging), market, distribute, promote and otherwise commercialize such Inventory, in each case if and to the extent applicable with respect to such operations of the applicable Loan Parties in the ordinary course of their respective businesses; and
(iii)    the applicable Loan Parties (or if an Event of Default is continuing, solely for the Licensed Purpose, the Administrative Agent and Collateral Agent) are otherwise not prohibited by any applicable laws, in a manner reasonably acceptable to the Administrative Agent, from the export, import, sale, resale, advertisement, manufacture (including of packaging), marketing, distribution, promotion and other commercialization of such Inventory in such markets and jurisdictions, in each case if and to the extent applicable with respect to such operations of the applicable Loan Parties in the ordinary course of their respective businesses, under applicable law in such markets and jurisdictions.
“Authorized to Distribute” and “Distribute Inventory on an Authorized Basis” have meanings correlative thereto.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bailee’s Letter”: a letter in form and substance reasonably acceptable to the Administrative Agent and executed by any Person (other than a Loan Party) that is in possession of Inventory included in the Borrowing Base on behalf of a Loan Party pursuant to which such Person acknowledges, among other things, the Collateral Agent’s Lien with respect thereto.
“Base Reference Bank Rate”: in relation to EURIBOR, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request by the Base Reference Banks as the rate at which the relevant Base Reference Bank could borrow funds in the European interbank market in Euros and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in such currency for that period.
“Base Reference Banks”: the principal office in London of the Administrative Agent or such other banks as may be appointed by the applicable Administrative Agent.
“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“Beneficiary” as defined in the Australian Security Trust Deed.

“Benefited Lender”: as defined in Section 10.7(a).
“Bermuda Borrowing Base”: at any time, the amount equal to:
(i)    85.0% of the Euro Equivalent of the face amount of all Bermuda Eligible Receivables (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits and allowances granted at such time with respect to such Bermuda Eligible Receivables); plus
(ii)    90.0% of the Euro Equivalent of the Net Orderly Liquidation Value of all Bermuda Eligible Inventory, minus
(iii)    any Local Borrowing Base Reserves in effect at such time with respect to the Bermuda Borrowing Base;
provided, until the Administrative Agent has completed its customary review of the Inventory and Accounts owed by the Bermuda Loan Party after the Closing Date, the Bermuda Borrowing Base shall not exceed €2,500,000.
“Bermuda Eligible Inventory”: Initial Eligible Inventory of each Bermuda Loan Party.
“Bermuda Eligible Receivables”: Initial Eligible Receivables of each Bermuda Loan Party.
“Bermuda Loan Party”: any Loan Party organized or incorporated under the laws of Bermuda.
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Board of Directors”: (a) with respect to a corporation or company, the board of directors of the corporation or company or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the board of directors of the general partner of the partnership, or any committee thereof duly authorized to act on behalf of such board or the board or committee of any Person serving a similar function; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or any Person or Persons serving a similar function; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.
a “Borrower”: the Dutch Borrower and/or the U.S. Borrower and/or any New Borrower as the context may require. Reference to “the Borrower” shall refer solely to the Dutch Borrower (unless context otherwise requires).
“Borrower Materials”: as defined in Section 10.2(c).
“Borrowing Base”: at any time, the amount equal to:
(i)    the Australian Borrowing Base, plus,
(ii)    the Bermuda Borrowing Base, plus
(iii)    the Dutch Borrowing Base, plus
(iv)    the German Borrowing Base, plus

(v)    the Italian Borrowing Base, plus
(vi)    the Spanish Borrowing Base, plus
(vii)    the Swiss Borrowing Base, plus
(viii)    the U.S. Borrowing Base, plus
(ix)    the lesser of (i) 100% of Qualified Cash and (ii) an amount equal to 10% of the Borrowing Base at such time prior to giving effect to this clause (h).
Eligibility criteria and reserves with respect to the Borrowing Base (and the components thereof) will be applied in a manner that, taken as a whole, is generally, no more favorable to the Borrower than the eligibility criteria and reserves applied on the Closing Date, giving due regard to the facts and circumstances that may have changed since the Closing Date.
“Borrowing Base Certificate”: a certificate of the Borrower substantially in a form approved by the Specified Lender and the Administrative Agent on the Closing Date or such other form as is reasonably acceptable to the Administrative Agent and the Borrower.
“Borrowing Base Collateral”: Accounts and Inventory of a Borrower or any Borrowing Base Guarantor and the Capital Stock in any Loan Party.
“Borrowing Base Guarantor”: each Person that is a party to the Loan Party Guarantee Agreement in order to guarantee the Obligations. The Borrowing Base Guarantors as of the Closing Date are identified on Schedule 1.1(b).
“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
“Borrowing Minimum”: €1,000,000.
“Borrowing Multiple”: €100,000.
“Business”: the business activities and operations of the Loan Parties on the Closing Date, after giving effect to the Transactions.
“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s office is located and if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day.
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP, provided, that for the purposes of this definition, “GAAP” shall mean generally accepted accounting principles in the United States as in effect on the Closing Date.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).
“Carrier Reserves”: without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, a reserve with respect to amounts unpaid to shippers and other common carriers in respect of Inventory.
“Cash Collateral Account”: any Deposit Account that is:
(i)    established as a “Cash Collateral Account” for the purposes expressly contemplated under the Loan Documents by any Agent from time to time to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from a Loan Party or Persons acting on their behalf pursuant to the Loan Documents;
(ii)    with such depositaries and securities intermediaries as the Administrative Agent may determine in its sole discretion exercised reasonably;
(iii)    in the name of the Administrative Agent (although such account may also have words referring to a Loan Party and the account’s purpose); and
(iv)    under the control of the Collateral Agent.
“Cash Equivalents”:
(i)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 18 months from the date of acquisition thereof;
(ii)    certificates of deposit, time deposits and eurodollar time deposits with maturities of 18 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 18 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus at the date of acquisition thereof in excess of €250,000,000;
(iii)    repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;
(iv)    commercial paper having a rating of at least A-1 from S&P or P-1 from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and maturing within 18 months after the date of acquisition and Indebtedness and preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 18 months or less from the date of acquisition;
(v)    readily marketable direct obligations issued by or directly and fully guaranteed or insured by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 18 months or less from the date of acquisition;

(vi)    marketable short-term money market and similar securities having a rating of at least P-1 or A-1 from Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 18 months after the date of creation or acquisition thereof;
(vii)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AA- (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s;
(viii)    (x) such local currencies in those countries in which the Loan Parties transact business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (g) or otherwise customarily utilized in countries in which Loan Parties operate for short term cash management purposes; and
(ix)    Investments in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (h) of this definition.
“Cash Management Obligations”: obligations in respect of any overdraft or other liabilities arising from treasury, depository and cash management services, credit or debit card, or any automated clearing house transfers of funds.
“Cash Movement Conditions”:
(i)    there is no Event of Default existing immediately before or after such transaction;
(ii)    the Borrowing Base minus the Initial Term Loan Amount then outstanding determined on a pro forma basis after giving effect to the transaction pursuant to which the Cash Movement Conditions are being tested as of the date of such transaction and during the 20 Business Day period immediately preceding such transaction is greater than zero;
(iii)    the Minimum Liquidity Condition and the New Inventory Condition are satisfied; and
(iv)    if the transaction pursuant to which the Cash Movement Conditions are being tested plus all other Investments, Dispositions, Junior Debt Prepayments, Revlon Intercompany Payments or Restricted Payments made on the date of such transaction and during the seven day period immediately preceding such transaction, in each case, without duplication and pursuant to Sections 7.5(l)(ii), 7.5(m), 7.6(a)(ii), 7.6(c), 7.7(c)(ii), 7.8(a)(vii)(B) and 7.8(c)(i)(B), exceed €10,000,000, the Borrower shall have delivered an updated Borrowing Base Certificate (being the most recently delivered Borrowing Base Certificate pursuant to Section 5.2(d) or 6.2(g) but updated to give effect to such transaction) demonstrating pro forma compliance with clause (b) above.
“Centre of Main Interests”: “centre of main interests” within the meaning of Article 3(1) of the Insolvency Regulation.
“Change of Control”: as defined in Section 8.1(j).
“Charges”: as defined in Section 10.20.

“Citibank”: Citibank, N.A.
“Closing Date”: July 9, 2018.
“Code”: the Internal Revenue Code of 1986, as amended from time to time (unless otherwise indicated).
“Collateral”: all the “Collateral” as defined in any Security Document.
“Collateral Agent”: Citibank, N.A., in its capacity as collateral agent for the Secured Parties under the Security Documents (including its capacity as the Australian Security Trustee) and any of its successors and permitted assigns in such capacity in accordance with Section 9.9.
“Commitment”: as to any Lender, the sum of the Initial Term Loan Commitments and Incremental Commitments of such Lender.
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Commonly Controlled Plan”: as defined in Section 4.12(b).
“Company”: Revlon.
“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in a form reasonably acceptable to the Administrative Agent and the Borrower.
“Confidential Information”: as defined in Section 10.14.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any written or recorded agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
“Customary Permitted Liens”: Liens permitted by clauses (a), (b), (c)(i), (d) and (e) of Section 7.3.
“Debt Fund Affiliate”: any Affiliate of a Person that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such Affiliate.
“Debtor Relief Laws”: the Bankruptcy Code of the United States of America, the German Insolvency Code (Insolvenzordnung) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of Australia, France, Germany, Italy, the Netherlands, Spain, Switzerland, the United States, any other jurisdiction of organization of any Loan Party or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Deposit Account”: any deposit account (as defined in the UCC), any “ADI Account” as defined in Section 10 of the Australian PPSA (as applicable) or any “Deposit Account” (or similar term) in any Security Document.
“Deposit Account Bank”: a financial institution selected by a Loan Party and reasonably satisfactory to the Administrative Agent.
“Deposit Account Control Agreement”: as defined in the Security Documents, including any equivalent concept in the relevant jurisdiction that permits the Administrative Agent and/or Collateral Agent to exercise cash dominion upon giving notice to the relevant Deposit Account Bank.
“Designated Jurisdiction”: any country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Iran, Sudan, Syria, Cuba, North Korea, and Crimea).
“Dilution”: as of any date of determination, a percentage concerning dilution of Accounts of the Loan Parties as set forth in the most recent field examination with respect to Eligible Receivables included in a Borrowing Base without duplication of any exclusion from the definition of “Eligible Receivables,” during the 12 month period covered by such report.
“Dilution Reserve”: effective as of five Business Days after the date of written notice of any determination thereof to the Borrower by the Administrative Agent (which notice shall include a reasonable description of the basis for such determination), an amount equal to (a) if Dilution is less than or equal to five percent (5%), €0, and (b) if Dilution is greater than five percent (5%), an amount determined by the Administrative Agent in its sole discretion (or at the written direction of the Specified Lender), in each case, exercised reasonably and in accordance with customary business practices, not to exceed the amount sufficient to reduce the advance rate against Eligible Receivables set forth in the definition of the applicable Local Borrowing Base by one percentage point in the aggregate for each percentage point by which Dilution is in excess of five percent (5%).
“Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, allocation by division, transfer or other disposition thereof, in each case, to the extent the same constitutes a complete sale, sale and leaseback, assignment, conveyance, transfer or other disposition, as applicable. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Capital Stock”: Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock, in the case of each of clauses (a), (b) and (c), prior to the date that is 91 days after the Latest Maturity Date in effect on the date such Capital Stock is issued (other than (i) upon payment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) or (ii) upon a “change in control”; provided, that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) that are then accrued and payable and the termination of the Commitments); provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Holdings, Revlon or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by a Loan Party in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Disqualified Institution”: (i) those institutions identified by the Borrower in writing to the Administrative Agent or prior to the Closing Date and (ii) business competitors of Holdings and its Subsidiaries identified by Borrower in writing to the Administrative Agent from time to time and, in the case of clauses (i) and (ii) any known Affiliates readily identifiable by name (other than, in the case of clause (ii), any Debt Fund Affiliates). A list of the Disqualified Institutions will be posted by the Administrative Agent on the Platform and available for inspection by all Lenders. Any designation of Disqualified Institutions by the Borrower at any time after the Closing Date in accordance with the foregoing shall not apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in any Facility.
“Do not have Unreasonably Small Capital”: the Revlon Parties taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Latest Maturity Date.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Dutch Borrower”: Revlon Holdings B.V.
“Dutch Borrowing Base”: at any time, the amount equal to:
(i)    85.0% of the Euro Equivalent of the face amount of all Dutch Eligible Receivables (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits and allowances granted at such time with respect to such Dutch Eligible Receivables); plus
(ii)    90.0% of the Euro Equivalent of the Net Orderly Liquidation Value of all Dutch Eligible Inventory; minus
(iii)    any Local Borrowing Base Reserves in effect at such time with respect to the Dutch Borrowing Base.
“Dutch Eligible Inventory”: Initial Eligible Inventory of each Dutch Loan Party.
“Dutch Eligible Receivables”: Initial Eligible Receivables of each Dutch Loan Party.
“Dutch Loan Party”: each Loan Party organized or incorporated in the Netherlands.
“Dutch Parent Guarantor”: each Parent Guarantor organized or incorporated in the Netherlands.
“Dutch Works Councils Act”: the Dutch Works Councils Act (Wet op de ondernemingsraden).
“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligibility Reserve”: effective as of five Business Days after the date of written notice of any determination thereof to the Borrower by the Administrative Agent (which notice shall include a reasonable description of the basis for such determination), such amounts as the Administrative Agent, in its sole discretion (or at the written direction of the Specified Lender), in each case, exercised reasonably and in accordance with customary business practices, may from time to time establish, against the gross amounts of Eligible Receivables and Eligible Inventory to reflect risks or contingencies arising after the Closing Date that may adversely affect any one or more class of such items and that have not already been taken into account in the calculation of the Borrowing Base or a Local Borrowing Base; provided that no such Eligibility Reserve will be established with respect to such matters that have been taken into account in the determination of any Local Borrowing Base Reserve or Enforcement Reserve. For the avoidance of doubt, Eligibility Reserves shall not be established in respect of any dilution risks or contingencies, which shall be reserved against by way of Dilution Reserves.
“Eligible Assignee”: any Person that meets the requirements to be an assignee under Section 10.6(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan or Commitment to such Person under Section 10.6(b)(i)).
“Eligible Inventory”: Australian Eligible Inventory, Bermuda Eligible Inventory, Dutch Eligible Inventory, German Eligible Inventory, Swiss Eligible Inventory, Spanish Eligible Inventory and U.S. Eligible Inventory.
“Eligible Jurisdiction”:
(i)    with respect to Initial Eligible Inventory, the jurisdiction of organization or incorporation of any Loan Party and France (provided, with respect to Initial Eligible Inventory located in France, only to the extent that the Security Documents with respect to such Inventory (and the security interests created thereby) are reasonably satisfactory to the Specified Lender and the Administrative Agent);
(ii)    with respect to Initial Eligible Receivables, Australia, Belgium, Canada, France, Hong Kong, Germany, Greece, Italy, Mexico, the Netherlands, New Zealand, Norway, Spain, South Korea, Singapore, Switzerland, the United Kingdom, the United States and any other member state of the European Union which was a member state prior to May 1, 2004; and
(iii)    with respect to Initial Eligible Inventory and Initial Eligible Receivables, any other jurisdiction acceptable to the Administrative Agent in its sole discretion (or at the written direction of the Specified Lender), in each case, exercised reasonably and in accordance with customary business practices; provided, however, that, without the consent of the Required Lenders, the aggregate amount of the Borrowing Base consisting of Eligible Receivables and

Eligible Inventory attributable to such other jurisdictions in this clause (c) shall not exceed €5,000,000 at any time.
“Eligible Receivables”: Australian Eligible Receivables, Bermuda Eligible Receivables, Dutch Eligible Receivables, German Eligible Receivables, Italian Eligible Receivables, Swiss Eligible Receivables, Spanish Eligible Receivables and U.S. Eligible Receivables.
“Enforcement Reserve”: effective as of five Business Days after the date of written notice of any determination thereof to the Borrower by the Administrative Agent (which notice shall include a reasonable description of the basis for such determination), such amounts as the Administrative Agent may from time to time establish, in the Administrative Agent’s sole discretion (or at the written direction of the Specified Lender), in each case, exercised reasonably and in accordance with customary business practices, in order to (a) preserve the value of the Borrowing Base Collateral or the Collateral Agent’s Lien thereon or (b) provide for the payment of unanticipated liabilities of any Loan Party affecting the Borrowing Base Collateral arising after the Closing Date, in each case based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date or that are materially different from facts or events occurring or known to the Administrative Agent on the Closing Date; provided, however, that any Enforcement Reserve shall have a reasonable relationship to the circumstances, conditions, events or contingencies which are the basis of such Enforcement Reserve. For the avoidance of doubt, Enforcement Reserves shall not be established in respect of (i) any eligibility or dilution risks or contingencies, which shall be reserved against by way of a Local Borrowing Base Reserve or (ii) such other matters for which deductions have been taken into account in the calculation of the Borrowing Base.
“Entitlement Order” as defined in the UCC or such equivalent term as defined in any Security Document.
“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including principles of common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, the preservation or protection of the environment, natural resources or human health and safety (as related to Releases of or exposure to Materials of Environmental Concern), as have been, are now, or at any time hereafter are, in effect.
“Environmental Liability”: any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, to the extent arising from or relating to: (a) non-compliance with any Environmental Law or any permit, license or other approval required thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release or threatened Release of any Materials of Environmental Concern, (e) any investigation, remediation, removal, clean-up or monitoring required under Environmental Laws or required by a Governmental Authority (including without limitation Governmental Authority oversight costs that the party conducting the investigation, remediation, removal, clean-up or monitoring is required to reimburse) or (f) any contract, agreement or other consensual arrangement pursuant to which any Environmental Liability under clause (a) through (e) above is assumed or imposed.
“Equity Issuance”: any issuance by a Person of its Capital Stock in a public or private offering.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Establishment”: “establishment” within the meaning of Article 2(10) of the Insolvency Regulation.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBOR”: in relation to any Loan in Euro, as of 11:00 a.m. London time on the Quotation Day for Euro and for a period comparable to the Interest Period of that Loan, the greater of:
(i)    (i) the applicable Screen Rate, (ii) if no Screen Rate is available for the Interest Period of that Loan, the Interpolated Screen Rate or (iii) if no Screen Rate is available for the Interest Period for that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan, the Base Reference Bank Rate and
(ii)    0.50%;
provided, that if a Base Reference Bank does not supply a quotation by the 11:00 a.m. London time on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Base Reference Banks; provided, further, that in the event the applicable Administrative Agent has made any determination pursuant to Section 2.17 in respect of Eurocurrency Loans, or in the circumstances described in Section 2.22 in respect of Eurocurrency Loans, EURIBOR determined pursuant to this definition shall instead be the greater of 0.50% and the rate determined by such Administrative Agent as the all-in-cost of funds for such Administrative Agent (or such other Lenders) to fund a borrowing of Eurocurrency Loans denominated in Euros with maturities comparable to the Interest Period applicable thereto.
“Euro Equivalent”: at any time, (a) with respect to any amount denominated in Euros, such amount, and (b) with respect to any amount denominated in any currency other than Euros, the equivalent amount thereof in Euros at such time on the basis of the Spot Rate for the purchase of Euros with such currency.
“Eurocurrency Loans”: Loans with respect to which the rate of interest applicable is based upon EURIBOR.
“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Event of Default”: any of the events specified in Section 8.1; provided, that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.
“Exchange Act”: the Securities Exchange Act of 1934, as amended.
“Excluded Account”: as defined in the Agreed Security Principles.
“Excluded Taxes”: any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to any Recipient, (i) net income Taxes (however denominated), net profits Taxes, franchise Taxes, and branch profits Taxes (and net worth Taxes and capital Taxes imposed, in each case, in lieu of net income Taxes), in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, if such Recipient is a Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) Taxes attributable to such Recipient’s failure to comply with paragraphs (e) or (g), as applicable, of Section 2.20 and (iii) any withholding Taxes imposed under FATCA.

“Facility”: each of (a) the Initial Term Loans (the “Initial Term Loan Facility”) and (b) any Tranche of Incremental Term Loans.
“Fair Market Value”: with respect to any assets, Property (including Capital Stock) or Investment, the fair market value thereof as determined in good faith by the Borrower.
“Fair Value”: the amount at which the assets (both tangible and intangible), in their entirety, of Revlon and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Featherweight Security Deed”: the New South Wales-law governed featherweight security deed dated on or about the date of this Agreement among each Loan Party party thereto and the Australian Security Trustee.
“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided, that if the Federal Funds Effective Rate is less than zero, it shall be deemed to be zero hereunder for all instances.
“First Sale Doctrine”: the “first sale” doctrine, the “exhaustion of rights” doctrine or any similar or equivalent principle of applicable law in the markets and jurisdictions in which the Loan Parties operate in the ordinary course of business, pursuant to which national Intellectual Property rights cannot be invoked to prevent Inventory being sold, resold, advertised, manufactured (including of packaging), marketed, distributed, promoted or otherwise commercialized.
“French Eligible Inventory Cap”: at any time, an amount equal to
(i)    until the Administrative Agent and the Specified Lender receive the results of a French Field Exam, the lesser of (i) French Gross Inventory Amount and (ii)(A) prior to January 1, 2019, 10% of the Non-Adjusted Borrowing Base and (B) on and after January 1, 2019, 17.5% of the Non-Adjusted Borrowing Base (in each case, calculated after giving effect to the French Eligible Inventory Cap); and
(ii)    upon or after the Administrative Agent and the Specified Lender receive the results of a French Field Exam, (i) prior to January 1, 2019, 10% of the Non-Adjusted Borrowing Base and (ii) on and after January 1, 2019, 17.5% of the Non-Adjusted Borrowing Base (in each case, calculated after giving effect to the French Eligible Inventory Cap).

“French Field Exam”: an Appraisal and collateral examination of Inventory located in France, in each case, reasonably satisfactory to the Administrative Agent and the Specified Lender by HilCo or such other person reasonably acceptable to the Administrative Agent and the Specified Lender.
“French Gross Inventory Amount”: an amount equal to Initial Eligible Inventory located in France derived from applying the eligibility criteria in the definition of “Initial Eligible Inventory” to Inventory located in France in an amount equal to €7,000,000.
“Full Recourse Loan Party”: any Loan Party that is not a Limited Recourse Loan Party.
“Full Recourse Parent Guarantor”: any Parent Guarantor that is not a Limited Recourse Parent Guarantor (it being understood that, as of the Closing Date, all Parent Guarantors are Full Recourse Parent Guarantors).
“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes and the Borrower notifies the Administrative Agent that it will effect such change, without limiting Section 10.16, effective from and after the date on which such transition from GAAP to IFRS is completed by the Borrower, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the required transition date or the date specified in such notice, as the case may be, IFRS as in effect from time to time and (b) for prior periods, GAAP as defined in the first sentence of this definition.
“German Borrowing Base”: at any time, the sum of all German Loan Party Borrowing Bases.
“German Collateral”: any Lien assumed and accepted by or through Collateral Agent or any Lender, as the case may be, pursuant to any German Collateral Document and held or administered by Collateral Agent on behalf of or in trust (treuhänderisch) for any Lender under this Agreement and the German Collateral Documents, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“German Collateral Documents”: (a) German law share pledge agreement relating to the shares in the German Loan Parties, (b) German law account pledge agreement relating to the bank accounts of the German Loan Parties, (c) German law security transfer agreement relating to the inventory owned by the German Loan Parties, (d) German law security assignment agreement of the German Loan Parties’ receivables and (e) all other instruments or documents governed by the laws of Germany and delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Collateral Agent, on behalf of Lenders, a Lien on any real, personal or mixed property as security for any of the Obligations.
“German Eligible Inventory”: Initial Eligible Inventory of a German Loan Party.
“German Eligible Receivables”: Initial Eligible Receivables of a German Loan Party; provided, however, that an Account which is subject to a current account agreement within the meaning of section 355 of the German Commercial Code shall be a German Eligible Receivable in each case only upon the determination of the present balance (Saldojeststelling) of such current account.

“German Loan Party”: any Loan Party that qualifies as a resident party domiciled in Germany (Inländer) within the meaning of Section 2 paragraph 15 German Foreign Trade Act (Außenwirtschaftsgesetz).
“German Loan Party Borrowing Base”: with respect to a German Loan Party, at any time, the amount equal to the lesser of:
(i)    an amount equal to:
(1)    85.0% of the Euro Equivalent of the face amount of the German Eligible Receivables (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits and allowances granted at such time with respect to such German Eligible Receivables) of such German Loan Party; plus
(2)    90.0% of the Euro Equivalent of the Net Orderly Liquidation Value of the German Eligible Inventory of such German Loan Party, minus
(3)    any Local Borrowing Base Reserves at such time with respect to the German Loan Party Borrowing Base; and
(ii)    the aggregate of (x) the then-outstanding aggregate principal amount of proceeds of the Initial Term Loans on-lent to such German Loan Party, if any, plus (y) (after pro forma deducting the then-outstanding aggregate principal amount of proceeds of the Initial Term Loans on-lent to such entity, if any) the amount of the free distributable assets of such entity, as set forth in the then most recent Borrowing Base Certificate delivered pursuant to Section 5.2(d) or Section 6.2(g) of this Agreement.
“German Parent Guarantor”: any Parent Guarantor that qualifies as a resident party domiciled in Germany (Inländer) within the meaning of Section 2 paragraph 15 German Foreign Trade Act (Außenwirtschaftsgesetz).
“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange, any self-regulatory organization (including the National Association of Insurance Commissioners) and any supranational bodies (including the European Union and the European Central Bank).
“Guarantee”: collectively, the guarantees made by the Guarantors under the Guarantee Agreements in favor of the Collateral Agent, together with each other guarantee delivered pursuant to Section 6.8.
“Guarantee Agreement”: each of (i) the Guarantee Agreement made by the Loan Parties from time to time party thereto in favor of the Collateral Agent (the “Loan Party Guarantee Agreement”) and (ii) the Parent Guarantee Agreement made by the Parent Guarantors from time to time party thereto in favor of the Collateral Agent (the “Parent Guarantee Agreement”).
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) pursuant to which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such Person in good faith.
“Guarantors”: the collective reference to each Person that is party to a Guarantee Agreement in order to guarantee the Obligations.
“Hedge Agreements”: all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by a Loan Party; provided, that no phantom stock, deferred compensation or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of a Loan Party shall be a Hedge Agreement.
“Holdings”: Revlon, Inc.
“IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.
“Incremental Amendment”: as defined in Section 2.25(e).
“Incremental Closing Date”: as defined in Section 2.25(a).
“Incremental Commitments”: any Commitment to provide Incremental Term Loans.
“Incremental Term Loans”: as defined in Section 2.25(a).
“Indebtedness” of any Person: without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by (i) bonds (excluding surety bonds), debentures, notes or similar instruments, and (ii) surety bonds, (c) all obligations of such Person for the deferred purchase price of Property or services already received, (d) all Guarantee Obligations by such Person of Indebtedness of others, (e) all Capital Lease Obligations of such Person, (f) [reserved], (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Agreement) and (ii) in respect of bankers’ acceptances and (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock of such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; provided, that Indebtedness shall not include (A) trade and other payables, accrued expenses and liabilities and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out and other contingent obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP and (E) obligations owing under any Hedge Agreements or in respect of Cash Management Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof (or provides for reimbursement to such Person).
“Indebtedness for Borrowed Money”: (a) to the extent the following would be reflected on the balance sheet of a Person prepared in accordance with GAAP, the principal amount of all Indebtedness of such Person with respect to (i) borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments and (ii) Capital Lease Obligations, (b) reimbursement obligations for letters of credit and financial guarantees (without duplication) (other than ordinary course of business contingent reimbursement obligations) and (c) Hedge Agreements.
“Indemnified Liabilities”: as defined in Section 10.5.
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
“Indemnitee”: as defined in Section 10.5.
“Initial Eligible Inventory”: the Inventory of the Loan Parties (other than any Inventory that has been consigned by the Loan Parties) including raw materials, work-in-process, finished goods (including tote), parts and supplies:
(i)    that is owned solely by a Loan Party and such Loan Party has good title with respect to such Inventory;
(ii)    with respect to which the Collateral Agent has a valid, perfected and enforceable first-priority Lien (in each case, subject to Customary Permitted Liens and other Liens approved by the Administrative Agent);
(iii)    with respect to which no representation or warranty contained in any Loan Document has been breached in any material respect (unless otherwise agreed by the Administrative Agent);
(iv)    that is not, in the Administrative Agent’s sole discretion (or at the written direction of the Specified Lender), in each case, exercised reasonably and in accordance with customary business practices, obsolete or unmerchantable (after taking into account, without duplication, slow-moving obsolete inventory deducted from the calculation of the perpetual inventory at standard cost of such Inventory, as applicable);
(v)    with respect to which (in respect of any Inventory labeled with a brand name, trademark or other Intellectual Property and sold by the Loan Party pursuant to Intellectual Property owned by the Loan Party or a Revlon IP Party or a license of Intellectual Property granted to the Loan Party or a Revlon Party) the Collateral Agent would have rights under such Intellectual Property or license pursuant to the Security Documents, Section 8.2 of this Agreement, any Revlon IP Party License or other agreement reasonably satisfactory to the Administrative Agent to sell such Inventory in connection with a liquidation thereof;
(vi)    that is located in an Eligible Jurisdiction; provided, Initial Eligible Inventory located in France shall not be included in the definition of Initial Eligible Inventory in excess of the French Eligible Inventory Cap;
(vii)    the Loan Parties (and if an Event of Default is continuing, solely for the Licensed Purpose, the Administrative Agent and Collateral Agent) are Authorized to Distribute such Inventory; and
(viii)    that the Administrative Agent deems to be Eligible Inventory based on such credit and collateral considerations as the Administrative Agent may, in its sole discretion (or at the written direction of the Specified Lender), in each case, exercised reasonably and in accordance with customary business practices, deem appropriate.
No Inventory of the Loan Parties shall be Eligible Inventory if such Inventory consists of:
(i)    goods returned or rejected by customers (other than goods that are undamaged or are resalable in the normal course of business);
(ii)     goods to be returned to suppliers;
(iii)    goods in transit; provided, goods that are in transit that would otherwise constitute Initial Eligible Inventory but for this clause (iii), may be included in the definition of Initial Eligible Inventory in an amount not to exceed €4,000,000; or
(iv)    goods located, stored, used or held at the premises of a third party unless (A) the Administrative Agent shall have received a Landlord Waiver or Bailee’s Letter or (B) an Eligibility Reserve reasonably satisfactory to the Administrative Agent shall have been established with respect thereto; provided, however, that no such exclusion from Eligible Inventory on the basis of this clause (iv) shall be in effect during the first 90 days after the Closing Date (or such later date as the Administrative Agent and the Specified Lender (if any) may agree in their reasonable discretion).
“Initial Eligible Receivable”: the gross outstanding balance of each ordinary course of business Account of the Borrower or any Borrowing Base Guarantor that constitutes Collateral in which the Collateral Agent has a valid, perfected and enforceable first priority Lien; provided, however, that an Account shall not be an “Initial Eligible Receivable” if any of the following shall be true:
(i)    (i) the sale represented by such Account (other than with respect to seasonal dating or promotional sales) is to an Account Debtor and such Account is the earlier of (x) 150 days past the original invoice date thereof and (y) 60 days past due or (ii) the sale represented by such Account is with respect to seasonal dating or promotional sales and such Account is 180 days past the original invoice date thereof; provided, an Account that would otherwise be an Initial Eligible Receivables but for this clause (a) may be included in the definition of Initial Eligible Receivables if (A) such Account has terms of sales greater than 150 or 180 days, as applicable, but not greater than 365 days and is due in less than 180 days, (B) in the ordinary course of business and consistent with customary business practices as of March 31, 2018, the applicable Loan Party would have afforded the Account Debtor with respect to such Account customary payment terms longer than 150 days or 180 days, as applicable, but no greater than 365 days and (C) the aggregate amount of such Accounts for all Account Debtors included as Initial Eligible Receivables shall not exceed €5,000,000.
(ii)    any representation or warranty contained in this Agreement or any other Loan Document with respect to such specific Account is not true and correct with respect to such Account in any material respect (or if qualified by materiality, in all respects) (unless otherwise agreed by the Administrative Agent); or
(iii)    the Account Debtor on such Account has disputed liability or made any claim with respect to any other Account due from such Account Debtor to the Loan Parties but only to the extent of such dispute or claim; or
(iv)    the Account Debtor on such Account has
(1)    filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors,
(2)    made an assignment for the benefit of creditors,
(3)    had filed against it any petition or other application for relief under any Debtor Relief Law,
(4)    failed, suspended business operations, become insolvent, called a general meeting of its creditors for the purpose of obtaining any financial concession or accommodation, or
(5)    had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs and, in each case, such event is continuing; or
(v)    [reserved]; or
(vi)    the sale represented by such Account is to an Account Debtor with a principal place of business located outside an Eligible Jurisdiction unless the sale is subject to Acceptable Credit Support;
(vii)    the sale to such Account Debtor on such Account is on a bill on hold, guaranteed sale, sale and return, sale on approval or consignment basis; or
(viii)    such Account is subject to a Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Parties (other than Customary Permitted Liens and other Liens approved by the Administrative Agent); or

(ix)    such Account is subject to any deduction, offset, counterclaim, return privilege or other conditions other than volume sales discounts given in the ordinary course of the Loan Parties’ business; provided, however, that such Account shall be ineligible pursuant to this clause (i) only to the extent of such deduction, offset, counterclaim, return privilege or other condition; or
(x)    the Loan Party is not able to bring suit or enforce remedies against the Account Debtor obligated upon such Accounts through judicial process; or
(xi)    the sale represented by such Account is denominated in a currency other than Australian Dollars, Canadian Dollars, Swiss Francs, Dollars, Euros or Pounds or such other currency acceptable to the Administrative Agent in its sole discretion exercised reasonably and in accordance with customary business practices; or
(xii)    such Account is not evidenced by an invoice or other writing in form acceptable to the Administrative Agent, in its sole discretion exercised reasonably; or
(xiii)    the Loan Party, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or
(xiv)    (i)     with respect to any Account Debtor with a corporate credit rating of A- or higher from S&P or A3 or higher from Moody’s, the total Accounts of such Account Debtor to the Loan Parties that would otherwise constitute Initial Eligible Receivables but for the application of this clause (n) represent more than 35% of the Initial Eligible Receivables of the Loan Parties at such time,
(ii)    with respect to any Account Debtor with a corporate credit rating lower than A- but BBB- or higher from S&P or lower than A3 but Baa3 or higher from Moody’s, the total Accounts of such Account Debtor to the Loan Parties that would otherwise constitute Initial Eligible Receivables but for the application of this clause (n) represent more than 25% of the Initial Eligible Receivables of the Loan Parties at such time or
(iii)     with respect to any Account Debtor with a corporate credit rating lower than BBB- or no rating from S&P or lower than Baa3 or no rating from Moody’s, the total Accounts of such Account Debtor to the Loan Parties that would otherwise constitute Initial Eligible Receivables but for the application of this clause (n) represent more than 20% of the Initial Eligible Receivables of the Loan Parties at such time, but in each case, only to the extent of such excess;
provided, however, that (A) for purposes of this clause (n), any parent entity of an Account Debtor may satisfy the corporate credit rating conditions in respect of such Account Debtor; provided that if both an Account Debtor and the parent of an Account Debtor have corporate credit ratings, the corporate credit rating of the Account Debtor shall govern and (B) in the event of any change to an applicable corporate credit rating scale after the Closing Date, each reference in this clause (n) to a corporate credit rating shall be adjusted to the corporate rating under such changed corporate credit rating scale that is equivalent to such corporate credit rating referred to in this clause (n) as of the Closing Date (for the avoidance of doubt, corporate credit ratings of an Account Debtor shall be determined on the applicable date of determination);

(xv)    in respect of Accounts governed by French law, such Account is not a professional debt within the meaning of article L313-23 of the French Code monetaire et financier;
(xvi)    such Account violates, conflicts with or contravenes in any material respect any applicable law or contractual or other restriction, limitation or encumbrance (including any restriction or limitation on the assignment of such Account or the grant of a security interest therein under the related contract), or requires the consent or notice to the applicable Account Debtor or any other person for the assignment of such Account or grant of a security interest therein, in each case, other than such consents have been obtained or notices have been provided; provided, that this clause (p) shall not apply to restrictions on assignment and transfer that are ineffective and do not impair the Collateral Agent’s Lien on such Accounts or the ability Collateral Agent to enforce against such Account, in each case, under (x) U.S. law, (y) German law (to the extent that such restrictions are unenforceable pursuant to section 354a of the German Commercial Code) or (z) equivalent laws in any other jurisdictions;
(xvii)    such Account is subject to withholding taxes on payment from the related Account Debtor in respect of such Account; provided, that such Account shall be ineligible only to the extent the amount of such withholding taxes;
(xviii)    a contract from which such Account arises is governed by a law of a jurisdiction other than an Eligible Jurisdiction, unless such Account is subject to Acceptable Credit Support;
(xix)    any Account for which sufficient information in relation to such Account and the applicable Account Debtor is not capable of being disclosed to the Administrative Agent to enable the Administrative Agent to collect such Account after the occurrence of an “event of default” with respect to such Account; and
(xx)    the Administrative Agent, in accordance with its customary criteria, determines, in its sole discretion (or at the written direction of the Specified Lender), in each case, exercised reasonably and in accordance with customary business practices, deem appropriate, that such Account might not be paid or is otherwise ineligible.
“Initial Term Lender”: each Lender that holds an Initial Term Loan or an Initial Term Loan Commitment.
“Initial Term Loan Amount”: at any time,
(i)    the aggregate outstanding principal amount of all Loans at such time plus
(ii)    the aggregate amount of any Enforcement Reserves in effect at such time (if any) whether or not reflected in the most recently delivered Borrowing Base Certificate.
“Initial Term Loan Commitment”: as to any Initial Term Lender, the obligation of such Initial Term Lender to make an Initial Term Loan to a Borrower in the principal amount set forth under the heading “Initial Term Loan Commitment” opposite such Initial Term Lender’s name on Schedule 2.1 of this Agreement. The aggregate principal amount of the Initial Term Loan Commitments as of the Closing Date is €77,000,000.
“Initial Term Loan Facility”: as defined in the definition of “Facility”.

“Initial Term Loans”: as defined in Section 2.1.
“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvency Proceeding”: any of the insolvency proceedings referred to in Annex A to the Insolvency Regulation and any equivalent or similar proceedings in any jurisdiction, including in the case of any Australian Loan Party or Australian Parent Guarantor, any winding up, appointment of a liquidator, receiver, administrator, administrative receiver or compulsory manager, creditors’ scheme or deed of company arrangement.
“Insolvency Regulation”: the Council Regulation (EU) No. 2015/848 of 20 May 2015 on insolvency proceedings (recast).
“Insolvent”: pertaining to a condition of Insolvency.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, designs, domain names, rights in inventions, patents, patent licenses, trademarks, trademark licenses, trade names, rights in goodwill, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom and in each case whether registered or unregistered and including applications (other than “intent to use” or other similar applications) to register any of the foregoing, in each case whether subsisting now or in the future.
“Interest Payment Date”:
(i)    as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period;
(ii)    as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months or a whole multiple thereof after the first day of such Interest Period and the last day of such Interest Period; and
(iii)    as to any Loan, the date of any repayment or prepayment made in respect thereof.
“Interest Period”: as to any Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Loan and ending one, two, three or six or (if available from all Lenders under the relevant Facility) twelve months (or such other period acceptable to all such Lenders) thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of continuation or conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending one, two, three or six or (if available from all Lenders under the relevant Facility) twelve months (or such other period acceptable to all such Lenders) thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not later than 9:00 a.m. (New York City time) on the date that is four Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    any Interest Period that would otherwise extend beyond the scheduled Term Loan Maturity Date with respect to the applicable Tranche of Term Loans shall end on such Term Loan Maturity Date; and
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
“Interpolated Screen Rate”: in relation to any Loan, the rate which results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of 11:00 a.m. London time on the Quotation Day for the currency of that Loan.
“Inventory”: as defined in the UCC, and shall include any such Inventory wherever located, in which any Person now or hereafter has a right.
“Investments”: as defined in Section 7.7.
“IRS”: the United States Internal Revenue Service.
“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Italian Bankruptcy Law”: the Italian legge fallimentare, the initial version of which was approved by Italian Royal Decree No. 269 of 16 March 1942, as amended, integrated or supplemented from time to time.
“Italian Borrowing Base”: at any time, the lesser of (a) the sum of all Italian Loan Party Borrowing Bases and (b) €15,000,000.
“Italian Civil Code”: the Italian codice civile, the initial version of which was approved by Italian Royal Decree No. 262 of 16 March 1942, as amended, integrated or supplemented from time to time.
“Italian Consolidated Banking Act”: the Italian Legislative Decree No. 385 of 1 September 1993, as amended, integrated or supplemented from time to time.
“Italian Eligible Receivables”: Initial Eligible Receivables of an Italian Loan Party.
“Italian Loan Party”: any Loan Party organized or incorporated under the laws of Italy.
192    “Italian Loan Party Borrowing Base”: with respect to an Italian Loan Party, at any time, the amount equal to the lesser of:
(i)    an amount equal to:

(1)    85.0% of the Euro Equivalent of the face amount of all Italian Eligible Receivables (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits and allowances granted at such time with respect to such Italian Eligible Receivables) of such Italian Loan Party, minus
(2)    any Local Borrowing Base Reserves in effect at such time with respect to the Italian Loan Party Borrowing Base and
(ii)    the then-outstanding principal amount of the Proceeds Loan from the Borrower to such Italian Loan Party.
“Italian Parent Guarantor”: any Parent Guarantor organized or incorporated under the laws of Italy.
“Junior Debt Prepayment”: as defined in Section 7.8.
“Junior Financing”: as defined in Section 7.8.
“Junior Financing Documentation”: any documentation governing any Junior Financing.
“Landlord Waiver”: a letter in form and substance reasonably acceptable to the Administrative Agent and executed by a landlord in respect of Inventory of a Loan Party located at any leased premises of a Loan Party pursuant to which such landlord, among other things, waives or subordinates on terms and conditions reasonably acceptable to the Administrative Agent any Lien such landlord may have in respect of such Inventory.
“Latest Maturity Date”: at any date of determination, the latest maturity date or termination date applicable to any Loan or Commitment hereunder at such time.
“Latest Maturity Term Loans”: at any date of determination, the Tranche (or Tranches) of Term Loans maturing later than all other Term Loans outstanding on such date.
“Lead Arrangers”: Citigroup Global Markets Inc., in its capacity as sole lead arranger and bookrunner.
“Legal Reservations”:
(i)    the principle that enforceability may be limited by applicable bankruptcy, insolvency, pre-insolvency proceedings (including, insofar as it refers to Spanish Loan Parties and Spanish Parent Guarantors, transactions that may derive from articles 5 bis, as well as Additional Provision 4th of the Spanish Insolvency Law), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);
(ii)    the time barring of claims under any applicable law of any Relevant Jurisdiction, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void, the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence or similar reasons and defenses of set-off or counterclaim and similar principles, rights, defenses and limitations under the laws of any applicable jurisdiction;

(iii)    the principle that in certain circumstances Liens granted by way of fixed charge may be re-characterized as a floating charge or that Liens purported to be constituted as an assignment may be re-characterized as a charge;
(iv)    the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and therefore void;
(v)    the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;
(vi)    the principle that the creation or purported creation of a Lien over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which a Lien has purportedly been created;
(vii)    implied covenants of good faith and fair dealing;
(viii)    similar principles, rights and defenses under the laws of any Relevant Jurisdiction; and
(ix)    any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions delivered pursuant to this Agreement.
“Lenders”: the Term Loan Lenders.
“Liabilities”: the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of a Person and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions determined in accordance with GAAP consistently applied.
“Licensed Purpose”: as defined in Section 8.2.
“Lien”: any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing) and also includes any “security interest” as defined in Section 12(1) and 12(2) of the Australian PPSA.
“Limited Recourse Loan Party”: any Loan Party that does not guarantee the Obligations of each Borrower (or to the extent a Borrower, each other Borrower) in full (it being understood that, as of the Closing Date, only Beautyge Italy S.P.A., Beautyge Germany GMBH and Elizabeth Arden GMBH are Limited Recourse Loan Parties).
“Limited Recourse Parent Guarantors”: any Parent Guarantor that does not guarantee the Obligations of each Borrower in full (it being understood that, (i) the provision in the applicable Guarantee Agreement or any other Loan Document that limits recourse and liability thereunder to only those assets of a Parent Guarantor that are included in the Collateral does not render such Parent Guarantor a Limited Recourse Parent Guarantor and (ii) as of the Closing Date, there are no Limited Recourse Parent Guarantors).
“Liquidity Event Period”: any period after the delivery of the first Borrowing Base Certificate pursuant to Section 5.2(d) or Section 6.2(g) where:

(i)    the Borrowing Base (based on the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 5.2(d) or Section 6.2(g) and after giving effect to any Local Borrowing Base Reserve in effect at such time (if any), whether or not reflected on such Borrowing Base Certificate) minus the Initial Term Loan Amount is less than zero; or
(ii)    a Specified Default has occurred and is continuing;
provided, in the case of clause (a), if the applicable Borrower has delivered timely a notice pursuant to Section 2.12(b) that the Initial Term Loan Amount exceeds the Borrowing Base, a Liquidity Event Period shall be deemed not to start until the three Business Day period has elapsed and, if such Borrower has sufficiently prepaid the Initial Term Loans in accordance with Section 2.12(b) and/or elects to have cash deposited into the Qualified Cash Account pursuant to Section 2.12(c) prior to such three Business Day period elapsing such that after giving effect to such prepayment and/or deposit, the Initial Term Loan Amount no longer exceeds the Borrowing Base, a Liquidity Event Period shall be deemed not have occurred.
“Loan”: any loan or advance made by any Lender pursuant to this Agreement.
“Loan Documents”: the collective reference to this Agreement, the Security Documents, the Australian Security Trust Deed and the Notes (if any), together with any amendment, supplement, waiver, or other modification to any of the foregoing.
“Loan Parties”: each Borrower and each Guarantor (other than a Parent Guarantor).
“Loan Party Guarantee Agreement”: as defined in the definition of “Guarantee Agreement”.
“Loan Party Release Conditions”:
(i)    before and after giving effect to the proposed release of a Loan Party and/or Parent Guarantor, no Default or Event of Default shall have occurred or be continuing;
(ii)    after giving effect to any prepayment of the Initial Term Loans in connection with such release, the Non-Adjusted Borrowing Base shall exceed the Initial Term Loan Amount and the Borrower shall provide an updated Borrowing Base Certificate (being the most recently delivered Borrowing Base Certificate pursuant to Section 5.2(d) or 6.2(g) but updated to give effect to such release) certifying to the same;
(iii)    the released Loan Party does not own Other Material Spanish Collateral or a substantial portion of Other Material Collateral; and
(iv)    such release shall not otherwise impair the security interests in the Collateral (other than the Collateral directly owned by the released Loan Party or Parent Guarantor) or the guarantees of any other Loan Party or Parent Guarantor and
(v)    the Minimum Liquidity Condition is satisfied.
“Local Borrowing Base”: each of the Australian Borrowing Base, the Bermuda Borrowing Base, the Dutch Borrowing Base, the German Borrowing Base, the Italian Borrowing Base, the Spanish Borrowing Base, the Swiss Borrowing Base and the U.S. Borrowing Base.

“Local Borrowing Base Reserves”: any Carrier Reserves, Dilution Reserves, Eligibility Reserves, Priority Payables Reserves or Retention of Title Reserves, in each case, without duplication among them and without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria and in effect at such time with respect to the applicable Local Borrowing Base or Local Loan Party Borrowing Base, as applicable.
“Local Loan Party Borrowing Base”: each German Loan Party Borrowing Base and Italian Loan Party Borrowing Base.
“Mafco”: MacAndrews & Forbes Incorporated and its successors.
“Majority Facility Lenders”: with respect to any Facility at any time, the holders of more than 50% of the unpaid principal amount of Term Loans outstanding under such Facility.
“Material Adverse Effect”: a material adverse effect on (a) the business, operations, assets, financial condition or results of operations of the Loan Parties, taken as a whole, or the Revlon Parties, taken as a whole or (b) the material rights and remedies available to the Administrative Agent and the Lenders, taken as a whole, or on the ability of the Loan Parties, taken as a whole, to perform their payment obligations to the Lenders, in each case, under the Loan Documents.
“Material Intercompany Agreement”: any agreement (or related agreements) between a Revlon Party (other than a Loan Party) and a Loan Party that imposes monetary obligations upon a Loan Party in excess of €2,500,000.
“Material IP”: any Intellectual Property owned by or licensed to any Loan Party or Revlon Party from time to time that is: (a) used in the export, import, sale, resale, advertisement, manufacture (including of packaging), marketing, distribution, promotion and other commercialization of products (including any Inventory) exported, imported, sold, resold, advertised, manufactured (including packaged), marketed, distributed, promoted or otherwise commercialized by the Loan Parties; and (b) material to the conduct of the business of a Loan Party, in any case including the Intellectual Property for the brands and patents set out in Schedule 1.1(c).
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances that are defined, listed or regulated as hazardous, toxic (or words of similar regulatory intent or meaning) under any Environmental Law, or that are regulated pursuant to Environmental Law or which may give rise to any Environmental Liability.
“Maximum Rate”: as defined in Section 10.20.
“Minimum Liquidity Condition”:
(i)    as of any date, as set for in the then most recent Borrowing Base Certificate delivered pursuant to Section 5.2(d) or 6.2(g) and pro forma for the relevant transaction, the sum of the following shall be equal to or exceed €15,000,000:
(1)    the amount of cash or Cash Equivalents owned by a Loan Party (including, for the avoidance of doubt, any Qualified Cash) plus
(2)    the lesser of (i) the Non-Adjusted Borrowing Base minus the Initial Term Loan Amount and (ii) €5,000,000 and

(ii)    as of any date, the Loan Parties continue to pay ordinary course trade payables owed by the Loan Parties to third-party vendors (including Revlon Parties that are not Loan Parties that supply Inventory to the Loan Parties) consistent with past practices.
“Moody’s”: Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds”: in connection with any Equity Issuance or issuance or sale of debt securities or instruments or the incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
“Net Orderly Liquidation Value”: the net orderly liquidation value of such Eligible Inventory as specified for such Eligible Inventory in the most recent Appraisal of Inventory of the applicable Loan Party.
“New Borrower”: as defined in Section 2.25.
“New Borrowing Base Guarantor”: as defined in Section 10.29.
“New Inventory Condition”:  as of any date of determination,
(i)    the Loan Parties have received and reasonably expect to continue to receive shipments of Inventory from the Revlon Parties (other than the Loan Parties) in the ordinary course of business and substantially consistent with past practices and, in any event, in a sufficient amount (together with Inventory manufactured by the Loan Parties) to satisfy then-projected customer demands and replace sold Inventory (on a seasonally-adjusted basis), as determined by the Borrower in good faith; it being understood that clause (a) of the New Inventory Condition shall be deemed satisfied unless the Revlon Parties are intentionally treating a Loan Party in a manner materially less favorable than such Revlon Parties are treating other Revlon Parties that are not Loan Parties;
(ii)    substantially all of such Inventory comprises finished, branded and packaged goods which are ready for sale to customers and the Loan Parties shall have good title with respect to such Inventory upon delivery of such Inventory;
(iii)    the Loan Parties have and continue to be Authorized to Distribute such finished, branded and packaged Inventory and any other material Inventory purchased, manufactured or otherwise owned by the Loan Parties;
(iv)    with respect to Inventory (and the Authorized Distribution thereof), the representation and warranty in Section 4.9 shall be true and correct in all material respects (or if qualified by materiality, in all respects) as of the date of determination;
(v)    each Revlon Party that is a Revlon IP Party has granted and continues to grant the Administrative Agent a non-exclusive Intellectual Property license pursuant to the Revlon IP Party License, and such license, and any license granted to the extent required by the terms of the Revlon IP Agreement, remains in full force and effect; and

(vi)    the Revlon IP Agreement shall remain in full force and effect and has not been materially breached by Revlon.
For the avoidance of doubt, the New Inventory Condition shall not prevent the Loan Parties from obtaining Inventory from sources other than Revlon Parties in their reasonable business judgment or the Revlon Parties from otherwise dealing with their Intellectual Property in their reasonable business judgment.
“New Lender”: as defined in Section 2.25(c).
“New Parent Guarantor”: as defined in Section 10.29(a).
“New Subsidiary”: as defined in Section 7.2(t).
“Non-Adjusted Borrowing Base”: the Borrowing Base, without giving effect to the inclusion of Qualified Cash.
“Non-U.S. Loan Party”: any Loan Party not organized under the laws of any jurisdiction within the United States.
“Not Otherwise Applied”: with reference to any proceeds of any transaction or event that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to prepay Loans pursuant to Section 2.12 and (b) has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.
“Note”: any promissory note evidencing any Loan, which promissory note shall be in a form as agreed upon by the Administrative Agent and the Borrower.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent, the Collateral Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Material Assets”: real property or plants, property & equipment of an Italian Loan Party and Other Material Collateral, in each case, with a Fair Market Value of €1,000,000.

“Other Material Collateral”: real property or plants, property & equipment owned by an Australian Loan Party and Other Material Spanish Collateral.
“Other Material Spanish Collateral”: Property of Beautyge, S.L.U. subject to the promissory chattel mortgage (promesa de hipoteca mobiliaria).
“Other Taxes”: any and all present or future stamp or documentary taxes or notarial or any other excise or property taxes, charges or similar levies, arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Parallel Debt Obligations”: as defined in Section 11.1.
“Parent Company”: any direct or indirect parent of Holdings.
“Parent Guarantee Agreement”: as defined in the definition of “Guarantee Agreement”.
“Parent Guarantor”: any Guarantor that (a) is direct parent of a Borrower or Borrowing Base Guarantor and (b) is not a Borrower or Borrowing Base Guarantor.
“Participant”: as defined in Section 10.6(c)(i).
“Participant Register”: as defined in Section 10.6(c)(iii).
“Payment Conditions”:
(i)    there is no Default, Event of Default or Revlon Default existing immediately before or after such transaction;
(ii)    cash and Cash Equivalents of the Loan Parties (including, without duplication, Qualified Cash (if any)) plus the Non-Adjusted Borrowing Base minus the Initial Term Loan Amount then outstanding determined on a pro forma basis after giving effect to the transaction pursuant to which the Payment Conditions are being tested as of the date of such transaction and during the 20 Business Day period immediately preceding such transaction is greater than the greater of €11,550,000 and 15.0% of the Borrowing Base; and
(iii)    the Minimum Liquidity Condition and the New Inventory Condition are satisfied; and
(iv)    if the transaction pursuant to which Payment Conditions are being tested plus all other Investments, Dispositions, Junior Debt Prepayments, Revlon Intercompany Payments or Restricted Payments made on the date of such transaction and during the seven day period immediately preceding such transaction, in each case, without duplication and pursuant to Sections 7.5(l)(iii), 7.5(q), 7.6(b), 7.7(c)(iii), 7.8(a)(i), 7.8(a)(vii)(C) and 7.8(c)(i)(C), exceed €10,000,000, the Borrower shall have delivered an updated Borrowing Base Certificate (being the most recently delivered Borrowing Base Certificate pursuant to Section 5.2(d) or Section 6.2(g) but updated to give effect to such transaction) demonstrating pro forma compliance with clause (b) above.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Business”: (i) the Business or (ii) any business that is a natural outgrowth or a reasonable extension, development or expansion of any such Business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing.
“Permitted Investors”: the collective reference to (i) the Sponsor and any Affiliates of any Person included in the definition of “Sponsor”, (but excluding any operating portfolio companies of the foregoing), (ii) the members of management of any Parent Company, Holdings or any of its Subsidiaries that have ownership interests in any Parent Company or Holdings as of the Closing Date, (iii) the directors of Holdings or any of its Subsidiaries or any Parent Company as of the Closing Date and (iv) the members of any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of which any Person described in clause (i), (ii) or (iii) of this definition is a member; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons who are either Persons described in clause (i), (ii) or (iii) of this definition have aggregate beneficial ownership of more than 50% of the total voting power of the voting stock of the Borrower, Holdings or any Parent Company.
“Permitted Refinancing”: with respect to any Person, refinancings, replacements, modifications, refundings, renewals or extensions of Indebtedness (or of a prior Permitted Refinancing of Indebtedness); provided, that any such refinancing, replacement, modification, refunding, renewal or extension of Indebtedness effected pursuant to a clause in Section 7.2 or 7.3 in reliance on the term “Permitted Refinancing” must comply with the following conditions:
(i)    there is no increase in the principal amount (or accreted value) thereof (except by an amount equal to accrued interest, fees, discounts, redemption and tender premiums, penalties and expenses and by an amount equal to any existing commitment unutilized thereunder and as otherwise permitted under the applicable clause of Section 7.2);
(ii)    the Weighted Average Life to Maturity of such Indebtedness is greater than or equal to the shorter of (i) the Weighted Average Life to Maturity of the Indebtedness being refinanced and (ii) the remaining Weighted Average Life to Maturity of the Latest Maturity Term Loans (other than a shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a shorter Weighted Average Life to Maturity than the shorter of (i) the Weighted Average Life to Maturity of the Indebtedness being refinanced and (ii) the remaining Weighted Average Life to Maturity of the Latest Maturity Term Loans) and such Indebtedness shall not have a final maturity earlier than the maturity date of the Indebtedness being refinanced;
(iii)    immediately after giving effect to such refinancing, replacement, refunding, renewal or extension, no Event of Default shall be continuing;
(iv)    any obligor with respect to such refinancing, replacement, modification, refunding, renewal or extension that is a Loan Party shall have been an obligor in respect of the applicable Indebtedness being refinanced, replaced, modified, refunded, renewed or extended and any guarantor with respect to such refinancing, replacement, modification, refunding renewal or extension that is a Loan Party shall have been a guarantor in respect of the applicable Indebtedness being refinanced, replaced, modified, refunded, renewed or extended;

(v)    any Liens securing such Permitted Refinancing shall be limited to the assets or property that secured the Indebtedness being refinanced; provided, that Permitted Refinancing of Indebtedness incurred pursuant to Section 7.2(a), to the extent secured by the Collateral, shall be junior to the liens securing the Obligations and subject to a customary intercreditor agreement;
(vi)    [reserved]; and
(vii)    except as otherwise permitted by this definition of “Permitted Refinancing”, the covenants and events of default applicable to such Permitted Refinancing shall be not materially more restrictive, taken as a whole, to the Borrowers and the Guarantors than the covenants and events of default contained in the Indebtedness being refinanced, replaced, refunded, renewed or extended (as determined in good faith by the Borrower).
“Permitted Transferees”: with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants, (b) the estate of Ronald O. Perelman and (c) any other trust or other legal entity the primary beneficiary of which is such Person and/or such Person’s immediate family, including his or her spouse, ex-spouse, children, stepchildren or their respective lineal descendants.
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any employee benefit plan as defined in Section 3(3) of ERISA and in respect of which a Loan Party is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, including a Multiemployer Plan.
“Platform”: as defined in Section 10.2(c).
“Prepayment Event”: any of the following events that occur prior to the first six-month anniversary of the Closing Date,
(i)    any voluntary prepayment of the Initial Term Loans pursuant to Section 2.11,
(ii)    any mandatory prepayment of the Initial Term Loans pursuant to Section 2.12(a),
(iii)    any mandatory assignment of the Initial Term Loans pursuant to Section 2.24 or
(iv)    the Initial Term Loans are accelerated or otherwise become due in respect of any Event of Default.
“Present Fair Salable Value”: the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of such Persons taken as a whole and after giving effect to the consummation of the Transactions are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Priority Payables Reserves”: without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria:
(i)
(1)    the amount past due and owing by any Loan Party, or the accrued amount for which such Loan Party has an obligation to remit to a Governmental Authority or other Person pursuant to any law in respect of:
(1)    government royalties or pension fund obligations and liabilities;
(2)    unemployment insurance, unpaid wages, severance pay or termination pay owing to employees (including, without limitation, in all respects amounts protected by or payable pursuant to the Fair Work Act 2009 (Cth) of Australia);
(3)    goods and services taxes, sales taxes, employee income taxes and other taxes payable or to be remitted or withheld;
(4)    workers’ compensation;
(5)    vacation pay (including, without limitation, in all respects amounts protected by or payable pursuant to the Fair Work Act 2009 (Cth) of Australia);
(6)    claims for unremitted and/or accelerated rents;
(7)    wages, withholding taxes, VAT and other amounts payable to an insolvency administrator, receiver or other insolvency official;
(8)    pension liabilities;
(9)    claims of unsecured creditors; and
(10)    other like charges and demands or other payments that enjoy priority as a matter of any applicable law (including, without limitation, amounts protected by the Fair Work Act 2009 (Cth) of Australia and any preferential claims as set out in the Australian Corporations Act as well as any other “protected” amounts pursuant to applicable law of the jurisdiction in which the Inventory is located); and
(2)    the amount of fees which an insolvency administrator in an insolvency proceeding is allowed to collect pursuant to German or other applicable law, including, without limitation, determination fees and collection fees;
in each case, with respect to the preceding clauses (i) and (ii), to the extent any Governmental Authority or other Person may claim a security interest, Lien, trust or other claim ranking or capable of ranking in priority to or pari passu with one or more of the first priority Liens granted in the Security Documents over any assets that are included in any Borrowing Base or such claim does not relate to a specific asset and ranks or is capable of ranking in priority to or pari passu with the Obligations; and
(ii)    the aggregate amount of any liabilities of each Loan Party:
(1)    in respect of which a trust has been or may be imposed on any Collateral to provide for payment; or
(2)    which are secured by a security interest, pledge, Lien, charge, right or claim on any Collateral that is included in any Borrowing Base;
in each case, pursuant to any law and which trust, security interest, pledge, Lien, charge, right or claim ranks or, in the Administrative Agent’s sole discretion (or at the written direction of the Specified Lender), in each case, exercised reasonably and in accordance with customary business practices, is capable of ranking in priority to or pari passu with one or more of the first priority Liens granted in the Security Documents over any assets that are included in any Borrowing Base or such claim does not relate to a specific asset and ranks or is capable of ranking in priority to or pari passu with the Obligations (such as Liens, trusts, security interests, pledges, charges, rights or claims in favor of employees, landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens, trusts, security interests, pledges, charges, rights or claims for ad valorem, excise, sales, or other taxes where given priority under applicable law);
in each case, net of the aggregate amount of all restricted cash held or set aside for the payment of such obligations.
“Principal Obligations”: as defined in Section 11.1.
“Proceeding”: as defined in Section 10.5(c).
“Proceeds Loan”: a loan by the Dutch Borrower of any portion of the proceeds of the Initial Term Loans to a Borrowing Base Guarantor; provided, that the terms and conditions of such loan are usual and customary for such types of proceeds loans.
“Property”: any right or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.
“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Information”: as defined in Section 10.2(c).
“Public Lender”: as defined in Section 10.2(c).
“Qualified Capital Stock”: any Capital Stock that is not Disqualified Capital Stock.
“Qualified Cash”: at any time, the aggregate amount on deposit in the Qualified Cash Account at such time.
“Qualified Cash Account”: an Approved Deposit Account that is located in the United States that is subject to an effective blocked Deposit Account Control Agreement and maintained by the U.S. Borrower with the Administrative Agent (subject to the U.S. Borrower’s withdrawal rights under Section 2.8(f)).

“Qualified Cash Account” includes all monies on deposit in such Approved Deposit Account and all certificates and instruments, if any, representing or evidencing such Approved Deposit Account.
“Qualified Cash Release Conditions”: As of any date:
(i)    the Non-Adjusted Borrowing Base minus the Initial Term Loan Amount then outstanding on such date and during the 30 day period immediately preceding such date is greater than the greater of €3,850,000 and 5.0% of the Non-Adjusted Borrowing Base; or
(ii)    the Non-Adjusted Borrowing Base minus the Initial Term Loan Amount then outstanding on such date and during the 60 day period immediately preceding such date is greater than the greater of €7,700,000 and 10.0% of the Non-Adjusted Borrowing Base; and
(iii)    in the case of clauses (a) and (b), no Default or Event of Default has occurred and is continuing and the New Inventory Condition and the Minimum Liquidity Condition are satisfied.
“Qualified Cash Sweep Period”: any period after the delivery of the first Borrowing Base Certificate pursuant to Section 5.2(d) or Section 6.2(g) where the Initial Term Loan Amount has exceeded the Non-Adjusted Borrowing Base for the preceding sixty (60) consecutive days.
268    “Quotation Day”: in relation to any period for which interest is to be determined, two Business Days before the first day of that period.
269    “Real Property”: collectively, all right, title and interest of a Loan Party in and to any and all parcels of real property owned or leased by a Loan Party together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.
“Receiver”: as defined in Section 2.20(l).
“Recipient”: (a) any Lender, (b) the Administrative Agent and (c) any other Agent, as applicable.
“Recovery Event”: any settlement of or payment in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any asset of a Loan Party.
“Register”: as defined in Section 10.6(b)(iv).
“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Related Person”: as defined in Section 10.5.
“Release”: any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.
“Relevant Jurisdiction”: in relation to a Loan Party:

(i)    the jurisdiction under whose laws that Loan Party is incorporated or organized as at the date of this Agreement or as at the date on which that Loan Party becomes party to this Agreement (as the case may be);
(ii)    any jurisdiction where it conducts its business; and
(iii)    any jurisdiction where any asset subject to or intended to be subject to the Liens to be created by it is situated.
“Relevant Party”: as defined in Section 2.20(l).
“Replaced Lender”: as defined in Section 2.24.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by the PBGC in accordance with the regulations thereunder.
“Representatives”: as defined in Section 10.14.
“Required Lenders”: at any time, the holders of more than 50% of the aggregate principal amount of Term Loans then outstanding.
“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Responsible Officer”: any officer at the level of Vice President or higher of the relevant Person or, with respect to financial matters, the Chief Financial Officer, Treasurer, Assistant Treasurer, Controller or any other Person in the Treasury Department at the level of Vice President or higher of the relevant Person. In the case of the Dutch Borrower, a Responsible Officer shall include any director or management board member.
“Restricted Lender”: as defined in Section 4.19 and 4.23.
“Restricted Payments”: as defined in Section 7.6.
“Retention of Title Reserves”: without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, a reserve with respect to Initial Eligible Receivables that are subject to extended retention of title arrangements (for example, verlängerter Eigentumsvorbehalt or erweiterter Eigentumsvorbehalt, including a processing clause, Verarbeitungsklausel) with respect to any part of the Inventory or goods giving rise to such Account or similar arrangements under any law to the extent of a claim that validly survives by law or contract that can effectively be enforced pursuant to such title retention arrangements.
“Revlon”: Revlon Consumer Products Corporation.
“Revlon ABL Facility”: those credit facilities that have been or may be established pursuant to that certain Asset-Based Revolving Credit Agreement, dated September 7, 2016, among Revlon, Citibank, N.A., as administrative agent, and the lenders and other parties thereto from time to time, as amended, supplemented, waived or otherwise modified from time to time.

“Revlon Default”: A Revlon Party (other than a Loan Party) shall:
(i)    default in making any payment of any principal of any Indebtedness for Borrowed Money on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created;
(ii)    default in making any payment of any interest on any such Indebtedness for Borrowed Money beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created;
(iii)    default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness for Borrowed Money to become due prior to its Stated Maturity or to become subject to a mandatory offer to purchase by the obligor thereunder; or
(iv)    (i) default in the observance or performance of the Revlon IP Party License, Revlon IP Agreement or any license granted by a Revlon IP Party pursuant to the Revlon IP Agreement by a Revlon IP Party, in each case, the effect of which materially impairs the ability of the Administrative Agent or Collateral Agent, if an Event of Default is continuing, solely for the Licensed Purpose, to Distribute Inventory on an Authorized Basis and, with respect to which, such default is uncured or (ii) the rejection or other material breach of the Revlon IP Party License, Revlon IP Agreement or any license granted by a Revlon IP Party pursuant to the Revlon IP Agreement and, with respect to a material breach, such breach is uncured;
provided, that (i) a default, event or condition described in clauses (a), (b) or (c) of this definition shall not at any time constitute a Revlon Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness for Borrowed Money the outstanding principal amount of which individually exceeds $50,000,000, and in the case of Indebtedness for Borrowed Money of the types described in clauses (a) and (b) of the definition thereof, with respect to such Indebtedness which exceeds such amount either individually or in the aggregate and (ii) no Revlon Default shall arise or result from any event or circumstance related to any Immaterial Subsidiary or Unrestricted Subsidiary (in each case under and as defined in the Revlon ABL Facility).
“Revlon Intercompany Payable”: as defined in Section 7.8(c).
“Revlon Intercompany Payments”: as defined in Section 7.8(c).
“Revlon IP Party”: a Revlon Party (other than a Loan Party) that from time to time owns, uses or has registered under its name Material IP.
“Revlon IP Party License”: a non-exclusive license granted by Revlon and each Revlon IP Party, as applicable, to the Administrative Agent and the Collateral Agent conditional upon a continuing Event of Default, solely for the Licensed Purpose and substantially similar to the non-exclusive license granted by the Loan Parties to the Administrative Agent and the Collateral Agent pursuant to Section 8.2(a) hereof, mutatis mutandis.

“Revlon IP Agreement”: an agreement as among Revlon and the Administrative Agent pursuant to which upon the reasonable request of the Administrative Agent, Revlon shall cause any Revlon IP Party to grant a Revlon IP Party License to the Administrative Agent and Collateral Agent.
“Revlon Manufacturing IP License”: that certain formal written agreement or other document (other than purchase orders, forecast planning materials and other ordinary course communications) between Revlon, Beautyge, S.L.U. and Beautyge Italy S.p.A. memorializing the intercompany relationship and rights of Beautyge, S.L.U. and Beautyge Italy S.p.A. to use Material IP of Revlon, in a form that is reasonably acceptable to the Administrative Agent and the Specified Lender.
“Revlon Party”: Revlon and the Subsidiaries thereof.
“Revlon Term Loan Facility”: those certain credit facilities that have been or may be established pursuant to that certain Term Credit Agreement, dated September 7, 2016, among Revlon, Citibank, N.A., as administrative agent, and the lenders and other parties thereto from time to time, as amended, supplemented, waived or otherwise modified from time to time.
“S&P”: Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.
“Sanction(s)”: any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union or Her Majesty’s Treasury.
“Screen Rate”: the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate), or, on the appropriate page of such other information service which publishes EURIBOR from time to time in place of Reuters. If such page or service ceases to be available, the applicable Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.
“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).
“Secured Obligations”: the Obligations.
“Secured Parties”: collectively, the Lenders, the Administrative Agent, the Collateral Agent, the Australian Security Trustee, any other holder from time to time of any of the Secured Obligations and, in each case, their respective successors and permitted assigns.
“Securities Act”: the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Security Documents”: the collective reference to the Guarantee Agreements, the documents listed on Schedule 5.1 and all other security documents hereafter delivered to the Administrative Agent or the Collateral Agent purporting to grant a Lien on any Property of any Loan Party or Parent Guarantor to secure the Secured Obligations.
“Single Employer Plan”: any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which a Loan Party is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Solvent”:
(i)    with respect to the Revlon Parties, as of any date of determination, (i) the Fair Value of the assets of such Persons taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of such Persons taken as a whole exceeds their Liabilities; (iii) such Persons taken as a whole do not have Unreasonably Small Capital; and (iv) such Persons taken as a whole will be able to pay their Liabilities as they mature;
(ii)    with respect to any German Loan Party, any such Person (i) is not unable to pay its debts as they fall due (Zahlungsunfähigkeit) within the meaning of section 17 the German Insolvency Code (Insolvenzordnung), (ii) is not over indebted (Überschuldung) within the meaning of section 19 the German Insolvency Code (Insolvenzordnung), (iii) is not threatened with insolvency (drohende Zahlungsunfähigkeit) within the meaning of section 18 the German Insolvency Code (Insolvenzordnung), and (iv) has not commenced negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or for any of the reasons set out in Sections 17 to 19 (inclusive) of the German Insolvency Code (Insolvenzordnung); and
(iii)    with respect to any Swiss Borrowing Base Guarantor or Swiss Parent Guarantor, any such Swiss Borrowing Base Guarantor or Swiss Parent Guarantor (i) is not unable to pay its debts as they fall due, (ii) is not overindebted within the meaning of Art. 725 of Swiss Code of Obligations, unless and for as long as a subordination (Rangrücktritt) within the meaning of, and satisfying the requirements of Art. 725 of the Swiss Code of Obligations, is in place, (iii) does not suspend making payments on any of its debts, and (iv) does not, by reason of actual or anticipated financial difficulties, commence negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.
“Spanish Borrowing Base”: at any time, the amount equal to:
(i)    85.0% of the Euro Equivalent of the face amount of all Spanish Eligible Receivables (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits and allowances granted at such time with respect to such Spanish Eligible Receivables); plus
(ii)    90.0% of the Euro Equivalent of the Net Orderly Liquidation Value of all Spanish Eligible Inventory; minus
(iii)    any Local Borrowing Base Reserves in effect at such time with respect to the Spanish Borrowing Base.
“Spanish Civil Code”: the Spanish Código Civil.
“Spanish Companies Act”: Royal Legislative Decree 1/2010 of 2 July (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital).
“Spanish Civil Procedural Law”: Law 1/2000 of 7 January (Ley de Enjuiciamiento Civil).
“Spanish Commercial Code”: the Spanish Código de Comercio.
“Spanish Eligible Inventory”: Initial Eligible Inventory of each Spanish Loan Party.

“Spanish Eligible Receivables”: Initial Eligible Receivables of each Spanish Loan Party.
“Spanish Loan Party”: any Loan Party organized or incorporated in Spain.
“Spanish Parent Guarantor”: any Parent Guarantor organized or incorporated in Spain.
“Specified Default”: a Default pursuant to Section 8.1(a), (d) (with respect to Section 6.2(g) or 6.15), (f) or (k).
“Specified Lender”: a single Lender, together with its Affiliates and Approved Funds, that at any time, holds more than 50% of the aggregate principal amount of Initial Term Loans then outstanding.
“Sponsor”: (a) Mafco, (b) each of Mafco’s direct and indirect Subsidiaries and Affiliates, (c) Ronald O. Perelman, (d) any of the directors or executive officers of Mafco or (e) any of their respective Permitted Transferees.
“Spot Rate”: with respect to any currency, the rate quoted by the Oanda Corporation (or, if no longer available, by any other provider of currency exchange rates, as selected by the Administrative Agent) as of which the foreign exchange computation is made; provided, that the Administrative Agent may obtain such spot rate from another financial institution designated by it if it does not have as of the date of determination a spot buying rate for any such currency.
“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the re-purchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided, that any joint venture that is not required to be consolidated with the Borrower and its consolidated Subsidiaries in accordance with GAAP shall not be deemed to be a “Subsidiary” for purposes hereof.
“Supermajority Lenders”: at any time, the holders of at least 66⅔% of the sum of the aggregate principal amount of the Term Loans then outstanding.
“Supplier”: as defined in Section 2.20(l).
“Swiss Borrowing Base:” at any time, the amount equal to
(i)    85.0% of the Euro Equivalent of the face amount of the Swiss Eligible Receivables (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits and allowances granted at such time with respect to such Swiss Eligible Receivables); plus
(ii)    90.0% of the Euro Equivalent of the Net Orderly Liquidation Value of all Swiss Eligible Inventory, minus

(iii)    any Local Borrowing Base Reserves in effect at such time with respect to such Swiss Borrowing Base.
“Swiss Borrowing Base Guarantor”: any Borrowing Base Guarantor organized or incorporated under the laws of Switzerland.
“Swiss Eligible Inventory”: Initial Eligible Inventory of each Swiss Borrowing Base Guarantor.
“Swiss Eligible Receivables”: Initial Eligible Receivables of each Swiss Borrowing Base Guarantor.
“Swiss Federal Tax Administration”: the Swiss federal tax administration referred to in Article 34 of the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer).
“Swiss Parent Guarantor”: any Parent Guarantor organized or incorporated under the laws of Switzerland.
“Swiss Withholding Tax”: any tax imposed based on the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), as amended from time to time.
“TARGET Day”: any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“TARGET2”: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“Taxes”: all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Term Loan”: an Initial Term Loan or an Incremental Term Loan.
“Term Loan Commitment”: an Initial Term Loan Commitment or an Incremental Commitment.
“Term Loan Lender”: each Lender that holds a Term Loan or a Term Loan Commitment.
“Term Loan Maturity Date”: with respect to the Initial Term Loans, the date that is the third anniversary of the Closing Date and with respect to the Incremental Term Loans, the date set forth in the applicable Incremental Amendment.
“Tranche”: with respect to Term Loans or commitments, refers to whether such Term Loans or commitments are (1) Initial Term Loans or (2) Incremental Term Loans with the same terms and conditions made on the same date; provided, the Borrower may designate Incremental Term Loans made on different dates as a single Tranche if such Incremental Term Loans are fungible for U.S. federal income tax purposes.
“Transactions”:

(i)    the Borrower obtaining the Initial Term Loans and the use of proceeds thereof; and
(ii)    the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition.
“UCC”: the Uniform Commercial Code from time to time in effect in the State of New York.
“U.S. Borrower”: Revlon Finance LLC.
“U.S. Borrowing Base”: at any time, the amount equal to:
(i)    85.0% of the Euro Equivalent of the face amount of all U.S. Eligible Receivables (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits and allowances granted at such time with respect to such U.S. Eligible Receivables); plus
(ii)    90.0% of the Euro Equivalent of the Net Orderly Liquidation Value of all U.S. Eligible Inventory, minus
(iii)    any Local Borrowing Base Reserves in effect at such time with respect to the U.S. Borrowing Base.
“U.S. Eligible Inventory”: Initial Eligible Inventory of each U.S. Loan Party.
“U.S. Eligible Receivables”: Initial Eligible Receivables of each U.S. Loan Party.
“U.S. Loan Party”: any Loan Party organized or incorporated under the laws of any jurisdiction within the United States.
“United States”: the United States of America.
“USA Patriot Act”: as defined in Section 10.18.
“VAT”: value added tax imposed in accordance with the Wet op de omzetbelasting 1968 (Value Added Tax Act 1968) and/or the European Union Directive 2006/112 or any tax of a similar nature (whether in the Netherlands or otherwise, including but not limited to any value added tax or goods and services tax applicable under Australian law).
“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Will be able to pay their Liabilities as they mature”: for the period from the date hereof through the Latest Maturity Date, such Persons taken as a whole and after giving effect to the consummation of the Transactions will have sufficient assets, credit capacity and cash flow to pay their Liabilities as those Liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by such Persons as reflected in the projected financial statements and in light of the anticipated credit capacity.
“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2	Other Definitional Provisions.
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Parent Guarantors and the Loan Parties not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
(c)    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)    The term “license” shall include sub-license. The term “documents” includes any and all documents whether in physical or electronic form.
(e)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(f)    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Guarantors or any Loan Party at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(g)    Calculations of the Borrowing Base (or any component definitions thereof) or the Initial Term Loan Amount (or any component definitions thereof) shall be after giving effect to any Local Borrowing Base Reserve or Enforcement Reserves, without duplication, in effect at such time (if any), whether or not reflected in the most recently delivered Borrowing Base Certificate.

Section 1.3	Exchange Rates; Currency Equivalents.
If any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

Section 1.4	Covenants.
For purposes of determining compliance with Section 7 (other than Section 7.6), in the event that an item or event (or any portion thereof) meets the criteria of one or more of the categories described in a particular covenant contained in Section 7 (other than Section 7.6), the Borrower may, in its sole discretion, classify and divide such item or event (or any portion thereof) and may include the amount and type of such item or event (or any portion thereof) in one or more of the relevant clauses or subclauses, in each case, within such covenant and will be entitled to include such item or event (or any portion thereof) only in one of the relevant clauses or subclauses (or any portion thereof). Furthermore, (A) for purposes of Section 7.2, the amount of any Indebtedness denominated in any currency other than Euros shall be calculated based on the applicable Spot Rate, in the case of such Indebtedness incurred (in respect of funded term Indebtedness) or committed (in respect of revolving or delayed draw Indebtedness), on the date that such Indebtedness was incurred (in respect of funded term Indebtedness) or committed (in respect of revolving or delayed draw Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Euros (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Euro-denominated restriction to be exceeded if calculated at the applicable Spot Rate on the date of such refinancing, such Euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of accrued interest, fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing, (B) for purposes of Sections 7.3, 7.5, 7.6, 7.7 and 7.8, the amount of any Liens, Dispositions, Restricted Payments, Investments, Junior Debt Prepayments and Revlon Intercompany Payables and Revlon Intercompany Payments, as applicable, denominated in any currency other than Euros shall be calculated based on the applicable Spot Rate and (C) for purposes of any calculation under Sections 7.2 and 7.3, if the Borrower elects to give pro forma effect in such calculation to the entire committed amount of any proposed Indebtedness, whether or not then drawn, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with Section 7.2 or 7.3, so long as such Indebtedness is outstanding or in effect, the entire committed amount of such Indebtedness then in effect shall be included in any calculations under Sections 7.2 and 7.3.

Section 1.5	Spanish Terms
In this Agreement, where it relates to a Spanish entity, a reference to:
(a)    financial assistance has the meaning stated under:
(i)    (for a Spanish public company (Sociedad Anónima)) Article 150 of the Spanish Companies Act or in any other legal provision that may substitute such Article 150 or be applicable to any Loan Party or Parent Guarantor incorporated in Spain in respect of such financial assistance; or
(ii)    (for a Spanish limited liability company (Sociedad de Responsabilidad Limitada)) Article 143 of the Spanish Companies Act or in any other legal provision that may substitute such Article 143 or be applicable to any Loan Party or Parent Guarantor incorporated in Spain in respect of such financial assistance;

(b)    “guarantee” includes any guarantee (fianza), performance bond (aval) and an on demand guarantee (garantía a primer requerimiento);
(c)    “insolvency” or “bankruptcy” (concurso or any other equivalent legal proceeding) includes any step or proceeding related to it has the meaning attributed to them under the Spanish Insolvency Act and “insolvency proceeding” includes, without limitation, a declaración de concurso, necessary or voluntary (necesario o voluntario), the filing of the notice foreseen in article 5 bis of the Spanish Insolvency Act, a solicitud de inicio de procedimiento de concurso, auto de declaración de concurso, convenio judicial o extrajudicial con acreedores, acuerdo de homologación and an acuerdo de refinanciación referred to in article 71. bis of the Spanish Insolvency Act;
(d)    “matured obligation” includes, without limitation, any crédito líquido, vencido y exigible;
(e)    “person being unable to pay its debts” includes that person being in a state of insolvencia or concurso;
(f)    “receiver, administrative receiver, administrator” or the like includes, without limitation, administración del concurso or any other person performing the same function;
(g)    “security” includes, without limitation, any mortgage (hipoteca), pledge (prenda) (with or without transfer of possession), financial collateral agreement (garantía financiera pignoraticia), in general, any right in rem governed by Spanish law, created for the purpose of granting security or other transaction having the same effect as each of the foregoing; and
(h)    “winding-up, administration or dissolution” includes, without limitation, disolución, liquidación, or administración concursal or any other similar proceedings.

Section 1.6	Italian Terms
In this Agreement, where it relates to an Italian Loan Party or Italian Parent Guarantor, a reference to:
(a)    an “assignment”, “arrangement” or “composition with or for the benefit of its creditors” or the like, includes, without limitation, an arrangement under Section 1977 of the Italian Civil Code (cessione dei beni ai creditori), a piano di risanamento attestato under Section 67, paragraph 3, letter d), of the Italian Bankruptcy Law, an accordo di ristrutturazione dei debiti under to Section 182-bis of the Italian Bankruptcy Law, a convenzione di moratoria under Section 182-septies of the Italian Bankruptcy Law, a concordato preventivo or a similar arrangement for the a substantial part of creditors;
(b)    an “attachment”, a “seizure” or an “order” includes a pignoramento and a sequestro;
(c)    a reference to “financial assistance” means unlawful financial assistance within the meaning of articles 2358 and/or 2474 of the Italian Civil Code as applicable;
(d)    “insolvency”, “solvency”, “insolvent” and “solvent” shall be interpreted within the meaning of Section 5 of the Italian Bankruptcy Law;
(e)    an “insolvency proceeding” includes, without limitation, any procedura concorsuale (including fallimento, concordato preventivo, the execution of an accordo di ristrutturazione dei debiti under to Section 182-bis of the Italian Bankruptcy Law, liquidazione coatta amministrativa, amministrazione straordinaria), any piano di risanamento attestato under Section 67, paragraph 3, letter d), of the Italian Bankruptcy Law, any convenzione di moratoria under Section 182-septies of the Italian Bankruptcy Law, the cessione dei beni ai creditori pursuant to Section 1977 of the Italian Civil Code, and any other similar proceedings;
(f)    a “joint stock company” means società per azioni;
(g)    a “lease” includes, without limitations, a contratto di locazione or comodato;
(h)    “limited liability company” means società a responsabilità limitata;
(i)    a “matured” or “due” obligation includes, without limitation, any credito liquido ed esigibile and credito scaduto;
(j)    a “receiver”, an “administrative receiver”, an “administrator” or a “custorian” or the like includes, without limitation, a curatore, commissario giudiziale, commissario straordinario, commissario liquidatore, liquidatore giudiziale and any other person performing the same functions of each of the foregoing;
(k)    a “Security” or a “Lien” includes, without limitation, any pegno, ipoteca, privilegio speciale pursuant to Section 46 of the Italian Consolidated Banking Act, fideiussione, garanzia a prima domanda, cessione del credito in garanzia, and any other garanzia reale or garanzia personale;
(l)    a “step” or “procedure” taken in connection with an insolvency proceedings in respect of any person includes, without limitation, such person formally making a proposal to assign its assets pursuant to Section 1977 of the Italian Civil Code (cessione dei beni ai creditori), or executing a piano di risanamento attestato under Section 67 of the Italian Bankruptcy Law, or executing a convenzione di moratoria under Section 182-septies of the Italian Bankruptcy Law, or filing a petition for the admission to a concordato preventivo, or executing an accordo di ristrutturazione dei debiti or filing a petition for the omologazione of the same or entering into a similar arrangements with creditors representing the majority of such person’s indebtedness, or filing a petition for the admission to the amministrazione straordinaria;
(m)    a “Subsidiary” means any società controllata also within the meaning of Section 2359, paragraph 1, No. 1) and 2) of the Italian Civil Code; and
(n)    a “winding-up”, “liquidation” or a “dissolution” includes, without limitation, any scioglimento, liquidazione and any other similar proceedings.
SECTION 2.
AMOUNT AND TERMS OF COMMITMENTS

Section 2.1	Term Commitments.
Subject to the terms and conditions hereof, each Initial Term Lender severally agrees to make a term loan (an “Initial Term Loan”) in Euros to the applicable Borrower on the Closing Date in an amount which will not exceed the amount of the Initial Term Loan Commitment of such Lender. The aggregate outstanding principal amount of the Initial Term Loans for all purposes of this Agreement and the other Loan Documents shall be the stated principal amount thereof outstanding from time to time. The Initial Term Loans shall be Eurocurrency Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

Section 2.2	Procedures for Initial Term Loan Borrowing.
The applicable Borrower(s) shall give the Administrative Agent irrevocable written notice (which notice must be received by the Administrative Agent at least four Business Days prior to the anticipated Closing Date or such later date as the Administrative Agent may agree) requesting that the Initial Term Lenders make the Initial Term Loans on the Closing Date to such Borrower and specifying the amount to be borrowed and the requested Interest Period, if applicable. Upon receipt of such notice the Administrative Agent shall promptly notify each Initial Term Lender thereof. Not later than 9:00 a.m. (New York City time) on the Closing Date, each Initial Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Initial Term Loan to be made by such Lender to such Borrower. The Administrative Agent shall credit the account designated in writing by such Borrower to the Administrative Agent with all such aggregate of the amounts made available to the Administrative Agent by the Initial Term Lenders in immediately available funds.

Section 2.3	Repayment of the Initial Term Loans.
The unpaid portion of each Initial Term Loan of each Initial Term Lender shall be payable on the Term Loan Maturity Date.

Section 2.4	[Reserved].

Section 2.5	[Reserved].

Section 2.6	[Reserved].

Section 2.7	[Reserved].

Section 2.8	Repayment of Loans.
(a)    Each Borrower hereby unconditionally promises to pay, in Euros, to the Administrative Agent for the account of the appropriate Term Loan Lender the then unpaid principal amount of each Term Loan of such Term Loan Lender made to such Borrower outstanding on the applicable Term Loan Maturity Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1). Each Borrower hereby further agrees to pay interest, in Euros, on the unpaid principal amount of the Loans made to such Borrower from time to time outstanding from the date made until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest (based on the applicable interest rate and Interest Period) payable and paid to such Lender from time to time under this Agreement.
(c)    The Administrative Agent, on behalf of each Borrower, shall maintain a Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan and each Interest Period applicable thereto, (ii) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from such Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent, as applicable, hereunder from such Borrower and each Lender’s share thereof. For the avoidance of doubt, in the event of any conflict between the Register and the records maintained by a Lender pursuant to Section 2.8(b), the Register shall control.

(d)    The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be presumptively correct absent demonstrable error of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain a Register or any such account, or any error therein, shall not in any manner affect the obligation of each Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.
(e)    Each Loan Party hereby irrevocably waives the right to direct, during a Liquidity Event Period or at any time an Event of Default has occurred and is continuing, the application of all funds in any Approved Deposit Account and agrees that the Administrative Agent may (in its sole discretion exercised reasonably) and, upon the written direction of the Required Lenders given at any time during such Liquidity Event Period or after an Event of Default has occurred and is continuing, shall exercise its applicable rights under any Deposit Account Control Agreement (including providing any notices of blockage or control) for each Approved Deposit Account and apply all available funds in any Approved Deposit Account to repay the Term Loans, on a daily basis (but only so long as such Liquidity Event Period or Event of Default, as the case may be, is continuing) until the earlier of (A) such Initial Term Loans are repaid in full and (B) after giving pro forma effect to such repayment, such Liquidity Event Period is no longer continuing. If no Liquidity Event Period or Event of Default shall be continuing, the Administrative Agent shall not exercise control rights under the Deposit Account Control Agreements (other than with respect to the Qualified Cash Account in accordance with the terms of the following paragraph) and shall, upon receipt of three Business Days’ prior written notice and a certificate of a Responsible Officer of the Borrower that no Liquidity Event Period or Event of Default is continuing, cease any enforcement measures in respect of Approved Deposit Accounts (other than the Qualified Cash Account in accordance with the terms of the following paragraph) in effect at such time, including blockage, dominion or the withdrawal of all notices, instructions or directions provided to any Deposit Account Bank thereunder. For the avoidance of doubt, funds used to reduce outstanding amounts may not be reborrowed.
(f)    Each Loan Party hereby irrevocably waives the right to direct, during a Qualified Cash Sweep Period or at any time an Event of Default has occurred and is continuing, the application of all funds in any Qualified Cash Account and agrees that the Administrative Agent may (in its sole discretion exercised reasonably and upon prior or concurrent written notice to the Borrower) and, upon the written direction of the Required Lenders given at any time during such Qualified Cash Sweep Period or after an Event of Default has occurred and is continuing, shall, exercise its applicable rights under any Deposit Account Control Agreement for each Qualified Cash Account and apply all available funds in any Qualified Cash Account, on a daily basis (but only so long as such Qualified Cash Sweep Period or Event of Default, as the case may be, is continuing) until the Initial Term Loan Amount does not exceed the Non-Adjusted Borrowing Base after giving pro forma effect to such repayment. So long as the Qualified Cash Release Conditions are satisfied with respect to a Qualified Cash Account, the Administrative Agent shall, upon receipt of three Business Days’ prior written notice and a certificate of a Responsible Officer of the U.S. Borrower that the Qualified Cash Release Conditions are satisfied with respect to such Qualified Cash Account, permit the withdrawal of funds from such Qualified Cash Account.

Section 2.9	Fees, etc.
The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent.

Section 2.10	Termination of Commitments.

On the Closing Date and upon the funding of the Initial Term Loans, all Initial Term Loan Commitments shall automatically and permanently terminate.

Section 2.11	Optional Prepayments.
(a)    A Borrower may at any time and from time to time prepay any Tranche of Term Loans borrowed by such Borrower, in whole or in part, without premium or penalty (except as provided by Section 2.11(b) below), upon irrevocable written notice delivered to the Administrative Agent no later than 9:00 a.m. (New York City time) four Business Days prior thereto, which notice shall specify (x) the date and amount of prepayment and (y) the Tranche of Term Loans being prepaid; provided, that if a Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided, that any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any transaction or the receipt of proceeds to be used for such payment, in each case specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by such Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof, and in each case shall be subject to the provisions of Section 2.18.
(b)    Any optional or mandatory prepayment of the Initial Term Loans made pursuant to this Section 2.11 or Section 2.12(a) or in connection with any other Prepayment Event shall be accompanied by a prepayment fee, which shall be 1.0% of the aggregate principal amount prepaid, repaid, accelerated (including after any Event of Default) or otherwise due and payable and shall decline to 0% on and after the first six-month anniversary of the Closing Date.
(c)    Prepayments under this Section 2.11 shall be applied on a pro rata basis to the then outstanding Term Loans in the Tranche being prepaid.

Section 2.12	Mandatory Prepayments.
(a)    Unless the Required Lenders shall otherwise agree, if any Indebtedness (excluding any Indebtedness permitted to be incurred in accordance with Section 7.2 (other than Permitted Refinancing in respect of the Term Loans)) shall be incurred by any Borrower or Guarantor (other than any Parent Guarantor), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied not later than one Business Day after the date of receipt of such Net Cash Proceeds toward the prepayment of the Term Loans; provided, that each Borrower and Guarantor shall be required to make prepayments pursuant to this Section 2.12(a) solely in respect of Loans borrowed or guaranteed by such Borrower or Guarantor, as applicable.
(b)    If, on any date, the Initial Term Loan Amount exceeds the Borrowing Base at such time, a Borrower shall promptly provide notice to the Administrative Agent thereof (and in no event, no later than one Business Day thereafter) and within three Business Days shall promptly prepay the Initial Term Loans, to the Administrative Agent, in an aggregate principal amount equal to
(i)    such excess or

(ii)    if such a Borrower elects to have cash deposited into the Qualified Cash Account pursuant to Section 2.12(c), an amount equal to the Initial Term Loan Amount in excess of the Borrowing Base at such time after giving pro forma effect to the deposit of such cash.
(c)    If a Borrower is required to prepay the Term Loans pursuant to Section 2.12(b), such Borrower may elect to have cash deposited into the Qualified Cash Account within three Business Days pursuant to Section 2.12(b) and the Borrowing Base (and the amounts required to be prepaid pursuant to Section 2.12(b)) shall automatically be recalculated to give pro forma effect to such deposit.
(d)    If any Borrower would incur costs pursuant to Section 2.21 as a result of any payment due pursuant to this Section 2.12, such Borrower may deposit the amount of such payment with the Administrative Agent, for the benefit of the relevant Lenders, in an Approved Deposit Account, until the end of the applicable Interest Period at which time such payment shall be made; provided, such cash and/or Cash Equivalents shall not constitute Qualified Cash. Each such Borrower hereby grants the Administrative Agent, for the benefit of such Lenders, a security interest in all amounts in which such Borrower has any right, title or interest which are from time to time on deposit in such Cash Collateral Account and expressly waives all rights (which rights such Borrower hereby acknowledges and agrees are vested exclusively in the Administrative Agent) to exercise dominion or control over any such amounts.

Section 2.13	Conversion and Continuation Options.
(a)    [Reserved].
(b)    Any Eurocurrency Loan may be continued as such by the applicable Borrower giving irrevocable written notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and no later than 12:00 Noon (New York City time) on the fourth Business Day preceding the proposed continuation date, of the length of the next Interest Period to be applicable to such Loans; provided, that if any such Eurocurrency Loan is so continued on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 2.21; provided, further, that if such Borrower shall fail to give any required notice as described above in this paragraph such Eurocurrency Loans shall be automatically continued as Eurocurrency Loans having an Interest Period of one month’s duration on the last day of such then-expiring Interest Period; provided, further, that if a Borrower wishes to request Eurocurrency Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 9:00 a.m. (New York City time) four Business Days prior to the requested date of such borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 9:00 a.m. (New York City time) four Business Days before the requested date of such borrowing, conversion or continuation, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

Section 2.14	Minimum Amounts and Maximum Number of Eurocurrency Tranches.
Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to the

Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof and (b) no more than five Eurocurrency Tranches of Term Loans shall be outstanding at any one time.

Section 2.15	Interest Rates and Payment Dates.
(a)    Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to EURIBOR determined for such day plus the Applicable Margin.
(b)    [reserved].
(c)    (i) Automatically, after the occurrence of an Event of Default described in Section 8.1(a), 8.1(d) (with respect to Section 6.2(g)) or 8.1(f) and (ii) after notice to the Borrower from the Administrative Agent acting at the direction of Required Lenders, after the occurrence and during the continuation of any other Event of Default, all amounts (whether or not past due) hereunder shall bear interest at a rate per annum equal to, in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15 plus 2.00% and in the case of interest on any Loan or other amounts (whether or not past due), such amount shall bear interest at a rate per annum equal to the rate then applicable to Eurocurrency Loans plus 2.00%, it being understood that the payment of compounded interest will be guaranteed by an Italian Loan Party or an Italian Parent Guarantor only to the extent permitted under any applicable law, including article 1283 of the Italian Civil Code.
(d)    Interest shall be payable by a Borrower in arrears on each Interest Payment Date; provided, that interest accruing pursuant to paragraph (c) of this Section 2.15 shall be payable from time to time on demand in Euros.

Section 2.16	Computation of Interest and Fees.
(a)    Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of EURIBOR. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of demonstrable error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

Section 2.17	Inability to Determine Interest Rate.
If prior to the first day of any Interest Period for any Eurocurrency Loan:
(a)    the Administrative Agent shall have determined (which determination shall be presumptively correct absent demonstrable error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining EURIBOR for such Interest Period; or
(b)    the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that by reason of any changes arising after the Closing Date, EURIBOR determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such

Lenders (as certified by such Lenders) of making or maintaining their affected Loans during such Interest Period;
then, the Administrative Agent shall give telecopy notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (i) EURIBOR for such Interest Periods shall be (A) a comparable successor or alternative interbank rate for deposits in the corresponding currency in lieu of EURIBOR that is (x) reasonably acceptable to the Borrower and the Administrative Agent, (y) no less favorable to the Borrower than such successor or alternative interbank rates used under other credit facilities of similarly situated borrowers in respect of which the Administrative Agent acts in a substantively similar capacity to its capacity hereunder and (z) posted electronically on the Platform to Required Lenders (provided, that if Required Lenders have objected in writing to such posted rate within five Business Days following such posting, such posted rate shall cease to apply), or (B) solely if no such comparable successor or alternative interbank rate exists at such time or if Required Lenders have objected to a posted rate under clause (A) above, a successor or alternative index rate as the Administrative Agent and the Borrower may determine with the consent of Required Lenders (not to be unreasonably withheld or delayed), which shall be no less favorable to the Borrower than such successor or alternative interbank rates used under other credit facilities of similarly situated borrowers in respect of which the Administrative Agent acts in a substantively similar capacity to its capacity hereunder and (ii) until the adoption of a successor or alternative index rate in accordance with clause (i) above, (x) any Eurocurrency Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Eurocurrency Loans with reference to the second proviso of the definition of “EURIBOR”, unless such request for Eurocurrency Loans shall be rescinded by the applicable Borrower promptly after receipt of such notice from the Administrative Agent and (y) any outstanding Eurocurrency Loans under the relevant Facility shall be continued as Eurocurrency Loans with reference to the second proviso of the definition of “EURIBOR”. Until such notice has been withdrawn by the Administrative Agent (which action the Administrative Agent will take promptly after the conditions giving rise to such notice no longer exist) or the adoption of a successor or alternative index rate pursuant to clause (i) above, no further Eurocurrency Loans under the relevant Facility shall be made or continued with reference to clauses (a) of the definition of “EURIBOR”. For the avoidance of doubt, a Borrower’s rescission of a request for Eurocurrency Loans shall be subject to Section 2.21. Notwithstanding the foregoing, in no event shall the successor or alternative index rate be less than zero.

Section 2.18	Pro Rata Treatment and Payments
(a)    Except as expressly otherwise provided herein (including as expressly provided in Sections 2.19, 2.20, 2.21, 2.22, 2.24, 10.5, 10.6 and 10.7), each payment in respect of principal or interest in respect of any Tranche of Term Loans and each payment in respect of fees payable hereunder with respect to Term Loans of such Tranche shall be applied to the amounts of such obligations owing to the Term Loan Lenders of such Tranche, pro rata according to the respective amounts due and owing to such Term Loan Lenders.
(b)    [reserved].
(c)    [reserved].
(d)    All payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 9:00 a.m. (New York City time) on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in immediately available funds. Any payment received by the Administrative Agent after 9:00 a.m. (New York City time) may be considered received on the next Business Day in the Administrative Agent’s sole discretion. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(e)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of demonstrable error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable under the relevant Facility, on demand, from the Borrower.
(f)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

Section 2.19	Requirements of Law.
(a)    Except with respect to Indemnified Taxes, Excluded Taxes and Other Taxes, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the Closing Date:
(i)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by any office of such Lender that is not otherwise included in the determination of EURIBOR hereunder;

(ii)    shall subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations or its deposits, reserves, other liability or capital attributable thereto; or
(iii)    shall impose on such Lender any other condition not otherwise contemplated hereunder;
and the result of any of the foregoing is to increase the cost to such Lender or other Recipient, by an amount which such Lender or other Recipient reasonably deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, in Euros, within thirty Business Days after the Borrower’s receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.19, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b)    If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any entity controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such entity’s capital as a consequence of its obligations hereunder or under to a level below that which such Lender or such entity could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such entity’s policies with respect to capital adequacy or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrower shall pay to such Lender, in Euros, such additional amount or amounts as will compensate such Lender or such entity for such reduction.
(c)    A certificate prepared in good faith as to any additional amounts payable pursuant to this Section 2.19 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of demonstrable error. Notwithstanding anything to the contrary in this Section 2.19, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided, that if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.19 shall survive the termination of this Agreement and the payment of the Obligations. Notwithstanding the foregoing, the Borrower shall not be obligated to make payment to any Lender with respect to penalties, interest and expenses if written demand therefor was not made by such Lender within 180 days from the date on which such Lender makes payment for such penalties, interest and expenses.
(d)    Notwithstanding anything in this Section 2.19 to the contrary, solely for purposes of this Section 2.19, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the

United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date.

Section 2.20	Taxes.
(a)    Except as otherwise provided in this Agreement or as required by law, all payments made by or on account of each Borrower or any Loan Party under this Agreement and the other Loan Documents to any Recipient under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. If any Indemnified Taxes or Other Taxes are required to be deducted or withheld from any such payments, the amounts so payable to the applicable Recipient shall be increased to the extent necessary so that after deduction or withholding of such Indemnified Taxes and Other Taxes (including Indemnified Taxes attributable to amounts payable under this Section 2.20(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    In addition, each Borrower or any Loan Party under this Agreement and the other Loan Documents shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Whenever any Taxes are payable by any Borrower and any Loan Party under this Agreement and the other Loan Documents, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by such Borrower or Loan Party showing payment thereof if such receipt is obtainable, or, if not, such other evidence of payment as may reasonably be required by the Administrative Agent or such Lender. Any Borrower or any Loan Party under this Agreement and the other Loan Documents shall indemnify the applicable Recipient for any payments by them of such Indemnified Taxes or Other Taxes, including any amounts payable pursuant to Section 2.20(a), and for any Indemnified Taxes that become payable by such Recipient within thirty days after the Lender or the Administrative Agent delivers to such Borrower or Loan Party (with a copy to the Administrative Agent) either (a) a copy of the receipt issued by a Governmental Authority evidencing payment of such Taxes or (b) certificates as to the amount of such payment or liability prepared in good faith.
(d)    [reserved]
(e)    Each Lender that is entitled to an exemption from or reduction of non-U.S. withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to non U.S. backup or similar withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(f)    [reserved]

(g)    Each Lender shall deliver to the Borrower and the Administrative Agent, two accurate and complete copies of IRS Form W-9 or IRS Form W-8, as applicable, or any subsequent versions or successors to such form and certify that such Lender is not subject to backup withholding. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certifications to the Borrower and the Administrative Agent (or any such subsequent version or successors to such adopted by the United States taxing authorities for such purpose).
(h)    If any Recipient determines, in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such indemnifying party, upon the request of such Recipient, agrees to repay the amount paid over to the indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority other than any such penalties, interest or other charges resulting from the gross negligence or willful misconduct of the relevant Recipient (as determined by a final and non-appealable judgment of a court of competent jurisdiction)) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority; provided, further, that such Recipient shall, at the indemnifying party’s request, provide a copy of any notice of assessment or other evidence of the requirement to pay such refund received from the relevant Governmental Authority (provided that the Recipient may delete any information therein that it deems confidential). This paragraph shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. In no event will any Recipient be required to pay any amount to an indemnifying party the payment of which would place such Recipient in a less favorable net after-tax position than such Recipient would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid. The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Obligations.
(i)    [reserved].
(j)    If a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to a Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or Administrative Agent as may be necessary for such Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.20(j) “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(k)    To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting the provisions of Section 2.20, each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower or Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of such Borrower or Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (k).
(l)
(i)    All amounts expressed to be payable under any Loan Document by any party hereto to any of the Recipients which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Section 2.20(l)(ii) below, if VAT is or becomes chargeable on any supply made by any Recipient to any such party under any Loan Document and such Recipient is required to account to the relevant tax authority for the VAT, that a party hereto must pay to such Recipient (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT upon receipt of an appropriate VAT invoice issued by such Recipient to that such party but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(ii)    If VAT is or becomes chargeable on any supply made by any Recipient (the “Supplier”) to any other Recipient (the “Receiver”) under any Loan Document, and any party hereto other than the Receiver (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Receiver in respect of that consideration)
(A)    where the Supplier is the person required to account to the relevant tax authority for the VAT, the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Receiver must (where this Section 2.20(l)(ii) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Receiver receives from the relevant tax authority which the Receiver reasonably determines relates to the VAT chargeable on that supply or
(B)    where the Receiver is the person required to account to the relevant tax authority for the VAT, the Relevant Party must promptly, following demand from the Receiver, pay to the Receiver an amount equal to the VAT chargeable on that supply but only to the extent that the Receiver reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)    Where a Loan Document requires any Loan Party to reimburse or indemnify the Administrative Agent, a Lender for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) the Administrative Agent, such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Administrative Agent, such Lender determines, in its sole discretion, that it or an Affiliate is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(iv)    In relation to any supply made by a Recipient to any Relevant Party under any Loan Document, if reasonably requested by such Recipient, that a party hereto must promptly provide such Recipient with details of that Relevant Party’s VAT registration and such other information as is reasonably requested in connection with such Recipient’s VAT reporting requirements in relation to such supply.
(v)    Any reference in this Section 2.20(l) to any Relevant Party shall, at any time when such Relevant Party is treated as a member of a group (including but not limited to any fiscal unities) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply under the grouping rules.
(m)    The agreements in this Section 2.20 shall survive the termination of this Agreement and payment of the Loans and all other amounts payable under any Loan Document, the resignation of the Administrative Agent and any assignment of rights by, or replacement of, any Lender.

Section 2.21	Indemnity.
Other than with respect to Taxes, which shall be governed solely by Section 2.20, each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (other than lost profits, including the loss of Applicable Margin) that such Lender actually sustains or incurs as a consequence of (a) any failure by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after such Borrower has given notice requesting the same in accordance with the provisions of this Agreement, (b) any failure by such Borrower in making any prepayment of or conversion from Eurocurrency Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment, conversion or continuation of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto. A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section 2.21 submitted to the Borrower by any Lender shall be presumptively correct in the absence of demonstrable error. This covenant shall survive the termination of this Agreement and the payment of the Obligations.

Section 2.22	Illegality.
Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, first made after the Closing Date, shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement, such Lender shall promptly give notice thereof to the Administrative Agent and the Borrower, and (a) the commitment of such Lender hereunder to make Eurocurrency Loans and continue Eurocurrency Loans with reference to clause (a) of the definition of “EURIBOR” shall be suspended during the period of such illegality and (b) such Lender’s Loans then outstanding as Eurocurrency Loans, if any, shall be covered automatically to Eurocurrency Loans with reference to the second proviso of the definition of “EURIBOR” on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21. During the period of such illegality, all Loans made or continued by such affected Lender shall be made and continued, as applicable, by reference to the second proviso of the definition of “EURIBOR”.
For the purposes of article 135 of the Spanish Insolvency Act, the obligations of each Spanish Loan Party and Spanish Parent Guarantors under this agreement vis-á-vis each Borrower shall be governed by the terms of this Agreement at any time such that each Spanish Loan Party’s and Spanish Parent Guarantor’s obligations pursuant to this Clause shall not be affected in any way by any settlement agreement that may be agreed in any insolvency proceedings of an obligor (nor shall they be deemed amended as a consequence of the approval of that settlement agreement) that each Borrower has approved/acceded to or irrespective of the fact that has not approved/acceded to, that settlement agreement.

Section 2.23	Change of Lending Office.
Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to avoid or minimize any amounts payable pursuant to such Sections (including by designating another lending office for any Loans affected by such event with the object of avoiding the consequences of such event); provided, that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 2.23 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

Section 2.24	Replacement of Lenders.
The Borrower shall be permitted to (a) replace with a financial entity or financial entities, or (b) prepay or terminate, without premium or penalty (but subject to Section 2.11(b) and Section 2.21), the Loans or Commitments, as applicable, of any Lender (each such Lender, a “Replaced Lender”) that (i) requests reimbursement for amounts owing or otherwise results in increased costs imposed on the Borrowers or on account of which a Borrower is required to pay additional amounts to any Governmental Authority, in each case, pursuant to Section 2.19, 2.20 or 2.21 (to the extent a request made by a Lender pursuant to the operation of Section 2.21 is materially greater than requests made by other Lenders) or gives a notice of illegality pursuant to Section 2.22, (ii) [reserved], (iii) is, or the Borrower reasonably believes could constitute, a Disqualified Institution, or (iv) has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Required Lenders; provided, that, in the case of a replacement pursuant to clause (a) above:
(A)    such replacement does not conflict with any Requirement of Law;
(B)    the replacement financial entity or financial entities shall purchase, at par, all Loans and other amounts owing to such Replaced Lender on or prior to the date of replacement;
(C)    the Borrower shall be liable to such Replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Eurocurrency Loan owing to such Replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto;

(D)    the replacement financial entity or financial entities, (x) if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(b)(i)(B) and (y) shall pay (unless otherwise paid by the Borrower) any processing and recordation fee required under Section 10.6(b)(ii)(B);
(E)    the Administrative Agent and any replacement financial entity or entities shall execute and deliver, and such Replaced Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Assumption to effect such substitution;
(F)    the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated;
(G)    in respect of a replacement pursuant to clause (iv) above, the replacement financial entity or financial entities shall consent to such amendment or waiver; and
(H)    any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Replaced Lender and
(I)    if such replacement is made prior to the first six-month anniversary of the Closing Date, the Borrower or the replacement Lender shall pay the Replaced Lender a fee equal to 1.0% of the aggregate principal amount of its Initial Term Loans required to be assigned pursuant to this Section 2.24 (without duplication of any amounts required to be paid pursuant to Section 2.11(b)).
Prepayments pursuant to clause (b) above (i) shall be accompanied by accrued and unpaid interest on the principal amount so prepaid up to the date of such prepayment and (ii) shall not be subject to the provisions of Section 2.18. In connection with any such replacement under this Section 2.24, if the Replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Replaced Lender relating to the Loans and participations so assigned shall be paid in full to such Replaced Lender, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Replaced Lender, and the Administrative Agent shall record such assignment in the Register.

Section 2.25	Incremental Loans.
(a)    The Borrower may by written notice to the Administrative Agent elect to request additional Term Loans (such Term Loans, “Incremental Term Loans”) hereunder, in an amount outstanding for all such Incremental Term Loans not in excess of, at the time the respective Incremental Term Loans become effective, €43,000,000. Each such notice relating to Incremental Term Loans shall specify, the date (each, an “Incremental Closing Date”) on which the Borrower proposes that the Incremental Term Loan shall be borrowed, which shall be a date not less than 10 Business Days (or such shorter period as the Administrative

Agent may agree) after the date on which such notice is delivered to the Administrative Agent; provided, that (w) the Borrower shall provide the Administrative Agent and each Lender (including Affiliates and Approved Funds thereof) that holds Initial Term Loans in an aggregate principal amount of €10,000,000 or more a reasonable opportunity to provide such Incremental Term Loans before the Borrower solicits offers from third parties to provide such Incremental Term Loans, (x) any Lender offered or approached to provide all or a portion of any Incremental Term Loans may elect or decline, in its sole discretion, to provide such Incremental Term Loans, (y) any Person that the Borrower proposes to become a New Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent and (z) any Person that the Borrower proposes to become a New Borrower, if such Person is not already a Borrower, shall be subject to the terms of clause (v) of Section 2.25(b) below.
(b)    Such Incremental Term Loans shall be borrowed as of the applicable Incremental Closing Date; provided, that:
(i)    no Default or Event of Default shall exist on such Incremental Closing Date immediately after giving effect to such Incremental Term Loans;
(ii)    the proceeds of any Incremental Term Loans shall be used, at the discretion of the Borrower, for any purpose not prohibited by this Agreement;
(iii)    the Incremental Term Loans shall not have any guarantors that will not, after giving effect to the Incremental Term Loans, guarantee the other Obligations in a manner consistent with the Agreed Security Principles;
(iv)    the Incremental Term Loans shall only be secured by the Liens on the Collateral on a pari passu basis with the Liens securing all other Obligations and the payment priority of the Obligations with respect to Incremental Term Loans shall be on a “last-out” basis with respect to all other Obligations in a manner that is reasonably satisfactory to the Administrative Agent (which shall include, without limitations, no prepayments of any Incremental Term Loans prior to the repayment in full in cash of all other Obligations (other than contingent or indemnification obligations not then due));
(v)    the borrower with respect to such Incremental Term Loans shall be a Borrower or, with the consent of the Administrative Agent and each then-existing Lender (such consent not to be unreasonably withheld, delayed or conditioned (it being understood that a Lender may reasonably decline to consent due to regulatory or other limitations applicable to a Lender regarding the jurisdiction of organization of the proposed borrower)), any other Revlon Party that does not have any Indebtedness for Borrowed Money in excess of €7,500,000 (such other Revlon Party, a “New Borrower”); provided, that (A) 100% of the Capital Stock of such New Borrower shall be pledged to secure the Obligations, (B) the direct parent of the New Borrower shall become a Parent Guarantor or Borrowing Base Guarantor (if not already a Parent Guarantor or Loan Party) and (C) the New Borrower is not organized or incorporated under the laws of Switzerland.
(vi)    (A)  the maturity date of any Incremental Term Loans shall be after the Latest Maturity Date of the Initial Term Loans, (B) such Incremental Term Loans shall require no scheduled amortization prior to the Latest Maturity Date of the Initial Term Loans and (C) such Incremental Term Loans shall be on the same terms or terms no materially more favorable to the Lenders providing the Incremental Term Loans as the terms applicable to the Initial Terms Loan (other than with respect to pricing) unless such terms are added for the benefit of all Lenders hereunder or apply only after the Latest Maturity Date of the Initial Term Loans;

(vii)    such Incremental Term Loans shall be effected in accordance with Section 2.25(e); and
(viii)    to the extent reasonably requested by the Administrative Agent, subject to the Agreed Security Principles, the Borrower shall deliver or cause to be delivered (A) customary legal opinions with respect to the due authorization, execution and delivery by each Parent Guarantor and each Loan Party to be party thereto, the enforceability of such documentation, the non-conflict of the execution, delivery of and performance of payment obligations under such documentation with this Agreement and with the organizational documents of the Loan Parties, and the effectiveness of specified Security Documents to create and/or continue a valid perfected first priority security interests, as applicable, in specified Collateral to secure the Obligations, including the Incremental Term Loans thereunder, (B) certified copies of the resolutions or other applicable corporate action of each applicable Loan Party approving its entry into such documents and the transactions contemplated thereby and (C) customary reaffirmation agreements and/or such amendments, supplements or modifications to the Security Documents as may be reasonably necessary or advisable to ensure that each New Lender is provided with the benefits of the applicable Loan Documents and each then existing Secured Party continues to be provided with the benefit of the applicable Loan Documents.
(c)    On any date on which any Incremental Commitment becomes effective, subject to the foregoing terms and conditions, each lender with an Incremental Commitment (each, a “New Lender”) shall become a Lender hereunder with respect to such Incremental Commitment.
(d)    Each Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.25 (including, without limitation, adding customary “last-out” payment, waterfall, voting and other related-mechanics, adding borrowing base provisions with respect to the Incremental Term Loans and adding other customary “local” provisions for facilities with borrowers organized in the jurisdiction of the New Borrower) (it being understood that amendments, modifications, supplements and waivers to the Borrowing Base with respect to the Initial Term Loans, but not any other amendments referred to in this Section 2.25(d), shall be subject to Section 10.1(a)).
(e)    Incremental Term Loans shall become Term Loans under this Agreement pursuant to documentation (any such documentation, an “Incremental Amendment”), executed by the Administrative Agent, each Parent Guarantor, each Loan Party and each New Lender in a form as may be reasonably acceptable to the Administrative Agent and the Borrower, which shall be delivered to the Administrative Agent for recording in the Register. Upon effectiveness of an Incremental Amendment, each New Lender shall be a Lender for all intents and purposes of this Agreement and the Incremental Term Loans shall be Term Loans.
SECTION 3.
[RESERVED].
SECTION 4.
REPRESENTATIONS AND WARRANTIES
To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, each Loan Party and, with respect Sections 4.2, 4.3, 4.4, 4.5, 4.8, 4.13, 4.17, 4.18, 4.19, 4.23, 4.24 and 4.26, each Parent Guarantor hereby represents and warrants (as to itself) to the Agents and each Lender, which representations and warranties shall be deemed made on the Closing Date (after giving effect to the Transactions) and on the date of each borrowing of Loans that:

Section 4.1	Financial Condition.
The audited consolidated balance sheet of Revlon and its consolidated Subsidiaries as at December 31, 2015, December 31, 2016 and December 31, 2017, and the related statements of income, stockholders’ equity and of cash flows for the fiscal years ended on such date, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the financial condition of Revlon and its consolidated Subsidiaries as at such dates and the results of their operations, their cash flows and their changes in stockholders’ equity for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto and year-end adjustments, have been prepared in accordance with GAAP (except as otherwise noted therein).

Section 4.2	No Change.
Since the Closing Date, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.3	Existence; Compliance with Law.
Except as set forth in Schedule 4.3, each Parent Guarantor and Loan Party (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, (ii) has the corporate or other organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or other entity and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

Section 4.4	Corporate Power; Authorization; Enforceable Obligations.
(a)    Each Parent Guarantor and Loan Party has the corporate or other organizational power and authority to execute and deliver, and perform its obligations under, the Loan Documents to which it is a party and, in the case of each Borrower, to borrow. Each Parent Guarantor or Loan Party has taken all necessary corporate or other action to authorize the execution and delivery of, and the performance of its obligations under, the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.
(b)    No consent or authorization of, filing with, or notice to, any Governmental Authority is required to be obtained or made by any Parent Guarantor or any Loan Party for the extensions of credit hereunder or such Parent Guarantor or Loan Party’s execution and delivery of, or performance of its obligations under, or validity or enforceability of, this Agreement or any of the other Loan Documents to which it is party, as against or with respect to such Parent Guarantor or Loan Party except (i) consents, authorizations, filings and notices described in Schedule 4.4, (ii) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (iii) consents, authorizations, filings and notices the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect and (iv) the filings referred to in Section 4.17.
(c)    Each Loan Document has been duly executed and delivered on behalf of each Loan Party and each Parent Guarantor that is a party thereto. Assuming the due authorization of, and execution and delivery by, the parties thereto (other than the applicable Loan Parties and Parent Guarantors), this Agreement constitutes, and each other Loan Document upon execution and delivery by each Loan Party and each Parent Guarantor that is a party thereto will constitute, a legal, valid and binding obligation of each such Loan Party and such Parent Guarantor that is a party thereto, enforceable against each such Loan Party and such Parent Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing and subject to the Legal Reservations.
(d)    If applicable, in relation to Dutch Loan Party and Dutch Parent Guarantor a copy of (i) the request for advice from each works council, or central or European works council with jurisdiction over the transactions contemplated by this Agreement and (ii) the positive advice from such works council which contains no condition, which if complied with, could result in a breach of any of the Transaction Documents or (iii) if no such works council is installed, a confirmation in the resolutions of the board of managing directors of each Dutch Loan Party and Dutch Parent Guarantor that such Dutch Loan Party and Dutch Parent Guarantor has no works’ council or no works’ council with jurisdiction over the respective transactions and that person has never asked or requested a works’ council in relation to such Dutch Loan Party and Dutch Parent Guarantor.

Section 4.5	No Legal Bar.
Assuming the consents, authorizations, filings and notices referred to in Section 4.4(b) are obtained or made and in full force and effect, the execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties and the Parent Guarantors party thereto, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of (i) any Borrower or (ii) any other Loan Party or a Parent Guarantor, (b) materially violate any Requirement of Law binding on a Loan Party or Parent Guarantor, (c) except as would not reasonably be expected to have a Material Adverse Effect, violate any Contractual Obligation of a Loan Party or a Parent Guarantor or (d) except as would not have a Material Adverse Effect, result in or require the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 7.3).

Section 4.6	No Material Litigation.
Except as set forth in Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened against a Loan Party or against any of their Properties which, taken as a whole, would reasonably be expected to have a Material Adverse Effect.

Section 4.7	No Default.
No Default or Event of Default has occurred and is continuing.

Section 4.8	Ownership of Property; Liens.

Except as set forth in Schedule 4.8, each Loan Party has good title in fee simple to, or a valid leasehold interest in, all of its Real Property, and good title to, or a valid leasehold interest in, all of its other Property, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien, except as permitted by the Loan Documents. Each Parent Guarantor has good title in all Capital Stock of any Loan Party owned by such Parent Guarantor and none of such Capital Stock is subject to any Lien, except any Lien created by the Loan Documents and non-consensual Liens.

Section 4.9	Intellectual Property.
Each Loan Party owns, or has a valid license or right to use all Intellectual Property necessary for the conduct of its business as currently conducted and has the right to Distribute Inventory on an Authorized Basis, free and clear of all Liens, (a) except such Liens that are permitted by the Loan Documents and (b) except (i) other than with respect to Inventory (and the Authorized Distribution thereof), where the failure to own, have a valid license or right would not reasonably be expected to have a Material Adverse Effect and (ii) in the case of Inventory (and the Authorized Distribution thereof), where the failure to own, have a valid license or right would not have a material adverse impact on: the business, operations, assets, financial condition or results of operations of such Loan Party and the ability of such Loan Party to Distribute Inventory on an Authorized Basis in the ordinary course of business or, if an Event of Default is continuing, solely for the Licensed Purpose, the ability of the Administrative Agent and Collateral Agent to Distribute Inventory on an Authorized Basis.
To the Borrower’s knowledge, neither the Borrower nor any Loan Party is infringing, misappropriating, diluting or otherwise violating any Intellectual Property rights of any Person in a manner that would reasonably be expected to have a Material Adverse Effect and with respect to Inventory (and the Authorized Distribution thereof), not materially impair the ability of such Loan Party to conduct its business and Distribute Inventory on an Authorized Basis in the ordinary course of business or, if an Event of Default is continuing, solely for the Licensed Purpose, the ability of the Administrative Agent and Collateral Agent to Distribute Inventory on an Authorized Basis.
Each Loan Party shall take all reasonable actions that in the exercise of its reasonable business judgment should be taken to protect its Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and with respect to Inventory (and the Authorized Distribution thereof), where the failure to do so would not materially impair the ability of such Loan Party to Distribute Inventory on an Authorized Basis in the ordinary course of business or, if an Event of Default is continuing, solely for the Licensed Purpose, the ability of the Administrative Agent and Collateral Agent to Distribute Inventory on an Authorized Basis.

Section 4.10	Taxes.
Each Loan Party (a) has filed or caused to be filed all federal, state, provincial and other Tax returns that are required to be filed and (b) has paid or caused to be paid all taxes shown to be due and payable on said returns and all other taxes, fees or other charges imposed on it or on any of its Property by any Governmental Authority (other than (i) any returns or amounts that are not yet due or (ii) amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of the Loan Parties, as the case may be), except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Revlon and the Loan Parties do not intend to treat the Loans and the related transactions contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). The U.S. Borrower is treated as disregarded as separate from the Dutch Borrower, which is treated as a non-U.S. corporation, in each case, for U.S. federal income tax purposes.  The Dutch Borrower is not engaged in a trade or business in the United States for U.S. federal income tax purposes.

Section 4.11	Federal Regulations.
No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the regulations of the Board.

Section 4.12	ERISA.
(a)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect: (i) neither a Reportable Event nor a failure to meet the minimum funding standards (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) has occurred during the five-year period prior to the date on which this representation is made with respect to any Single Employer Plan, and each Single Employer Plan has complied with the applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen on the assets of a Loan Party, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; (iii) none of the Loan Parties has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA; (iv) no Loan Party would become subject to any liability under ERISA if a Loan Party were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made; and (v) no Multiemployer Plan is Insolvent.
(b)    The Loan Parties have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained by a Commonly Controlled Entity (other than the Loan Parties) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of the Loan Parties to pay money.

Section 4.13	Investment Company Act.
No Parent Guarantor or Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.14	Loan Party Ownership.
The Persons listed on Schedule 4.14 constitute all the Loan Parties at the Closing Date. Schedule 4.14 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Loan Party and, as to each Loan Party, the percentage of each class of Capital Stock owned by each Parent Guarantor.

Section 4.15	Environmental Matters.

Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect, (A) none of the Loan Parties (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the Business; or (ii) has become subject to any pending or threatened Environmental Liability and (B) to the Borrower’s knowledge, there are no existing facts or circumstances (including any presence or Release of Materials of Environmental Concern at any Real Property or any real property formerly owned or operated by a Loan Party) that are reasonably likely to give rise to any Environmental Liability of a Loan Party.

Section 4.16	Accuracy of Information, etc.
(a)    As of the Closing Date, no statement or information (excluding the projections and pro forma financial information referred to below but including, for the avoidance of doubt, all information regarding the material intercompany relationships between each Loan Party and each other Revlon Party) contained in this Agreement, any other Loan Document or any certificate furnished to the Administrative Agent or the Lenders or any of them (in their capacities as such), by or on behalf of any Parent Guarantor or Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, including the Transactions, when taken as a whole, contained as of the date such statement, information or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. As of the Closing Date, the projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Revlon to be reasonable at the time made, in light of the circumstances under which they were made, it being recognized by the Agents and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.
(b)    The Loan Parties have provided or identified all written material and other documentation that evidences the material intercompany relationship between the Loan Parties and each other Revlon Party (other than purchase orders, forecast planning materials and other ordinary course communications).

Section 4.17	Security Documents.
(a)    Each Security Document (except for the Australian Security Documents, which are subject to Section 4.17(b)), delivered pursuant to this Agreement is effective to create in favor of the Collateral Agent (or, where applicable, the Australian Security Trustee), for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein (subject to the Agreed Security Principles), subject to Legal Reservations and (i) when financing statements and other filings in appropriate form are filed or registered, as applicable, in the offices of the Secretary of State (or a comparable office in any applicable non-U.S. jurisdiction or pursuant to such other system of registration as may exist in any applicable non-U.S. jurisdiction) of each Loan Party’s jurisdiction or organization, incorporation or formation and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control is required by the applicable Security Documents or, in the case of Loan Parties organized, incorporated or formed outside of the United States, or any state thereof, such actions as set forth in the applicable Security Documents to which such Loan Parties are a party) the Liens created by the Security Documents shall, with respect to the Collateral that can be so perfected by such filing or control, constitute fully perfected first priority (other than in respect of any Lien granted pursuant to the Featherweight Security Deed) Liens so far as possible under relevant law on, and security interests in (to the extent created thereby and required to be perfected under the Loan Documents and, in each case, subject to the Agreed Security Principles), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Customary Permitted Liens.
(b)    The provisions of the Australian Security Documents are effective to create in favor of the Australian Security Trustee, for the benefit of the Secured Parties, a legal, valid and enforceable security interest (except (i) to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, administration, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), or (ii) for authorizations that may be required by the Australian Security Trustee in entering into or enforcing Australian Security Documents) in all right, title and interest of the Loan Parties in the Collateral specified therein in which a security interest can be created under applicable law and, subject to, in the case of the Collateral described therein, the proper filing of financing statements and/or the obtaining of “control” (for the purposes of Part 9.5 of the Australian PPSA) with respect to the Collateral as required under the Australian PPSA, the Australian Security Trustee, for the benefit of the Secured Parties, has (to the extent provided in the applicable Security Document) a fully perfected security interest in all right, title and interest in all of the Collateral, subject to no other Liens other than the Liens permitted by Section 7.3, in each case, to the extent perfection can be accomplished under applicable law through these actions.

Section 4.18	Solvency.
(a)    As of the Closing Date, Revlon and its Subsidiaries are (on a consolidated basis, with the exception of any German Loan Party or German Parent Guarantor, with respect to which such representation is given on a several basis), and immediately after giving effect to the Transactions will be, Solvent.
(b)    No Parent Guarantor or Loan Party has taken any organizational action, nor has any legal or other proceeding been started or (to its knowledge) threatened against it, for the suspension of payments, a moratorium of any indebtedness, its winding-up, dissolution, receivership, examinership, judicial management, administration or re-organization or any other similar events under applicable law in any relevant jurisdiction which would constitute an Event of Default.
(c)    No Insolvency Proceeding is open with respect to any Parent Guarantor or any Loan Party and no action or steps are being or have been taken to open Insolvency Proceedings in respect of any Parent Guarantor or any Loan Party.

Section 4.19	Anti-Terrorism.
As of the Closing Date, each Parent Guarantor and Loan Party is in material compliance with the USA Patriot Act, the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) and the Anti-Money Laundering and Counter-Terrorism Financing Rules of Australia and any other similar laws, rules or regulations in the jurisdiction of organization of any such Parent Guarantor or Loan Party.
The representations made in this Section 4.19 with respect to any German Loan Party or German Parent Guarantor are made only to the extent such representations do not result in a violation of, or conflict with, and will not expose any German Loan Party, German Parent Guarantor or any of their respective Subsidiaries or any director, officer or employee thereof to any liability under, any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity (including without limitation EU Regulation (EC) 2271/96 and Section 7 of the German Foreign Trade

Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung))). Solely with respect to any Lender resident in Germany (Inländer) within the meaning of section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftsgesetz) (each, a “Restricted Lender”), the representations made in this Section 4.19 shall only be made for the benefit of any such Lender to the extent that it would not (i) result in any violation of or conflict with, or result in any liability under, EU Regulation (EC) 2271/96 or (ii) result in a violation of or conflict with section 7 foreign trade rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1 no. 3 foreign trade law (AWG) (Außenwirtschaftsgesetz)) or a similar anti-boycott statute. In the case of any amendment or modification to, or waiver or consent in respect of, any provision of this Section 4.19 which is not made for the benefit of any Restricted Lender pursuant to the immediately preceding sentence, then the Commitment of any Restricted Lender shall be excluded for the purposes of making a determination of “Required Lenders” with respect to any such amendment, modification, waiver or consent.

Section 4.20	Use of Proceeds.
Each Borrower will use the proceeds of the Loans solely in compliance with Section 6.9 of this Agreement.

Section 4.21	Labor Matters.
Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against a Loan Party pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of a Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from a Loan Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of such Loan Party, as applicable.

Section 4.22	[Reserved].

Section 4.23	OFAC.
No Parent Guarantor or Loan Party, nor, to the knowledge of any Loan Party or any Parent Guarantor, any Related Party, (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction in violation of any applicable Sanctions. No Loan nor the proceeds from any Loan has been used by any Loan Party, directly or indirectly, to lend, contribute, provide or has otherwise been made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the target of any Sanctions, or in any other manner that will, in each case, result in any violation by any party hereto (including any Lender, Lead Arranger or Administrative Agent) of Sanctions.
The representations made in this Section 4.23 with respect to any German Loan Party or German Parent Guarantor are made only to the extent such representations do not result in a violation of, or conflict with, and will not expose any German Loan Party, German Parent Guarantor or any of their Subsidiaries or any director, officer or employee thereof to any liability under, any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity (including without limitation EU Regulation (EC) 2271/96 and Section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung))). Solely with respect to any Lender resident in Germany (Inländer) within the meaning of section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftsgesetz) (each, a “Restricted Lender”), the representations made in this Section 4.23 shall only be made for the benefit of any such Lender to the extent that it would not (i) result in any violation of or conflict with, or result in any liability under, EU Regulation (EC) 2271/96 or (ii) result in a violation of or conflict with section 7 foreign trade rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1 no. 3 foreign trade law (AWG) (Außenwirtschaftsgesetz)) or a similar anti-boycott statute. In the case of any amendment or modification to, or waiver or consent in respect of, any provision of this Section 4.23 which is not made for the benefit of any Restricted Lender pursuant to the immediately preceding sentence, then the Commitment of any Restricted Lender shall be excluded for the purposes of making a determination of “Required Lenders” with respect to any such amendment, modification, waiver or consent.

Section 4.24	Anti-Corruption Compliance.
Each Parent Guarantor and each Loan Party (and all Persons acting on behalf of such Parent Guarantor and Loan Party) is in material compliance with applicable Anti-Corruption Laws and has implemented and maintains in effect, or is part of a group that implements and maintains in effect, policies and procedures reasonably designed to facilitate continued compliance. No part of the proceeds of the Loans has been or will be used by a Loan Party or Parent Guarantor, directly or indirectly, for any payments to any Person, governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any applicable Anti-Corruption Law.

Section 4.25	Borrowing Base Certificate.
At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criteria that require the approval or satisfaction of the Administrative Agent are approved by or satisfactory to the Administrative Agent, the information contained in such Borrowing Base Certificate is accurate and complete in all material respects.

Section 4.26	Centre of Main Interest.
Each Parent Guarantor and Loan Party that is organized or incorporated in a jurisdiction to which the Insolvency Regulation applies has its Centre of Main Interests in its jurisdiction of organization or incorporation.

Section 4.27	Australian Tax Consolidation
No Australian Loan Party or Australian Parent Guarantor is a member of a Tax Consolidated Group or a MEC Group. Terms used but not defined in this Section shall have the meaning given to such terms under the Australian Tax Act.

Section 4.28	Italian Transparency Provisions
For the purposes of the transparency provisions set forth in the CICR Resolution of 4 March 2003, as amended from time to time, and in the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari. Correttezza delle relazioni tra intermediari e client” issued by the Bank of Italy on 15 July 2015 and as amended from time to time, each Italian Loan Party and Italian Parent Guarantor hereby acknowledges and confirms that:
(a)    Revlon has appointed and has been assisted by its respective legal counsel in connection with the negotiation, preparation and execution of this Agreement; and

(b)    this Agreement, and all of its terms and conditions, including the Recitals and the Schedules thereto, have been specifically negotiated (“oggetto di trattativa individuale”) between the parties.
SECTION 5.
CONDITIONS PRECEDENT

Section 5.1	Conditions to Initial Extension of Credit on the Closing Date.
The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
(a)    Credit Agreement and Security Documents. The Administrative Agent shall have received:
(i)    this Agreement, executed and delivered by each Parent Guarantor and each Loan Party,
(ii)    the Loan Party Guarantee Agreement, executed and delivered by each Loan Party,
(iii)    the Parent Guarantee Agreement, executed and delivered by each Parent Guarantor and
(iv)    each other document specified on Schedule 5.1;
(b)    [reserved];
(c)    [reserved];
(d)    Fees. The Administrative Agent shall have received all fees due and payable on or prior to the Closing Date in respect of the Initial Term Loan Facility as agreed previously in writing and, to the extent invoiced prior to the Closing Date (or such later date as the Borrower may reasonably agree), shall have been reimbursed for all reasonable and documented out-of-pocket expenses (including the reasonable fees, charges and disbursements of Latham & Watkins LLP, counsel to the Administrative Agent, and each other local counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document;
(e)    Legal Opinions. The Administrative Agent shall have received an executed legal opinion of:
(i)    Paul, Weiss, Rifkind, Wharton & Garrison LLP, special New York counsel to the Loan Parties,
(ii)    (A) Norton Rose Fulbright Australia, special Australian counsel to the Administrative Agent, Collateral Agent and Australian Security Trustee with respect to certain Australian law matters (Capacity and Enforcement Opinion with respect to Australian Security Loan Documents (including this Agreement and the Guarantee Agreement) which the Australian Loan Parties and Australian Parent Guarantors are party to),
(iii)    Appleby (Bermuda) Limited, acting on behalf of the Administrative Agent,

(iv)    Norton Rose Fulbright LLP, Amsterdam office, special Dutch counsel to the Collateral Agent with respect to certain Dutch law matters (Capacity Opinion and Enforcement Opinion with respect to Security Documents governed by the laws of the Netherlands),
(v)     (A) Linklaters LLP, counsel for the Loan Parties with respect to certain German law matters (Capacity Opinion) and (B) Latham & Watkins LLP, counsel to the Administrative Agent with respect to certain German law matters (Enforceability Opinion),
(vi)    (A) Pirola Pennuto Zei & Associati, counsel for the Loan Parties with respect to Italian law matters (Capacity Opinion) and (B) Latham & Watkins LLP, counsel to the Administrative Agent with respect to certain Italian law matters (Enforceability Opinion with respect to Security Documents governed by the laws of Italy),
(vii)    (A) Cuatrecasas, Gonçalves Pereira & Associados, S.L.P., counsel for the Loan Parties with respect to certain Spanish law matters (Capacity Opinion) and (B) Latham & Watkins LLP, counsel to the Administrative Agent with respect to certain Spanish law matters (Enforceability Opinion with respect to Security Documents governed by the laws of Spain), and
(viii)    (A) Lenz & Staehelin, counsel to the Administrative Agent with respect to certain Swiss law matters (Enforcement Opinion with respect to Security Documents governed by the laws of Switzerland) and (B) Homburger AG, counsel for the Loan Parties with respect to certain Swiss laws (Capacity Opinion).
(f)    Closing Certificate. The Administrative Agent shall have received certifications of the Loan Parties, dated as of the Closing Date, which shall contain customary closing date certificates in the case of each Loan Party and Parent Guarantor attaching constitutional documents, resolutions approving execution (and delivery if required) of the Loan Documents to which it is a party and entry into and performance of the transactions contemplated therein, if applicable, powers of attorney, and specimen signatures of each authorized officer of the Loan Party or Parent Guarantor;
(g)    USA Patriot Act and Other Know-Your-Customer Regulations. The Lenders shall have received from (i) each Parent Guarantor, each Borrower and each of the Loan Parties, at least 3 Business Days prior to the Closing Date, all documentation and other information reasonably requested by any Lender no less than 5 calendar days prior to the Closing Date that such Lender reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (ii) any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation a Beneficial Ownership Certification in relation to such Borrower;
(h)    Filings. Except as set forth on Schedule 6.10, each Uniform Commercial Code financing statement and other similar financing statements and filings required by the Security Documents to be filed on the Closing Date to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected Lien on the Collateral described therein shall have been delivered to the Collateral Agent in proper form for filing;
(i)    Pledged Stock; Stock Powers. Except as set forth on Schedule 6.10, the Collateral Agent shall have received the certificates, if any, representing the shares of pledged stock pledged pursuant to the Security Documents, together with (i) for pledged stock other than those in an Italian Loan Party, an undated stock power or endorsement for transfer for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and (ii) for pledged stock in an Italian Loan Party, evidence of the annotation of the pledge on such pledged stock on both the share certificates and the shareholders’ ledger (libro soci) of the Italian Loan Party, to be made by an authorized director of the Italian Loan Party;
(j)    Solvency Certificate. The Administrative Agent shall have received a solvency certificate to the effect set forth in Section 4.18(a) signed by the chief financial officer of Revlon or, at the Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing;
(k)    [reserved].
(l)    Material Adverse Effect. Since December 31, 2017, there shall not have occurred any changes, events, circumstances, effects, developments, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect;
(m)    [reserved].
(n)    Financial Statements. The Lead Arranger shall have received (i) audited consolidated balance sheets of Revlon and related statements of income, changes in equity and cash flows of Revlon for each of its three (3) most recently completed fiscal years ended at least 90 days before the Closing Date and (ii) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of Revlon for each subsequent fiscal quarter after the audited financial statements referred to above and ended at least 45 days before the Closing Date (other than any fiscal fourth quarter);
(o)    [reserved]; and
(p)    Lien Searches. The Collateral Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements will be made to evidence or perfect security interests required to be evidenced or perfected, and such search shall reveal no liens on any of the assets of the Loan Parties, except for Liens permitted by Section 7.3 or liens to be discharged on or prior to the Closing Date.

Section 5.2	Conditions to Each Extension of Credit.
The agreement of each Lender to make any Loan hereunder on any date is subject to the satisfaction (or waiver) of the following conditions precedent:
(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect) as of such earlier date;
(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date;
(c)    Borrowing Notice. In the case of a borrowing of any Loans, the Administrative Agent shall have received a notice of borrowing from the Borrower; and

(d)    Borrowing Base. On the Closing Date and on the date on which a Borrowing Base Certificate is most recently required to be delivered by Section 6.2(g), a Borrower shall have delivered the Borrowing Base Certificate. After giving effect to the Loans requested to be made on any such date and the use of proceeds thereof, the aggregate principal amount of all Loans plus any Enforcement Reserves then in effect shall not exceed the Borrowing Base then in effect.
Each borrowing of a Loan by a Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.
SECTION 6.
AFFIRMATIVE COVENANTS
Each Loan Party and each Parent Guarantor hereby agrees that, from and after the Closing Date, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then due), such Loan Party shall (and with respect to Sections 6.3(a), 6.4(a), 6.8, 6.10, 6.13 and 6.18, such Parent Guarantor shall):

Section 6.1	Financial Statements.
Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on the Platform):
(a)    within 90 days after the end of each fiscal year of Revlon, commencing with the fiscal year ending December 31, 2018,
(i)    a copy of the audited consolidated balance sheet of Revlon and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth, commencing with the financial statements with respect to the fiscal year ending December 31, 2018, in comparative form the figures as of the end of and for the previous year, reported on without qualification, exception or explanatory paragraph as to “going concern” or arising out of the scope of the audit (other than any such exception or explanatory paragraph (but not qualification) that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date of the Revlon ABL Facility or the Revlon Term Loan Facility occurring within one year from the time such report is delivered), by KPMG LLP or other independent certified public accountants of nationally recognized standing;
(ii)    a management’s discussion and analysis of the important operational and financial developments during such fiscal year (for the avoidance of doubt, this deliverable being the same management’s discussion and analysis that is delivered under the Revlon ABL Facility);
(iii)    annual statutory financial statements of each Loan Party (except for the U.S. Borrower) prepared in accordance with local generally accepted accounting principles on an entity-by-entity basis (and such financial statements shall not include any qualification, reserve, exception or explanatory paragraph indicating that a material portion of the Inventory purchased by such Loan Party from a Revlon Party is not on an arm’s length basis or a Loan Party is not Authorized to Distribute material portions of Inventory purchased, manufactured or otherwise owned or held by such Loan Party);

(b)    within 45 days after the end of each of the first three quarterly periods of each fiscal year of Revlon, commencing with the fiscal quarter ending September 30, 2018, (i) the unaudited consolidated balance sheet of Revlon and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth, in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of Revlon as fairly presenting in all material respects the financial condition of Revlon and its consolidated Subsidiaries in conformity with GAAP (subject to normal year-end audit adjustments and the lack of complete footnotes) and (ii) a management’s discussion and analysis of the important operational and financial developments during such fiscal quarter (for the avoidance of doubt, this deliverable being the same management’s discussion and analysis that is delivered under the Revlon ABL Facility);
(c)    within 45 days after the end of each quarterly period of each fiscal year of Revlon, commencing with the fiscal quarter ending September 30, 2018, unaudited balance sheet, profit and loss statements and cash flow statements of the Loan Parties on a combined basis aggregating all the Loan Parties and on an individual basis for each Loan Party and a schedule of payments made by the Loan Parties to Revlon Parties (other than Loan Parties) with respect to management services provided by such Revlon Parties to the Loan Parties during such fiscal quarter (or in the case of the first fiscal quarter ending after the Closing Date, such payments made after the Closing Date through the end of such fiscal quarter); and
(d)    as soon as available but in any event not later than 5 Business Days after the monthly borrowing base certificate under the Revlon ABL Facility is required to be delivered as of the Closing Date (or, if such date is not a Business Day, the next succeeding Business Day), commencing with the fiscal month ending August 31, 2018, in each case, as of the end of such fiscal month
(i)    a schedule of the intercompany loan balances between the Loan Parties and the Revlon Parties (other than Loan Parties) and, starting with the second such schedule delivered after the Closing Date, the details of any repayments since the previously delivered schedule; and
(ii)    a schedule of accounts payable and accounts receivable balances from the Loan Parties to the Revlon Parties (other than Loan Parties).
All such financial statements shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except (x) as disclosed therein, (y) in the case of the financial statements referred to in clause (b) and clause (c), for customary year-end adjustments and the absence of complete footnotes and (z) for the financial statements referred to in clause (a)(iii)). Any financial statements or other deliverables required to be delivered pursuant to this Section 6.1 and any financial statements or reports required to be delivered pursuant to clause (c) and (d) of Section 6.2 shall be deemed to have been furnished to the Administrative Agent on the date that such financial statements or deliverable (as applicable) are posted on the SEC’s website at www.sec.gov or the website for Holdings.
Documents required to be delivered pursuant to this Section 6.1 may also be delivered by posting such documents electronically with written notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on the Platform.

Section 6.2	Certificates; Other Information.
Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (e), to the relevant Lender (in each case, which may be delivered via posting on the Platform):

(a)    [reserved];
(b)    concurrently with the delivery of any financial statements pursuant to Section 6.1, commencing with delivery of financial statements for the first period ending after the Closing Date, (i) a Compliance Certificate of a Responsible Officer on behalf of a Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate and (ii) to the extent not previously disclosed to the Administrative Agent, a description of any Default or Event of Default that occurred;
(c)    not later than 90 days after the end of each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2018, a consolidated forecast for the following fiscal year (including a projected consolidated balance sheet of Revlon and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income);
(d)    promptly after the same become publicly available, copies of all financial statements and material reports that Holdings sends to the holders of any class of its publicly traded debt securities or public equity securities (except for those provided solely to the Permitted Investors), in each case to the extent not already provided pursuant to Section 6.1 or any other clause of this Section 6.2;
(e)    promptly, such additional financial and other information regarding the operations, business affairs and financial condition of a Parent Guarantor or a Loan Party as the Administrative Agent (for its own account or upon the request from any Lender) may from time to time reasonably request to the extent such additional financial or other information is reasonably available to, or can be reasonably obtained by, the Borrower; provided, that such requests shall not be made for the purposes set forth under Section 6.14, it being understood that Section 6.14 shall govern the subject matter thereof exclusively;
(f)    so long as required under the Revlon ABL Facility (or any refinancing thereof), within a reasonable period following the delivery of any financial statements pursuant to Section 6.1, dial-in details in respect of a conference call with Lenders (which may be satisfied by a call with holders of Holdings’ publicly listed debt or equity securities attended by any Lender) and during which representatives from Revlon will be available to discuss the details of the relevant Revlon-level financial statements and otherwise address additional matters in a manner consistent with Holding’s past practice; and
(g)    A Borrower may deliver from time to time a Borrowing Base Certificate, but in any event shall deliver a Borrowing Base Certificate
(i)    calculated as of the last day of each calendar month commencing June 30, 2018, as soon as available but in any event not later than 5 Business Days (or in the case of the Borrowing Base Certificate with respect to the calendar month ending June 30, 2018, 15 Business Days) after the monthly borrowing base certificate under the Revlon ABL Facility in effect on the Closing Date is required to be delivered (or, if such date is not a Business Day, the next succeeding Business Day),
(ii)    after the first Borrowing Base Certificate is delivered or is required to be delivered pursuant to clause (i) above, if a Liquidity Event Period has occurred and is continuing or the most recently delivered Borrowing Base Certificate does not contain a certification that the New Inventory Condition is satisfied, calculated as of the last day of each week, as soon as available but in any event not later than 5 days after the end of the last day of each week (containing available updated figures for Accounts but not, unless otherwise available, Inventory) and

(iii)    after the first Borrowing Base Certificate is delivered or is required to be delivered pursuant to clause (i) above, if the most recently delivered Borrowing Base Certificate does not demonstrate that the Minimum Liquidity Condition is satisfied, calculated as of the last day of each week, as soon as available but in any event not later than 10 days after the end of the last day of each week (containing available updated figures for Accounts but not, unless otherwise available, Inventory), in each case, executed by a Responsible Officer of such Borrower. Each Borrowing Base Certificate shall contain (x) a certification as to whether such Responsible Officer believes the New Inventory Condition is satisfied or not, (y) the balance of cash and Cash Equivalents of each Loan Party and (z) a calculation demonstrating whether or not the Minimum Liquidity Condition is satisfied.
Notwithstanding anything to the contrary in this Section 6.2, (a) no Loan Party or Parent Guarantor will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited or restricted by Requirements of Law or any binding agreement or obligation, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information and (b) unless such material is identified in writing by the Borrower as “Public” information, the Administrative Agent shall deliver such information only to “private-side” Lenders (i.e., Lenders that have affirmatively requested to receive information other than Public Information).
Documents required to be delivered pursuant to this Section 6.2 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date (i) on which the Revlon posts such documents, or provides a link thereto on the Revlon’s website or (ii) on which such documents are posted on the Borrower’s behalf on the Platform.

Section 6.3	Payment of Taxes.
(a)    Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Taxes, governmental assessments and governmental charges (other than Indebtedness), except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of a Loan Party, as the case may be, or (ii) to the extent that failure to pay or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect. Use reasonable efforts to ensure that (A) the tax classification of the U.S. Borrower and the Dutch Borrower remain as described in Section 4.10 and (B) the Dutch Borrower is not treated as engaged in a trade or business in the United States for U.S. federal income tax purposes.
(b)    Notwithstanding Section 4.27, each Australian Loan Party and each Australian Parent Guarantor must ensure that (i) if it becomes a member of a Tax Consolidated Group (A) there is at all times an Australian Tax Sharing Agreement for that Tax Consolidated Group (of which each Australian Loan Party and Australian Parent Guarantor is party to) in form and substance reasonably satisfactory to Administrative Agent, (B) each member of the Tax Consolidated Group (of which each Australian Loan Party or Australian Parent Guarantor is a member) is party to an Australian Tax Funding Agreement; and (C) it complies with the Australian Tax Sharing Agreement and Australian Tax Funding Agreement; (ii) any Australian Tax Sharing Agreement is amended or replaced to the extent necessary to ensure that it remains a valid Australian Tax Sharing Agreement (having regard to changes in the composition or activities of the Tax Consolidated Group); (iii) it is not at any time liable for any Australian Group Liability other than in respect of its own assets and activities (including as a result of being a member of a Tax Consolidated Group or a party to an Australian Tax Sharing Agreement); (iv) the Head Company of the Tax Consolidated Group to which each

Australian Loan Party or Australian Parent Guarantor is a member gives the Australian Taxation Office a copy of the Australian Tax Sharing Agreement within the period required by section 721-25(3)(b) of the Australian Tax Act if the Australian Taxation Office gives a notice requiring it to do so. Terms used but not defined in this Section shall have the meaning given to such terms under the Australian Tax Act.

Section 6.4	Conduct of Business and Maintenance of Existence, etc.; Compliance.
(a)    Preserve and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and
(b)    comply with all Requirements of Law (including ERISA, Environmental Laws, and the USA Patriot Act) except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect; provided, that with respect to Environmental Laws, no Loan Party shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 6.5	Maintenance of Property; Insurance.
(a)    Keep all Property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(b)    Take all commercially reasonable steps, including in any proceeding before any national or supra-national trade mark, patent, copyright or other intellectual property office or registry, to maintain the Intellectual Property owned or registered in the name of such Loan Party and to pursue and obtain the relevant registration and to maintain each such registration of Intellectual Property owned by such Loan Party, including filing of applications for renewal, affidavits of use and affidavits of incontestability, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(c)    Maintain insurance with financially sound and reputable insurance companies on all its Property that is necessary in, and material to, the conduct of business by the Loan Parties, taken as a whole, in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and use its commercially reasonable efforts to ensure that all such material insurance policies shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) name the Collateral Agent, as additional insured party or loss payee.

Section 6.6	Inspection of Property; Books and Records; Discussions.
(a)    Keep proper books of records and accounts in a manner to allow financial statements to be prepared in conformity with GAAP (or, with respect to Subsidiaries organized outside of the United States, the local accounting standards applicable to the relevant jurisdiction; provided, that, to the extent that any such Subsidiary is permitted to prepare financial statements in accordance with different local accounting standards, such Subsidiary shall continue to apply the local accounting standard applied as of the Closing Date (as such standard may be updated or revised from time to time and, for the avoidance of doubt, with any discretions, judgments and elections afforded by such local accounting standard, including any changes in the application of such discretions, judgments and elections as such Subsidiary shall determine) except to the extent of changes between local accounting standards required by applicable law or regulation).
(b)    Permit representatives designated by the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice and at such reasonable times during normal business hours (provided, that (i) such visits shall be limited to no more than one such visit per calendar year at each facility, (ii) such visits by the Administrative Agent shall be at the Administrative Agent’s expense, except in the case of the foregoing clauses (i) and (ii) during the continuance of an Event of Default and (iii) such visits shall not be for the purposes set forth under Section 6.14, it being understood that Section 6.14 shall govern discussions as set forth thereunder exclusively).
(c)    Permit representatives designated by the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Parent Guarantors and the Loan Parties with officers of the Parent Guarantors and the Loan Parties upon reasonable notice and at such reasonable times during normal business hours (provided, that (i) a Responsible Officer of the Borrower shall be afforded the opportunity to be present during such discussions, (ii) such discussions shall be coordinated by the Administrative Agent, (iii) such discussions shall be limited to no more than once per calendar year except during the continuance of an Event of Default and (iv) such discussions shall not be for the purposes set forth under Section 6.14, it being understood that Section 6.14 shall govern discussions as set forth thereunder exclusively).
(d)    Permit representatives of the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Parent Guarantors and the Loan Parties with its independent certified public accountants to the extent permitted by the internal policies of such independent certified public accountants upon reasonable notice and at such reasonable times during normal business hours (provided, that (i) a Responsible Officer of the Borrower shall be afforded the opportunity to be present during such discussions, (ii) such discussions shall be limited to no more than once per calendar year except during the continuance of an Event of Default and (iii) such discussions shall not be for the purposes set forth under Section 6.14, it being understood that Section 6.14 shall govern discussions as set forth thereunder exclusively).
Notwithstanding anything to the contrary in this Section 6.6 or Section 6.14, none of the Parent Guarantors or any of the Loan Parties will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited or restricted by Requirements of Law or any binding agreement or obligation, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information.

Section 6.7	Notices.
Promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, give notice to the Administrative Agent of:
(a)    the occurrence of any Default or Event of Default;
(b)    any litigation, investigation or proceeding which may exist at any time between a Parent Guarantor or a Loan Party and any other Person, that in either case, would reasonably be expected to have a Material Adverse Effect;

(c)    the occurrence of any Reportable Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party as a result thereof that would reasonably be expected to have a Material Adverse Effect;
(d)    the aggregate principal amount of the Initial Term Loans exceeding the Borrowing Base then in effect as a result of a decrease therein (in which case, the Borrower shall comply with the terms of Section 2.12(b));
(e)    a Liquidity Event Period or a Qualified Cash Sweep Period has begun;
(f)    any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification; or
(g)    any other development or event that has had or would reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth in reasonable detail the occurrence referred to therein and stating what action the Borrower or the relevant Guarantor proposes to take with respect thereto.

Section 6.8	Additional Collateral, etc.
(a)    Subject to the Agreed Security Principles and the relevant Security Documents, with respect to any Property that is Borrowing Base Collateral (or Other Material Collateral) located in the jurisdiction of formation of such Loan Party (or any other jurisdiction in which such a Loan Party that has previously granted a security interest to secure the Obligations, in each case to the extent required by the Security Documents to which such Loan Party is a party) and, in the case of non-Borrowing Base Collateral, having a value for non-Borrowing Base Collateral, individually or in the aggregate, of at least €500,000 for such non-Borrowing Base Collateral, in each case, acquired after the Closing Date by such Loan Party (other than any Property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Collateral Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly (A) give notice of such Property to the Collateral Agent and execute and deliver to the Collateral Agent such amendments to the Security Documents or such other documents as the Collateral Agent reasonably requests to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in such Property and (B) take all actions reasonably requested by the Collateral Agent to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Loan Documents and with the priority required by Section 4.17) in such Property.
(b)    Subject to the Agreed Security Principles, from time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates, schedules or documents, and take all such actions, as the Collateral Agent may reasonably request for the purposes implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Collateral Agent, for the benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or financing statement amendments under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created thereby and providing updated schedules of Property of the type included (or purported to be included) in the Collateral; provided, further, that in no event shall the Loan Parties be required to deliver landlord lien waivers, estoppels or collateral access letters except as set forth in Section 6.16. Notwithstanding the foregoing, the provisions of this Section 6.8 shall not apply to assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby. The Administrative Agent may grant extensions of time or waivers of requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents.
(c)    Upon the occurrence of a Qualified Cash Sweep Period or if the Borrower has delivered two or more Borrowing Base Certificates that provide the Initial Term Loan Amount exceeds the Non-Adjusted Borrowing Base or if a Borrowing Base Certificate does not include a certification that the New Inventory Condition is satisfied, then the Administrative Agent may (in its sole discretion exercised reasonably) and, upon the written direction of the Required Lenders, shall direct the applicable Loan Party to cause the Obligations to be secured by a valid, enforceable, first priority security interest in the Other Material Spanish Collateral.
(d)    Each Loan Party organized or incorporated in a jurisdiction to which the Insolvency Regulation applies shall notify the Administrative Agent in writing if it intends to open or establish or, in any event, promptly after opening or establishing, an “establishment” (as that term is used in Article 2(1) of the Insolvency Regulation) in any jurisdiction other than its jurisdiction of organization or incorporation. Each Loan Party shall notify the Administrative Agent in writing if it intends to move to a different jurisdiction (other than France) or transfer to a different Loan Party an amount of Borrowing Base Collateral or Other Material Assets in each case in excess of €1,000,000 or, in any event, promptly upon moving or transferring such Property to any jurisdiction other than its jurisdiction of organization or incorporation or with respect to such Loan Party, such jurisdiction identified on Schedule 6.8. Upon receipt of such notification and subject to the Agreed Security Principles, the Administrative Agent may request that the relevant Loan Party shall execute and deliver such additional documents and take all further actions as may be required or appropriate under applicable law to grant, preserve, protect and perfect security interests over the Collateral of such Loan Party.
(e)    At least quarterly and upon the request of the Administrative Agent, the Borrower shall provide periodic updates about the relocation of Inventory to France. Subject to the Agreed Security Principles, the Loan Parties shall execute and deliver such additional documents and take all further actions as may be required or appropriate under applicable law to grant, preserve, protect and perfect security interests over such Inventory and the proceeds thereof.
(f)    Subject to the Agreed Security Principles, the Administrative Agent may reasonably request and, upon such request, the applicable Loan Party shall provide, periodic schedules of Accounts and Inventory from the Borrower that may be required or appropriate under applicable law to grant, preserve, protect and perfect security interests over such Accounts and Inventory.
(g)    The Loan Parties shall (and shall use commercially reasonable efforts to cause Revlon and any applicable Revlon Party (other than the Loan Parties) to):
(i)    provide written or other evidence (if available), as may be reasonably requested by the Administrative Agent, that (A) the Loan Parties are and continue to be Authorized to Distribute Inventory, and (B) if an Event of Default is continuing, solely for the Licensed Purpose, the Administrative Agent and Collateral Agent are Authorized to Distribute Inventory,

(ii)    if a Loan Party memorializes a material intercompany relationship with another Revlon Party in a formal written agreement or other document (other than purchase orders, forecast planning materials and other ordinary course communications), promptly provide a copy of such agreement or other documentation to the Administrative Agent and deliver a certification that the New Inventory Condition is satisfied on a pro forma basis after giving effect to such agreement or other documentation,
(iii)    if an Event of Default is continuing, solely for the Licensed Purpose, cooperate with the Administrative Agent and the Collateral Agent in the Authorized Distribution of Inventory (including, without limitation, the execution and delivery, acknowledgment or provision of any appropriate documentation that may be requested by a third-party to evidence that the Administrative Agent and Collateral Agent are Authorized to Distribute Inventory), and
(iv)    from time to time, take all such necessary actions the Administrative Agent or the Collateral Agent may reasonably request to ensure that material Inventory purchased, manufactured or otherwise owned, held or controlled by the Loan Parties is and remains subject to the First Sale Doctrine or otherwise take all such necessary actions to ensure that the Loan Parties are Authorized to Distribute such Inventory (other than Inventory with respect to which the Loan Parties own the applicable material trademarks and other material Intellectual Property applicable to, appearing on or subsisting in such Inventory in the markets and jurisdictions in which the Loan Parties export, import, sell, resell, advertise, manufacture (including of packaging), market, distribute, promote and otherwise commercialize such Inventory).

Section 6.9	Use of Proceeds.
(a)    Use proceeds of (i) any Initial Term Loans borrowed on the Closing Date (A) to, directly or indirectly, make intercompany transfers, either via Restricted Payments, via intercompany Investments, via repayment of intercompany payables or any combination thereof, to Revlon, (B) to make Proceeds Loans to the German Loan Parties and the Italian Loan Party (the proceeds of which may, in turn, be used for the other purposes described in Section 6.9(a)(i)) and/or (C) to provide working capital and for other general corporate purposes and (ii) any other Loans hereunder to finance Investments permitted hereunder or for other purposes of the Loan Parties not prohibited by this Agreement.
(b)    Not use any of the amounts borrowed under this Agreement in a manner which would constitute a “use of proceeds in Switzerland” (Mittelverwendung in der Schweiz), as interpreted by the Swiss Federal Tax Administration for purposes of Swiss Withholding Tax

Section 6.10	Post Closing.
Satisfy the requirements set forth on Schedule 6.10, on or before the date set forth opposite such requirements or such later date as consented to by the Administrative Agent in its reasonable discretion (or if such later date is more than 60 days after the date set forth opposite such requirements, such later date as consented by the Administrative Agent and the Specified Lender, if any, in their reasonable discretion).

Section 6.11	[Reserved].

Section 6.12	Line of Business.
Continue to operate solely as a Permitted Business.

Section 6.13	Changes in Jurisdictions of Organization; Name.
Provide prompt prior written notice to the Collateral Agent of any change of name or change of jurisdiction of organization of any Loan Party or Parent Guarantor, and deliver to the Collateral Agent all additional executed financing statements, financing statement amendments and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests to the extent provided for in the Security Documents and concurrent with such notice, provide a pro forma Borrowing Base Certificate; provided, that, for the avoidance of doubt, no change of name or jurisdiction or organization of a Loan Party or Parent Guarantor organized outside of the United States shall be permitted without the written consent of the Administrative Agent and the execution and delivery of such additional documents and the taking of all further actions as may be required or appropriate under applicable law to grant, preserve, protect and perfect security interests over the Collateral of such Loan Party or Parent Guarantor.

Section 6.14	Appraisals and Field Examinations.
(a)    The Borrower may and, upon request of the Administrative Agent (which request may at be the written direction of the Specified Lender), shall conduct, or cause to be conducted, at its expense, and present to the Administrative Agent for approval, such Appraisals, investigations and reviews as the Administrative Agent shall request for the purpose of determining the Borrowing Base and any Local Borrowing Base (which determination shall in each case apply jointly to the foregoing), all upon reasonable notice and at such times during normal business hours and as often as may be reasonably requested; provided, however, that unless a Default or Event of Default shall be continuing, the Administrative Agent shall not request any such Appraisal, investigation and review prior to the first anniversary of the Closing Date and shall request no more than one such Appraisal, investigation and review in the aggregate during any 12-month period beginning on an anniversary of the Closing Date; provided, further, so long a Default or Event of Default is continuing, the Administrative Agent shall request no more than two such Appraisals, investigations and reviews in the aggregate during any 12-month period beginning on the Closing Date or an anniversary thereof; provided, further, so long an Event of Default is continuing, the Administrative Agent shall request no more than three such Appraisals, investigations and reviews in the aggregate during any 12-month period beginning on the Closing Date or an anniversary thereof. The Borrower shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request (which request may be at the written direction of the Specified Lender) regarding the determination and calculation of the Borrowing Base or any Local Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of the Accounts referred to therein.
(b)    The Administrative Agent may (which may be at the written direction of the Specified Lender), at the Borrower’s sole cost and expense, make test verifications of the Accounts and physical verifications of Inventory in any manner and through any medium that the Administrative Agent reasonably considers advisable and conduct customary field examinations of the Collateral, and the Borrower shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection therewith (which may be at the written direction of the Specified Lender); provided, however, that unless a Default or Event of Default shall be continuing, the Administrative Agent shall not request any such verifications and customary field examination prior to the first anniversary of the Closing Date and shall request no more than one such verification and customary field examinations in the aggregate during any 12-month period beginning on an anniversary of the Closing Date; provided, further, if a Default or Event of Default is continuing, the Administrative Agent shall request no more than two such verifications and customary field examinations in the aggregate during any 12-month period beginning on the Closing Date or an anniversary thereof; provided, further, if an Event of Default is continuing, the Administrative Agent shall request no more than three such verifications and customary field examinations in the aggregate during any 12-month period beginning on the Closing Date or an anniversary thereof. At any time and from time to time, upon the Administrative Agent’s request (which request may be the written direction of the Specified Lender) and at the expense of the Borrower, the Borrower shall furnish to the Administrative Agent reports reasonably satisfactory to the Administrative Agent showing reconciliations, aging and test verifications of, and trial balances for, the Accounts; provided, however, that unless a Default or Event of Default shall be continuing, the Administrative Agent shall not request any such report prior to the first anniversary of the Closing Date and shall request no more than one such report during any 12-month period beginning on the Closing Date or an anniversary thereof; provided, further, that if a Default or Event of Default is continuing, the Administrative Agent shall request no more than two such reports in the aggregate during any 12-month period beginning on the Closing Date or an anniversary thereof; provided, further, that if an Event of Default is continuing, the Administrative Agent shall request no more than three such reports in the aggregate during any 12-month period beginning on the Closing Date or an anniversary thereof.

Section 6.15	Approved Deposit Accounts.
From and after the date that is sixty (60) days after the Closing Date or, in each case, such later date as the Administrative Agent and the Specified Lender (if any) may agree in their reasonable discretion (except in the case of clause (e) below):
(a)    Each Loan Party shall, except cash or Cash Equivalents subject to a Lien permitted under Section 7.3(c), (d), (g) (solely to the extent securing Indebtedness permitted pursuant to Section 7.2(t) and only to the extent prohibited by the terms of the Indebtedness secured thereby), (o), (p), (t) and (ee) (with respect to the foregoing clauses), (i) deposit in an Approved Deposit Account all cash, Cash Equivalents and all Proceeds (as defined any Security Document) (or such similar term under and as defined in the Security Documents of a Non-U.S. Loan Party) of any Account or General Intangible (as defined in any Security Document) (or such similar terms under and as defined in the Security Documents of a Non-U.S. Loan Party) they receive from any other Person and (ii) not establish or maintain any Deposit Account other than with a Deposit Account Bank; provided, however, that the Loan Parties may deposit cash into and maintain Excluded Accounts in the ordinary course of business.
(b)    Each Loan Party shall instruct (or, with respect to General Intangibles (as defined in the UCC (or such comparable term)), use commercially reasonable efforts to instruct) each Account Debtor obligated to make a payment to any of them under any Account or General Intangible to make payment, or to continue to make payment, to an Approved Deposit Account (or, at the sole discretion of the Administrative Agent, into a Deposit Account from which funds are automatically deposited into an Approved Deposit Account on a periodic basis).
(c)    In the event (i) a Loan Party or any Deposit Account Bank shall, after the date hereof, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of a Deposit Account Bank to comply in any material respect with the terms of the applicable Deposit Account Control Agreement, (iii) the Administrative Agent determines in its sole discretion exercised reasonably that the financial condition of a Deposit Account Bank has materially deteriorated and (iv) with respect to a Deposit Account that is not an Approved Deposit Account, the Administrative Agent so requests (which request may be at the written direction of the Specified Lender), each Loan Party shall notify all of its respective obligors that were making payments to such terminated Approved Deposit Account (or such other account permitted pursuant to Section 6.15(b)) to make all future payments to another Approved Deposit Account.

(d)    [Reserved].
(e)    The Administrative Agent may establish one or more Cash Collateral Accounts with such depositaries as it in its sole discretion shall determine to the extent expressly contemplated in any Loan Document and shall (or direct the Collateral Agent to) apply the all funds on deposit in such Cash Collateral Account as so contemplated. Funds on deposit in any Cash Collateral Account may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during a Liquidity Event Period or the continuance of an Event of Default, the Administrative Agent agrees with the applicable Loan Party to direct the Collateral Agent to issue Entitlement Orders for such investments in Cash Equivalents as requested by such Loan Party; provided, however, that neither the Administrative Agent nor the Collateral Agent shall have any responsibility for, or bear any risk of loss of, any such investment or income thereon.

Section 6.16	Landlord Waiver and Bailee’s Letters.
Each Loan Party shall use commercially reasonable efforts to deliver Landlord Waivers and Bailee’s Letters pursuant to Section 6.10 and as the Administrative Agent shall request from time to time in connection with Collateral included in the Borrowing Base or any Local Borrowing Base in its sole discretion exercised reasonably and in accordance with customary business practices.

Section 6.17	[Reserved].

Section 6.18	Sanctions; Anti-Corruption Laws.
The Borrower will maintain in effect, or will be part of a group that maintains in effect, policies and procedures designed to promote compliance by the Parent Guarantors and the Loan Parties and their respective directors, officers, employees, and agents with applicable Sanctions and with the Anti-Corruption Law. Each Loan Party will not, directly or indirectly, use the proceeds of the Loans (i) to lend, contribute, provide or otherwise make available such proceeds to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the target of any Sanctions, or in any other manner, in each case, that would result in any violation by any party hereto (including any Lender, Lead Arranger or Administrative Agent) of Sanctions or (ii) for any payments to any Person, governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any applicable Anti-Corruption Law.
SECTION 7.
NEGATIVE COVENANTS
Each Loan Party and Parent Guarantor hereby agrees that, from and after the Closing Date, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not than due), each such Loan Party and Parent Guarantor shall not (it being understood, for the avoidance of doubt, that the Parent Guarantors shall not be subject to the covenants in this Section 7, but only the covenant in Section 7A):

Section 7.1	[Reserved].

Section 7.2	Indebtedness.
Create, issue, incur, assume, or permit to exist any Indebtedness, except:

(a)    Indebtedness of a Loan Party pursuant to this Agreement and any other Loan Document and any Permitted Refinancing thereof;
(b)    (i) Indebtedness of a Loan Party owing to another Loan Party, provided, that (A) any such intercompany loan, to the extent in excess of €500,000, shall be pledged to secure the Obligations and (B) such Indebtedness shall be unsecured and subordinated in right of payment to the Obligations and (ii) unsecured intercompany Indebtedness of a Loan Party that is subordinated in right of payment to the Obligations owing to a Revlon Party (other than Loan Party);
(c)    (i) Capital Lease Obligations or purchase money Indebtedness of a Loan Party incurred to finance or reimburse the cost of the acquisition, development, construction, purchase, lease, repair, addition or improvement of any property (real or personal), equipment or other assets used or useful in a Permitted Business, whether such property, equipment or assets were originally acquired directly or as a result of the purchase of any Capital Stock of any Person owning such property, equipment or assets, in an aggregate outstanding principal amount for this clause (i) not to exceed €7,500,000 and (ii) subject to the last sentence of this Section 7.2, any Permitted Refinancings in respect of the Indebtedness incurred pursuant to clause (c)(i) above;
(d)    (i) Indebtedness outstanding on the Closing Date or committed to be incurred as of such date and, in each case, up to the aggregate principal amounts listed on Schedule 7.2(d) and (ii) in each case, any Permitted Refinancing thereof; provided, any Permitted Refinancing of an Indebtedness of a Loan Party owing to another Revlon Party shall be unsecured and subordinated in right of payment to the Obligations;
(e)    (i) Indebtedness with respect to factoring arrangements entered into the ordinary course of business and consistent with past practices and, in the case of recourse factoring, in an aggregate outstanding principal amount for this clause (i) and clause (d)(i) not to exceed €4,000,000 on an average basis for the last twelve-month period and not to exceed €6,000,000 at any time and (ii) subject to the last sentence of Section 7.2, Permitted Refinancings in respect of Indebtedness incurred pursuant to clause (e)(i) above;
(f)    Indebtedness of a Loan Party arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by a Loan Party in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;
(g)    [reserved];
(h)    [reserved];
(i)    [reserved];
(j)    Indebtedness of the Loan Parties in an aggregate principal amount not to exceed €10,000,000; provided, however, such Indebtedness shall not be secured by Borrowing Base Collateral (or proceeds thereof) or Other Material Assets;
(k)    [reserved];
(l)    Indebtedness of a Loan Party in respect of workers’ compensation claims, bank guarantees, warehouse receipts or similar facilities, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, VAT, duty, tariff, appeal and surety bonds, completion guarantees, and other obligations of a similar nature, in each case in the ordinary course of business;

(m)    Indebtedness incurred by a Loan Party arising from agreements providing for indemnification related to sales, leases or other Dispositions of goods or adjustment of purchase price or similar obligations in any case incurred in connection with the acquisition or Disposition of any business, assets or Subsidiary in the ordinary course of business;
(n)    [reserved];
(o)    [reserved];
(p)    [reserved];
(q)    Indebtedness of a Loan Party as an account party in respect of trade letters of credit issued in the ordinary course of business or otherwise consistent with industry practice;
(r)    Indebtedness (i) owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business and (ii) in the form of pension and retirement liabilities not constituting an Event of Default, to the extent constituting Indebtedness;
(s)
(i)    Guarantee Obligations made in the ordinary course of business; provided, that such Guarantee Obligations are not of Indebtedness for Borrowed Money;
(ii)    Guarantee Obligations in respect of lease obligations of a Loan Party; provided, that, for the avoidance of doubt, such lease obligations are not Capital Lease Obligations;
(iii)    [reserved];
(iv)    Guarantee Obligations in respect of Indebtedness permitted by clause (r)(ii) above; and
(v)    Guarantee Obligations by a Loan Party of a Loan Party’s purchase obligations under supplier agreements and in respect of obligations of or to customers, distributors, franchisees, lessors, licensees and sublicensees; provided, that such Guarantee Obligations are not of Indebtedness for Borrowed Money;
(t)    (x) Indebtedness (that is not Indebtedness for Borrowed Money) of any Person that becomes a Borrowing Base Guarantor or is merged with or into a Loan Party after the Closing Date (a “New Subsidiary”) or that is associated with assets being purchased or otherwise acquired, in each case, as part of an acquisition, merger or consolidation or amalgamation or other Investment not prohibited hereunder; provided, that (A) such Indebtedness exists at the time such Person becomes a Borrowing Base Guarantor or is acquired, merged, consolidated or amalgamated by, with or into a Loan Party or when such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Loan Party or with such merger (except to the extent such Indebtedness refinanced other Indebtedness to facilitate such Person becoming a Loan Party or to facilitate such merger) or such asset acquisition and (B) no Loan Party (other than the applicable New Subsidiary) shall provide security or any guarantee therefor and (y) Permitted Refinancings of the Indebtedness referred to in clause (x) of this paragraph (t);
(u)    [reserved];

(v)    [reserved];
(w)    Indebtedness representing deferred compensation or stock-based compensation to employees of a Loan Party incurred in the ordinary course of business;
(x)    [reserved];
(y)    Indebtedness (and Guarantee Obligations in respect thereof) in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;
(z)    Indebtedness of a Loan Party undertaken in connection with cash management and related activities with respect to any Revlon Party in the ordinary course of business;
(aa)    [reserved];
(bb)    [reserved];
(cc)    [reserved];
(dd)    [reserved]; and
(ee)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges, accretion or amortization of original issue discount, accretion of interest paid in kind and additional or contingent interest on obligations described in clauses (a) through (dd) above.
To the extent that any Indebtedness incurred under Section 7.2(c), (d) or (e) is refinanced in a Permitted Refinancing under clause (ii) of the relevant foregoing Section, then the aggregate outstanding principal amount of such Permitted Refinancing shall be deemed to utilize the related basket under the relevant foregoing Section on a Euro for Euro basis (it being understood that a Default shall be deemed not to have occurred solely to the extent that the incurrence of a Permitted Refinancing would cause the permitted amount under such Section to be exceeded and such excess shall be permitted hereunder).

Section 7.3	Liens.
Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:
(a)    Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings; provided, that adequate reserves with respect thereto are maintained on the books of the Loan Parties, as the case may be, to the extent required by GAAP;
(b)    landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;
(c)    (i) pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) Liens incurred in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to a Loan Party in respect of such obligations;

(d)    deposits and other Liens to secure the performance of bids, government, trade and other similar contracts (other than for borrowed money), leases, subleases, statutory or regulatory obligations, surety, judgment and appeal bonds, performance bonds and other obligations of a like nature and liabilities to insurance carriers incurred in the ordinary course of business;
(e)    easements, zoning restrictions, rights-of-way, leases, licenses, covenants, conditions, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially interfere with the ordinary conduct of the business of a Loan Party;
(f)    Liens (i) in existence on the Closing Date (after giving effect to the Transactions) listed on Schedule 7.3(f) (or to the extent not listed on such Schedule 7.3(f), where the Fair Market Value of the Property to which such Lien is attached is less than €250,000) and (ii) created after the Closing Date in connection with any refinancing, refundings, or renewals or extensions thereof permitted by Section 7.2(d); provided, that no such Lien is spread to cover any additional Property of the Loan Parties after the Closing Date unless such Lien utilizes a separate basket under this Section 7.3 and, in any event, no such Lien is spread to cover Borrowing Base Collateral (or proceeds thereof) or Other Material Assets;
(g)
(i)    Liens securing Indebtedness of a Loan Party incurred pursuant to Sections 7.2(c), 7.2(r) and 7.2(t); provided, that (A) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(r), such Liens do not encumber any Property other than cash paid to any such insurance company in respect of such insurance and (B) in the case of any such Liens securing Indebtedness pursuant to Section 7.2(t), such Liens exist at the time that the relevant Person becomes a Loan Party or such assets are acquired and are not created in contemplation of or in connection with such Person becoming a Loan Party or the acquisition of such assets (except to the extent such Liens secure Indebtedness which refinanced other secured Indebtedness to facilitate such Person becoming a Loan Party or to facilitate the merger, consolidation or amalgamation or other acquisition of assets referred to in such Section 7.2(t)) and such Liens shall not encumber Borrowing Base Collateral (or proceeds thereof); and
(ii)    any extension, refinancing, renewal or replacement of the Liens described in clause (i) of this Section 7.3(g) in whole or in part; provided, that such extension, renewal or replacement shall be limited to all or a part of the property which secured (or was permitted to secure) the Lien so extended, renewed or replaced (plus improvements on such property, if any);
(h)    Liens created pursuant to the Loan Documents or any other Lien securing all or a portion of the Obligations or any obligations in respect of a Permitted Refinancing thereof in accordance with Section 7.2;
(i)    Liens arising from judgments in circumstances not constituting an Event of Default under Section 8.1(h);
(j)    Liens securing Indebtedness permitted pursuant to Section 7.02(e) on Accounts subject to factoring arrangements in the ordinary course of business and consistent with past practices;
(k)    [reserved];
(l)    receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(m)    Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;
(n)    Liens arising out of consignment or similar arrangements for the sale by a Loan Party of goods through third parties in the ordinary course of business or otherwise consistent with past practice;
(o)    Liens solely on any cash earnest money deposits made by a Loan Party in connection with an Investment permitted by Section 7.7;
(p)    Liens deemed to exist in connection with Investments permitted by Section 7.7(b) that constitute repurchase obligations;
(q)    Liens upon specific items of inventory, equipment or other goods and proceeds of a Loan Party arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, equipment or other goods;
(r)    [reserved];
(s)    any interest or title of a lessor under any leases or subleases entered into by a Loan Party in the ordinary course of business and any financing statement filed in connection with any such lease;
(t)    Liens on cash and Cash Equivalents (including the net proceeds of the incurrence of Indebtedness) used to defease or to satisfy and discharge or redeem or repurchase Indebtedness, provided, that such defeasance or satisfaction and discharge or redemption or repurchase is not prohibited hereunder;
(u)    (i) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of a Loan Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of a Loan Party or (C) relating to purchase orders and other agreements entered into with distributors, clients, customers, vendors or suppliers of a Loan Party in the ordinary course of business, (ii) other Liens securing cash management obligations in the ordinary course of business and (iii) Liens encumbering reasonable and customary initial deposits and margin deposits in respect of, and similar Liens attaching to, commodity trading accounts and other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(v)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;
(w)    Liens on Capital Stock in joint ventures and other non-wholly owned entities securing obligations of such joint venture or entity and options, put and call arrangements, rights of first refusal and similar rights relating to Capital Stock in joint ventures and other non-wholly owned entities;
(x)    Liens securing obligations in respect of trade-related letters of credit permitted under Section 7.2 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;
(y)    other Liens with respect to obligations the principal amount of which does not exceed €10,000,000, at any time outstanding which do not encumber Borrowing Base Collateral (or proceeds thereof) or Other Material Assets;

(z)    licenses, sublicenses, cross-licensing or pooling of, or similar arrangements with respect to, Intellectual Property granted by a Loan Party which do not interfere in any material respect with the ordinary conduct of the business of such Loan Party;
(aa)    Liens arising from precautionary UCC financing statement filings (or other similar filings in non-U.S. jurisdictions) regarding leases, subleases, licenses or consignments or Liens provided for by a transfer of an Account, a commercial consignment (as defined in the Australian PPSA), or a PPSA Lease (as defined in the Australian PPSA), in each case, entered into by a Loan Party and which do not secure payment or performance of an obligation;
(bb)    [reserved];
(cc)    [reserved];
(dd)    zoning or similar laws or rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property;
(ee)    any extension, renewal or replacement of any Liens permitted by this Section 7.3; provided, that the Liens permitted by this clause (ee) shall not extend to or cover any additional Indebtedness or property (other than the proceeds or products thereof or any accessions or improvements thereto and after-acquired property subjected to a Lien pursuant to terms no broader than the equivalent terms existing at the time of such extension, renewal or replacement, and other than a substitution of like property);
(ff)    [reserved]
(gg)    Liens on inventory or equipment of a Loan Party granted in the ordinary course of business to a Loan Party’s (as applicable) distributor, vendor, supplier, client or customer at which such inventory or equipment is located;
(hh)    other Liens incidental to the conduct of business of a Loan Party or the ownership of any of their assets not incurred in connection with Indebtedness, which Liens do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary course of business of such Loan Party, including any Liens resulting from items that constitute Priority Payable Reserves;
(ii)    [reserved];
(jj)    [reserved];
(kk)    [reserved];
(ll)    [reserved]; and
(mm)    Liens on all premiums (if any), interest (including post-petition interest), fees, expenses, charges, accretion or amortization of original issue discount, accretion of interest paid in kind and additional or contingent interest on obligations permitted to be incurred pursuant to Sections 7.2(a) through (dd) and the subject of any Lien permitted pursuant to clauses (a) through (ll) above.

Section 7.4	Fundamental Changes.

Consummate any merger, consolidation or amalgamation, division, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:
(a)    any Loan Party may be merged, amalgamated or consolidated with or into, or be liquidated into (i) any Person that is not a Loan Party or Parent Guarantor (provided, that the Loan Party shall be the continuing or surviving Person) or (ii) so long as the Secured Parties continue to be perfected on a first priority basis in the Collateral owned by such Loan Party (and the Capital Stock of such Loan Party) and such merger, amalgamation or consolidation does not impair the interests in the Collateral of such Loan Party (or such Capital Stock) or the guarantees of such Loan Party, another Loan Party in the same jurisdiction of incorporation or organization, as applicable, that is directly owned by a Full Recourse Loan Party or a Full Recourse Parent Guarantor;
(b)    [reserved];
(c)    [reserved];
(d)    [reserved];
(e)    Dispositions permitted by Section 7.5 (other than Section 7.5(c)) and any merger, dissolution, liquidation, consolidation, amalgamation, investment or Disposition, the purpose of which is to effect a Disposition permitted by Section 7.5 (other than Section 7.5(c)), may be consummated;
(f)    any Investment expressly permitted by Section 7.7 (other than Section 7.7(o)) may be structured as a merger, consolidation or amalgamation; and
(g)    the Loan Parties may consummate the Transactions; and
(h)    a Borrowing Base Guarantor (other than a Borrower or any Borrowing Base Guarantor that owns Other Material Assets) may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interest of such Borrowing Base Guarantor and is not materially disadvantageous to the Lenders and (ii) any assets or business of such Borrowing Base Guarantor shall be transferred to, or otherwise owned or conducted by, a Full Recourse Loan Party after giving effect to such liquidation or dissolution; provided, prior to such liquidation or dissolution the Borrower shall deliver an updated Borrowing Base Certificate reflecting such liquidation or dissolution (being the most recently delivered Borrowing Base Certificate pursuant to Section 5.2(d) or Section 6.2(g) but updated to give effect to such liquidation or dissolution).

Section 7.5	Dispositions of Property.
Dispose of any of its owned Property (including receivables) whether now owned or hereafter acquired, or, in the case of a Loan Party, issue or sell any shares of a Loan Party’s Capital Stock (other than directors’ qualifying shares) to any Person, except:
(a)    (i) the Disposition of surplus, obsolete, damaged or worn out Property (including scrap and byproducts) in the ordinary course of business, Dispositions of Property no longer used or useful or economically practicable to maintain in the conduct of the business of a Loan Party in the ordinary course and Dispositions of Property necessary in order to comply with applicable Requirements of Law or licensure requirements (as determined by such Loan Party in good faith), (ii) the sale of defaulted receivables in the ordinary course of business, (iii) abandonment, cancellation or disposition of any Intellectual Property in the ordinary course of business and (iv) sales, leases or other dispositions of inventory determined by the management of a Loan Party to be no longer useful or necessary in the operation of the Business of such Loan Party;
(b)    (i) the sale of inventory or other Property in the ordinary course of business, (ii) the cross-licensing, pooling, sublicensing or licensing of, or similar arrangements (including disposition of marketing rights) with respect to, Intellectual Property in the ordinary course of business or otherwise consistent with past practice or not materially disadvantageous to the Lenders, and (iii) the contemporaneous exchange, in the ordinary course of business, of Property (other than Borrowing Base Collateral and Other Material Assets) for Property of a like kind, to the extent that the Property received in such exchange is of a Fair Market Value equivalent to the Fair Market Value of the Property exchanged (provided, that after giving effect to such exchange, the Fair Market Value of the Property of any Loan Party subject to Liens in favor of the Collateral Agent under the Security Documents is not materially reduced);
(c)    Dispositions permitted by Section 7.4 (other than Section 7.4(e));
(d)    the sale or issuance of Capital Stock of a Loan Party to a Person who is or becomes a Full Recourse Parent Guarantor of such Loan Party or another Full Recourse Loan Party;
(e)    Disposition of Accounts in respect of factoring arrangements entered into in the ordinary course of business and consistent with past practices and permitted pursuant to Section 7.2(e);
(f)    any Recovery Event;
(g)    the leasing, licensing, occupying pursuant to occupancy agreements or sub-leasing of Property that would not materially interfere with the required use of such Property by a Loan Party;
(h)    [reserved];
(i)    the sale or discount, in each case without recourse and in the ordinary course of business, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);
(j)    transfers of condemned Property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such Property as part of an insurance settlement;
(k)    [reserved];
(l)
(i)    so long as no Event of Default has occurred and is continuing, the transfer of Property (other than Other Material Spanish Collateral) to any Full Recourse Loan Party;
(ii)    so long as the Cash Movement Conditions are satisfied at the time of such transfer, the transfer of Property (other than Borrowing Base Collateral and Other Material Assets) to a Revlon Party (other than a Loan Party) or a Limited Recourse Loan Party, in the ordinary course of business and consistent with past practices; and

(iii)    so long as the Payment Conditions are satisfied at the time of such transfer, the transfer of Property (other than Borrowing Base Collateral and Other Material Assets) to a Revlon Party (other than a Loan Party) or a Limited Recourse Loan Party;
(m)    so long as the Cash Movement Conditions are satisfied at the time of such transaction, the internal reorganization transaction pursuant to which a portion of the Inventory of the Loan Parties will transfer ownership of such Inventory to another Revlon Party that is not subject to an Insolvency Proceeding, subject to compliance with the terms of Section 2.12 to the extent that, as a result of any such transfer, the Initial Term Loan Amount exceeds the Borrowing Base;
(n)    the Disposition of cash and Cash Equivalents (or the foreign equivalent of Cash Equivalents) in the ordinary course of business;
(o)    (i) Liens permitted by Section 7.3 (other than by reference to Section 7.5 or any clause thereof), (ii) Restricted Payments permitted by Section 7.6 (other than by reference to Section 7.5 or any clause thereof) and (iii) Investments permitted by Section 7.7 (other than by reference to Section 7.5 or any clause thereof);
(p)    Dispositions of Investments in joint ventures and other non-wholly owned entities to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements, shareholder agreements and similar binding arrangements;
(q)    other Dispositions of Property (other than Borrowing Base Collateral and Other Material Assets) for Fair Market Value in exchange for cash or Cash Equivalents; provided, that at the time such Disposition is made, the Payment Conditions are satisfied.
(r)    [reserved];
(s)    [reserved];
(t)    [reserved];
(u)    [reserved];
(v)    [reserved];
(w)    the sale of services, or the termination of any other contracts, in each case in the ordinary course of business;
(x)    [reserved];
(y)    [reserved];
(z)    any Disposition of assets (other than Borrowing Base Collateral and Other Material Assets) in exchange for cash or Cash Equivalents with a Fair Market Value, when aggregating with the Fair Market Value of all Dispositions made pursuant to this clause (z), not to exceed €7,500,000;
(aa)    any Disposition of Property that represents a surrender or waiver of a contract right or settlement, surrender or release of a contract or tort claim; and

(bb)    Dispositions of Property between or among a Loan Party as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (aa) above.

Section 7.6	Restricted Payments.
Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of a Loan Party, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of a Loan Party (collectively, “Restricted Payments”), except that:
(a)
(i)    so long as no Event of Default has occurred and is continuing, a Loan Party may make any Restricted Payment (other than in the form of Other Material Spanish Collateral) to a Full Recourse Loan Party; and
(ii)    so long as the Cash Movement Conditions are satisfied at the time of such Restricted Payment, a Loan Party may make any Restricted Payment in the form of cash or Cash Equivalents, in the ordinary course of business and consistent with past practices, to a Revlon Party that is not a Loan Party or a Limited Recourse Loan Party;
(b)    so long as the Payment Conditions are satisfied at the time of such Restricted Payment, a Loan Party may make any Restricted Payment (other than in the form of Borrowing Base Collateral or Other Material Assets) to a Revlon Party that is not a Loan Party or a Limited Recourse Loan Party;
(c)    so long as Cash Movement Conditions are satisfied, the Loan Parties may make, without duplication,
(i)    [reserved] and
(ii)    Restricted Payments to Revlon, Holdings or any Parent Company thereof to permit Revlon, Holdings or such Parent Company to pay, in each case, in the ordinary course of business and consistent with past practices,
(A)    franchise and similar taxes and other fees and expenses in connection with the maintenance of its (or any Parent Company’s) existence and its (or any Parent Company’s indirect) ownership of a Loan Party,
(B)    [reserved],
(C)    customary fees, salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, their current and former officers and employees and members of their Board of Directors,
(D)    ordinary course corporate operating expenses and other fees and expenses required to maintain its corporate existence,
(E)    [reserved],

(F)    reasonable fees and expenses incurred in connection with any debt or equity offering by Revlon, Holdings or any Parent Company thereof, to the extent the proceeds thereof are (or, in the case of an unsuccessful offering, were intended to be) used, directly or indirectly, for the benefit of the Loan Parties, whether or not completed and
(G)    reasonable fees and expenses in connection with compliance with reporting and public and limited company obligations under, or in connection with compliance with, federal or state laws (including securities laws, rules and regulations, securities exchange rules and similar laws, rules and regulations) or under this Agreement or any other Loan Document (attributable to the Loan Parties);
(d)    a Loan Party may make Restricted Payments in the form of Capital Stock of such Loan Party;
(e)    substantially concurrently with the occurrence of the Closing Date, any Loan Party may make, directly or indirectly, any Restricted Payment to a Revlon Party with the proceeds of the Initial Term Loans;
(f)    to the extent constituting Restricted Payments, the Loan Parties may enter into and consummate transactions expressly permitted (other than by reference to Section 7.6 or any clause thereof) by any provision of Sections 7.4, 7.5 and 7.7; and
(g)    a Loan Party may make Restricted Payments with the cash proceeds contributed to its common equity from the Net Cash Proceeds of any Equity Issuance by such Loan Party after the Closing Date and Not Otherwise Applied, so long as, with respect to any such Restricted Payments, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Section 7.7	Investments.
Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other similar investment in, any other Person (all of the foregoing, “Investments”), except:
(a)    (i) extensions of trade credit in the ordinary course of business, (ii) loans, advances and promotions made to distributors, customers, vendors and suppliers in the ordinary course of business or in accordance with market practices, (iii) purchases and acquisitions of inventory, supplies, materials and equipment, purchases of contract rights, accounts and chattel paper, purchases of put and call foreign exchange options to the extent necessary to hedge foreign exchange exposures or foreign exchange spot and forward contracts, purchases of notes receivable or licenses or leases of Intellectual Property, in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments, (iv) non-cash or Cash Equivalent Investments among the Parent Guarantors, the Loan Parties or a Revlon Party in connection with the sale of inventory and parts in the ordinary course of business and (v) purchases and acquisitions of Intellectual Property or purchases of contract rights or licenses or leases of Intellectual Property, in each case, in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;
(b)    Investments in Cash Equivalents (or the foreign equivalent of Cash Equivalents) and Investments that were Cash Equivalents (or the foreign equivalent of Cash Equivalents) when made;

(c)
(i)    so long as no Event of Default has occurred and is continuing, a Loan Party may make any intercompany Investment (other than in the form of Other Material Spanish Collateral) in a Full Recourse Loan Party;
(ii)    so long as the Cash Movement Conditions are satisfied at the time of such Investment, a Loan Party may make any intercompany Investment in the form of cash or Cash Equivalents, in the ordinary course of business and consistent with past practices, in a Revlon Party that is not a Loan Party or any Limited Recourse Loan Party; and
(iii)    so long as the Payment Conditions are satisfied at the time of such Investment, a Loan Party may make any intercompany Investment (other than in the form of Borrowing Base Collateral or Other Material Assets) to a Revlon Party that is not a Loan Party or any Limited Recourse Loan Party;
(d)    loans and advances to employees, consultants or directors of a Loan Party in the ordinary course of business in an aggregate amount (for the Loan Parties) not to exceed €1,500,000 (excluding (for purposes of such cap) tuition advances, travel and entertainment expenses, but including relocation advances) at any one time outstanding;
(e)    substantially concurrently with the occurrence of the Closing Date, any Loan Party may make, directly or indirectly, any Investments in a Revlon Party with the proceeds of the Initial Term Loans;
(f)    [reserved];
(g)    loans by a Loan Party to the employees, officers or directors of a Loan Party in connection with management incentive plans (provided, that such loans represent cashless transactions pursuant to which such employees, officers or directors directly (or indirectly) invest the proceeds of such loans in the Capital Stock of Holdings or a Parent Company);
(h)    Investments existing on the Closing Date as set forth in the structure chart delivered to the Administrative Agent prior to the Closing Date;
(i)    Investments (including debt obligations) received in the ordinary course of business by a Loan Party in connection with (w) the bankruptcy or reorganization of suppliers, vendors, distributors, clients, customers and other Persons, (x) settlement of delinquent obligations of, and other disputes with, suppliers, vendors, distributors, clients, customers and other Persons arising in the ordinary course of business, (y) endorsements for collection or deposit and (z) customary trade arrangements with suppliers, vendors, distributors, clients and customers, including consisting of Capital Stock of clients and customers issued to a Loan Party in consideration for goods provided and/or services rendered;
(j)    [reserved];
(k)    Investments in existence on, or pursuant to legally binding written commitments in existence on, the Closing Date (after giving effect to the Transactions) and listed on Schedule 7.7 and, in each case, any extensions, renewals or replacements thereof, so long as the amount of any Investment made pursuant to this clause (k) is not increased (other than pursuant to such legally binding commitments);
(l)    Investments of a Loan Party under Hedge Agreements permitted hereunder;

(m)    Investments of any Person existing, or made pursuant to binding commitments in effect, at the time such Person becomes a Loan Party or consolidates, amalgamates or merges with a Loan Party; provided, that such Investment was not made in anticipation of such Person becoming a Loan Party or of such consolidation, amalgamation or merger;
(n)    [reserved];
(o)    to the extent constituting Investments, transactions expressly permitted (other than by reference to this Section 7.7 or any clause thereof) under Sections 7.4, 7.5, 7.6 and 7.8;
(p)    Subsidiaries of a Loan Party may be established or created;
(q)    Investments arising directly out of the receipt by a Loan Party of non-cash consideration for any sale of assets permitted under Section 7.5 (other than by reference to Section 7.7 or any clause thereof);
(r)    Investments resulting from pledges and deposits referred to in Sections 7.3(c) and (d);
(s)    Investments consisting of the licensing, sublicensing, cross-licensing, pooling or contribution of, or similar arrangements with respect to, Intellectual Property, in the ordinary course of business;
(t)    [reserved];
(u)    Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers;
(v)    [reserved];
(w)    advances of payroll payments to employees, or fee payments to directors or consultants, in the ordinary course of business;
(x)    Investments constituting loans or advances in lieu of Restricted Payments permitted pursuant to Section 7.6;
(y)    [reserved];
(z)    [reserved];
(aa)    Investments to the extent that payment for such Investments is made solely by the issuance of Capital Stock (other than Disqualified Capital Stock) of Holdings (or any Parent Company) to the seller of such Investments;
(bb)    [reserved];
(cc)    [reserved];
(dd)    a Loan Party may make Investments with any cash or other property received by such Loan Party after the Closing Date as capital contributions and Not Otherwise Applied, so long as, with respect to any such Investments, no Default or Event of Default shall have occurred and be continuing or would result therefrom and such property is not Borrowing Base Collateral;
(ee)    [reserved]; and
(ff)    a Loan Party may make Investments in prepaid expenses, negotiable instruments held for collection and lease and utility and worker’s compensation deposits provided to third parties in the ordinary course of business.
It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.7, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested).

Section 7.8	Prepayments, Etc. of Indebtedness; Amendments.
(a)    Optionally prepay, redeem, purchase, defease or otherwise satisfy (1) with respect to Indebtedness owed to a Revlon Party, prior to the Latest Maturity Date and (2) with respect to any other Indebtedness, prior to the day that is 90 days before the scheduled maturity thereof in any manner the principal amount of (x) any Indebtedness that is unsecured or is expressly subordinated by contract in right of payment to the Obligations or (y) (I) any Indebtedness incurred pursuant to Section 7.2(a) that is secured by any property of a Loan Party or (II) any other Indebtedness incurred pursuant to Section 7.2 that is secured by a Lien on property of a Loan Party, in each case of clauses (I) and (II), on a junior basis relative to the Obligations, but is not also secured by any substantial part of the Collateral on a pari passu or senior basis relative to the Obligations (collectively, “Junior Financing”) (it being understood, for the avoidance of doubt, that payments of regularly scheduled interest and principal on all of the foregoing shall be permitted, except for payment at scheduled maturity of such Indebtedness owed to a Revlon Party), or make any payment in violation of any subordination terms of any Junior Financing Documentation (any such prepayment, redemption, purchase, defeasement or satisfaction, a “Junior Debt Prepayment”), except:
(i)    a prepayment, redemption, purchase, defeasement or other satisfaction of Junior Financing if the Payment Conditions are satisfied at such time;
(ii)    the conversion of any Junior Financing to Capital Stock (other than Disqualified Capital Stock) or the prepayment, redemption, purchase, defeasement or other satisfaction of Junior Financing with the proceeds of an Equity Issuance by a Loan Party Not Otherwise Applied (other than Disqualified Capital Stock);
(iii)    the prepayment, redemption, purchase, defeasement or other satisfaction of any Junior Financing with any Permitted Refinancing thereof;
(iv)    the prepayment, redemption, purchase, defeasement or other satisfaction of any Junior Financing in the form of unsecured local extensions of credit in an amount not to exceed €500,000 per fiscal year;
(v)    the prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness incurred or assumed pursuant to Section 7.2(t);
(vi)    substantially concurrently with the occurrence of the Closing Date, any Loan Party may prepay any Indebtedness owed to a Revlon Party with the proceeds of the Initial Term Loans; and

(vii)    the prepayment, redemption, purchase, defeasance or other satisfaction of any intercompany indebtedness with cash or Cash Equivalents,
(A)    so long as no Event of Default has occurred and is continuing, owing by a Loan Party to a Full Recourse Loan Party;
(B)    so long as the Cash Movement Conditions are satisfied at the time of such Junior Debt Prepayment, owing by a Loan Party to a Revlon Party (other than another Loan Party) or to a Limited Recourse Loan Party, in the ordinary course of business and consistent with past practices; and
(C)    so long as the Payment Conditions are satisfied at the time of such Junior Debt Prepayment, owing by a Loan Party to a Revlon Party (other than another Loan Party) or to a Limited Recourse Loan Party and
(viii)    the prepayment, redemption, purchase, defeasance or other satisfaction of any intercompany indebtedness, owing by a Loan Party to a Revlon Party by non-cash offsetting intercompany indebtedness owed by such Revlon Party to such Loan Party.
(b)    amend or modify the documentation in respect of any Junior Financing in a manner, taken as a whole (as shall be determined by the Borrower in good faith), that would be materially adverse to the Lenders; provided, that nothing in this Section 7.8(b) shall prohibit the refinancing, replacement, extension or other similar modification of any Indebtedness to the extent otherwise permitted by Section 7.2;
(c)    prepay, redeem, purchase, defease or otherwise satisfy any trade or other payable, accrued expenses or liabilities or intercompany liabilities, in each case, in favor of a Revlon Party or Affiliate thereof (a “Revlon Intercompany Payable” and any such prepayment, redemption, purchase, defeasement or other satisfaction, a “Revlon Intercompany Payment”), except
(i)    the prepayment, redemption, purchase, defeasance or other satisfaction of any such Revlon Intercompany Payable with cash or Cash Equivalents,
(A)    so long as no Event of Default has occurred and is continuing, owing by a Loan Party to another Full Recourse Loan Party;
(B)    so long as the Cash Movement Conditions are satisfied at the time of such Revlon Intercompany Payment, owing by a Loan Party to a Revlon Party (other than another Loan Party) or to a Limited Recourse Loan Party, in the ordinary course of business and consistent with past practices; and
(C)    so long as the Payment Conditions are satisfied at the time of such Revlon Intercompany Payment, owing by a Loan Party to a Revlon Party (other than another Loan Party) or to a Limited Recourse Loan Party;
(ii)    the prepayment, redemption, purchase, defeasance or other satisfaction of any Revlon Intercompany Payment, owing by a Loan Party to a Revlon Party by non-cash offsetting intercompany liabilities owed by such Revlon Party to such Loan Party

(iii)    the prepayment, redemption, purchase, defeasance or other satisfaction of any such Revlon Intercompany Payable with the non-cash replacement, refinancing, extension or similar modification of such Revlon Intercompany Payable with another Revlon Intercompany Payable.
(d)    amend or modify a Revlon Intercompany Payable in a manner, taken as a whole (as determined by the Borrower in good faith), that would be materially adverse to a Loan Party or the Lenders, except any such amendment or modification that results in terms that are materially no less favorable when taken as a whole to a Loan Party than such Loan Party would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or any such amendment or modification that also satisfies Section 7.9(a)(N), mutatis mutandis.

Section 7.9	Transactions with Affiliates.
(a)    Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate thereof (other than a Loan Party) involving aggregate payments or consideration in excess of €5,000,000 unless such transaction is (i) otherwise not prohibited under this Agreement and (ii) upon terms materially no less favorable when taken as a whole to a Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Loan Parties may:
(A)    [reserved];
(B)    enter into any transaction with an Affiliate that is not prohibited by the terms of this Agreement to be entered into by a Loan Party;
(C)    make any Restricted Payment permitted pursuant to Section 7.6 (other than by reference to Section 7.9 or any clause thereof) or any Investment permitted pursuant to Section 7.7;
(D)    [reserved];
(E)    [reserved];
(F)    without being subject to the terms of this Section 7.9, enter into any transaction with any Person which is an Affiliate of Holdings, Revlon or its Subsidiaries because such Person and Holdings, Revlon or its Subsidiaries, as applicable, share common directors;
(G)    [reserved];
(H)    [reserved];
(I)    enter into transactions set forth on Schedule 7.9 and any amendment thereto or replacement thereof so long as such amendment or replacement is not materially more disadvantageous to the Loan Parties when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as reasonably determined in good faith by the Borrower;
(J)    enter into joint purchasing arrangements with the Sponsor in the ordinary course of business or otherwise consistent with past practice; provided, the obligations of the Loan Parties shall be substantially proportional to the benefit received by the Loan Parties;
(K)    [reserved];
(L)    enter into any transaction with an officer, director, manager, employee or consultant of a Revlon Party (including compensation or employee benefit arrangements with any such officer, director, manager, employee or consultant) in the ordinary course of business and consistent with past practices; provided, the aggregate monetary consideration with respect to such transactions with officers, directors, managers, employees and consultants of Revlon Parties (other than Loan Parties) shall not exceed €1,000,000 per fiscal year;
(M)    [reserved];
(N)    enter into any transaction in which a Revlon Party, as the case may be, delivers to the Administrative Agent a letter from a nationally recognized investment banking firm stating that such transaction is fair to the Loan Party from a financial point of view or meets the requirements of Section 7.9(a)(ii) and any transaction supported by an annual auditor letter, a transfer pricing study or a tax return and, in each case, for which no reserves are required to be taken in conformity with GAAP;
(O)    enter into any transaction with an Affiliate in which the consideration paid by a Loan Party (and Property Disposed by such Loan Party) consists only of Capital Stock of Holdings;
(P)    enter into transactions with customers, clients, suppliers, or purchasers or sellers of goods or services that are Affiliates, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Loan Parties, as determined in good faith by the Board of Directors or the senior management of the Loan Parties, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
(Q)    engage in any transaction pursuant to which Mafco, or any wholly owned subsidiary of Mafco, Holdings, any Parent Company or any Affiliate of any of the foregoing will provide a Loan Party, at its request, and at the cost to Mafco or such wholly owned subsidiary or Holdings, such Parent Company or such Affiliate (as applicable), with certain allocated services to be purchased from third party providers in the ordinary course of business, such as legal and accounting services, tax, consulting, financial advisory, corporate governance, insurance coverage and other services; and
(R)    engage in any transaction in the ordinary course of business between a Loan Party and its own employee stock option plan that is approved by a Loan Party in good faith;
(b)    amend, modify, waive or otherwise change any Material Intercompany Agreement between a Revlon Party (other than a Loan Party) and a Loan Party in a manner materially adverse to the interests of the Loan Party or the Lenders (it being understood that (x) any increase (or series of increases) in the monetary obligations in any twelve month period of the Loan Parties owed to the Revlon Parties (other than a Loan Party) in excess of the lesser of (i) €5,000,000 net of the increased benefit received by such Loan Parties, as determined by the Borrower in good faith and (ii) 10.0% of the Loan Parties previous monetary obligations in the preceding 12 months or (y) any amendment, modification, change, waiver, cancellation or termination when Cash Movement Conditions are not satisfied shall be deemed to be materially adverse), except any such amendment, modification, change or waiver that results in terms materially no less favorable when taken as a whole to a Loan Party than such Loan Party would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate;
(c)    amend, modify, waive or otherwise change the general trade terms (including, without limitation, the availability of trade credit, limitations on the sale of Inventory (other than customary time, manner, place and other ordinary course limitations), dating and product availability) between a Revlon Party (other than a Loan Party) and a Loan Party in a manner materially adverse to the interests of a Loan Party or the Lenders (it being understood (x) any increase (or series of increases) in the monetary obligations of the Loan Parties owed to the Revlon Parties (other than a Loan Party) in any twelve month period in excess of 10.0% of the Loan Parties previous monetary obligations in the preceding 12 months or (y) any amendment, modification, waiver or other change when Cash Movement Conditions are not satisfied shall be deemed materially adverse to the Loan Parties), except
(i)    any amendment, modification, waiver or other change that results in terms materially no less favorable when taken as a whole to a Loan Party than such Loan Party would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; or
(ii)    any amendment, modification, waiver or other change that is required or reasonably advisable, as determined by the Borrower in good faith, to comply with changes in applicable law or GAAP, in each case, to the extent applicable to such Loan Party;
(d)    amend, modify, waive or otherwise change the terms of shared management services between a Revlon Party (other than a Loan Party) and a Loan Party in a manner materially adverse to the interests of a Loan Party or the Lenders (it being understood that any such amendment, modification, waiver or other change when Cash Movement Conditions are not satisfied shall be deemed materially adverse to the Loan Parties), except
(i)    any amendment, modification, waiver or other change that affects each other Revlon Party on substantially the same basis; or
(ii)    any amendment, modification, waiver or other change that is required or reasonably advisable, as determined by the Borrower in good faith, to comply with changes in applicable law or GAAP, in each case, to the extent applicable to such Loan Party.
(e)    amend, modify, waive or otherwise change the pricing methodology with respect to Inventory sold by a Revlon Party (other than a Loan Party) to a Loan Party in a manner materially adverse to the interests of a Loan Party or the Lenders, except (i) any amendment, modification, waiver or other change that results in terms materially no less favorable when taken as a whole to a Loan Party than such Loan Party would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (ii) any amendment, modification, waiver or other change is required or reasonably advisable, as determined by the Borrower in good faith, to comply with changes in applicable law or GAAP, in each case, to the extent applicable to such Loan Party; or
(f)    amend, modify, waive or otherwise change the intercompany relationship between the Revlon Parties and a Loan Party (including, without limitation, the Revlon Manufacturing IP License) in a manner such that a Loan Party (or if an Event of Default is continuing, solely for the Licensed Purpose, the

Administrative Agent and Collateral Agent) is not Authorized to Distribute Inventory owned by such Loan Party.
For the avoidance of doubt, this Section 7.9 shall not restrict or otherwise apply to employment, benefits, compensation, bonus, retention and severance arrangements with, and payments of compensation or benefits (including customary fees, expenses and indemnities) to or for the benefit of, current or former employees, consultants, officers or directors of a Revlon Party in the ordinary course of business (provided, monetary consideration with respect to such transactions with officers, directors, managers, employees and consultants of Revlon Parties (other than Loan Parties) shall be subject to Section 7.9(a)(L)) or limit the ability of a Loan Party to internalize management services or obtain management services from another Loan Party or a Person that are not Revlon Parties.

Section 7.10	Sales and Leasebacks.
Enter into any arrangement with any Person providing for the leasing by a Loan Party of real or personal Property which is to be sold or transferred by a Loan Party (a) to such Person or (b) to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of a Loan Party.

Section 7.11	Changes in Fiscal Periods.
Permit the fiscal year of a Loan Party or Revlon to end on a day other than December 31; provided, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.12	Negative Pledge Clauses.
Enter into any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Loan Party, its obligations under the Loan Party Guarantee Agreement, other than:
(a)    this Agreement and the other Loan Documents;
(b)    any agreements governing Indebtedness and/or other obligations secured by a Lien permitted by this Agreement (in which case, any prohibition or limitation shall only be effective against the assets subject to such Liens permitted by this Agreement);
(c)    software and other Intellectual Property licenses pursuant to which such Loan Party is the licensee of the relevant software or Intellectual Property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets subject to the applicable license);
(d)    Contractual Obligations incurred in the ordinary course of business which (i) limit Liens on the assets that are the subject of the applicable Contractual Obligation or (ii) contain customary provisions restricting the assignment, transfer or pledge of such agreements;
(e)    [reserved];

(f)    prohibitions and limitations in effect on the Closing Date and listed on Schedule 7.12;
(g)    customary provisions contained in joint venture agreements, shareholder agreements and other similar agreements applicable to joint ventures and other non-wholly owned entities not prohibited by this Agreement;
(h)    customary provisions restricting the subletting, assignment, pledge or other transfer of any lease governing a leasehold interest;
(i)    customary restrictions and conditions contained in any agreement relating to any Disposition of Property, leases, subleases, licenses, sublicenses, cross license, pooling and similar agreements not prohibited hereunder;
(j)    any agreement in effect at the time any Person becomes a Loan Party or is merged with or into a Loan Party, so long as such agreement was not entered into in contemplation of such Person becoming a Loan Party or a party to such merger;
(k)    restrictions imposed by applicable law or regulation or license requirements;
(l)    restrictions in any agreements or instruments relating to any Indebtedness permitted to be incurred by this Agreement if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive on the Loan Parties than the encumbrances contained in this Agreement (as determined in good faith by the Borrower);
(m)    restrictions in respect of Indebtedness secured by Liens permitted by Sections 7.3(g) and 7.3(y) relating solely to the assets or proceeds thereof secured by such Indebtedness;
(n)    customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(o)    restrictions arising in connection with cash or other deposits not prohibited hereunder and limited to such cash or other deposit;
(p)    [reserved];
(q)    restrictions and conditions that arise in connection with any Dispositions permitted by Section 7.5; provided, however, that such restrictions and conditions shall apply only to the property subject to such Disposition;
(r)    [reserved]; and
(s)    the foregoing shall not apply to any restrictions or conditions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or other obligations referred to in clauses (a) through (r) above, provided, that the restrictions and conditions contained in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in good faith judgment of the Borrower no more restrictive than those restrictions and conditions in effect immediately prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing under the applicable contract, instrument or other obligation.

Section 7.13	Clauses Restricting Subsidiary Distributions.
Enter into any consensual encumbrance or restriction on (a) the ability of a Subsidiary of a Loan Party to make Restricted Payments in respect of any Capital Stock of such Subsidiaries held by, or pay any Indebtedness owed to, such Loan Party or (b) the ability of a subsidiary of a Loan Party to make Investments in such Loan Party, except for such encumbrances or restrictions existing under or by reason of or consisting of:
(i)    this Agreement, any other Loan Documents or any other agreement entered into pursuant to any of the foregoing;
(ii)    provisions limiting the Disposition of assets or property in asset sale agreements, stock sale agreements and other similar agreements, which limitation is in each case applicable only to the assets or interests the subject of such agreements but which may include customary restrictions in respect of a Loan Party in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Loan Party;
(iii)    customary net worth provisions contained in Real Property leases entered into by a Loan Party, so long as such Loan Party has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of a Loan Party to meet its ongoing payment obligations hereunder or, in the case of any Loan Party, its obligations under the Loan Party Guarantee Agreement;
(iv)    agreements related to Indebtedness permitted by this Agreement to the extent that the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive on the Loan Parties than the encumbrances and restrictions contained in this Agreement (as determined in good faith by the Borrower);
(v)    licenses, sublicenses, cross-licensing or pooling by a Loan Party of, or similar arrangements with respect to, Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property);
(vi)    Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment, transfer or pledge thereof;
(vii)    customary provisions contained in joint venture agreements, shareholder agreements and other similar agreements applicable to joint ventures and other non-wholly owned entities not prohibited by this Agreement;
(viii)    customary provisions restricting the subletting or assignment of any lease governing a leasehold interest;
(ix)    customary restrictions and conditions contained in any agreement relating to any Disposition of Property, leases, subleases, licenses and similar agreements not prohibited hereunder;
(x)    any agreement in effect at the time any Person becomes a Loan Party or is merged with or into a Loan Party, so long as such agreement was not entered into in contemplation of such Person becoming a Loan Party or a party to such merger;

(xi)    encumbrances or restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
(xii)    encumbrances or restrictions imposed by applicable law, regulation or customary license requirements;
(xiii)    [reserved];
(xiv)    any agreement in effect on the Closing Date and described on Schedule 7.13;
(xv)    restrictions or conditions imposed by any obligations secured by Liens permitted pursuant to Section 7.3 (other than obligations in respect of Indebtedness), if such restrictions or conditions apply only to the property or assets securing such obligations and such encumbrances and restrictions are customary for similar obligations in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Borrower) and the Borrower determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair a Loan Party’s or Parent Guarantor’s ability to pay the Obligations when due;
(xvi)    [reserved];
(xvii)    [reserved];
(xviii)    restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which a Loan Party is a party entered into in the ordinary course of business; provided, that such agreement prohibits the encumbrance of solely the property or assets of such Loan Party that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of such Loan Party or the assets or property of any other Loan Parties; and
(xix)    the foregoing shall not apply to any restrictions or conditions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or other obligations referred to in clauses (i) through (xviii) above, provided, that the restrictions and conditions contained in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in good faith judgment of the Borrower no more restrictive than those restrictions and conditions in effect immediately prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing under the applicable contract, instrument or other obligation.

Section 7.14	Limitation on Hedge Agreements.
Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes.

Section 7.15	Centre of Main Interests.
No Loan Party organized or incorporated in a jurisdiction to which the Insolvency Regulation applies shall take any action with the principal intent of changing the location of its Centre of Main Interests to another country if such change has or is reasonably likely to be materially adverse to the interests of the Lenders under the Loan Documents.

SECTION 7A.
PARENT GUARANTOR NEGATIVE COVENANTS
Each Parent Guarantor covenants and agrees with each Lender that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent (other than contingent or indemnification obligations not then due) hereunder, unless Required Lenders shall otherwise consent in writing:
(a)    Each Parent Guarantor will not create, incur, assume or permit to exist any consensual Lien on any Capital Stock of a Loan Party held by such Parent Guarantor other than Liens created under the Loan Documents;
(b)    Each Parent Guarantor will not create, issue, incur, assume or permit to exist any Indebtedness for Borrowed Money that is secured by a Lien (except for any Indebtedness outstanding on the Closing Date and any Permitted Refinancing thereof);
(c)    Each Parent Guarantor shall not be and shall not permit any Loan Party to be designated as a “Local Borrowing Subsidiary” under the Revlon ABL Facility; and
(d)    Each Parent Guarantor shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.
No Parent Guarantor organized or incorporated in a jurisdiction to which the Insolvency Regulation applies shall take any action with the principal intent of changing the location of its Centre of Main Interests to another country if such change has or is reasonably likely to be materially adverse to the interests of the Lenders under the Loan Documents.
SECTION 8.
EVENTS OF DEFAULT

Section 8.1	Events of Default.
If any of the following events shall occur and be continuing:
(a)    A Borrower shall fail to pay (i) any principal of any Loan when due in accordance with the terms hereof or (ii) any interest owed by it on any Loan, or any other amount payable by it hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof;
(b)    Any representation or warranty made or deemed made by a Parent Guarantor or any Loan Party herein or in any other Loan Document or that is contained in any certificate or other document furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall in either case prove to have been inaccurate in any material respect (or if qualified by materiality, in any respect) and such inaccuracy is adverse to the Lenders on or as of the date made or deemed made or furnished;
(c)    A Parent Guarantor or a Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a), Section 6.7(a), or Section 7 (solely with respect to a Loan Party) or a Parent Guarantor shall default in the observance or performance of any agreement contained in Section 7A;

(d)    A Parent Guarantor or any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied (i) for a period of three Business Days if such breach relates to the terms or provisions of Section 6.2(g) or 6.15 or (ii)  for a period of 30 days after such Loan Party receives from the Administrative Agent or the Required Lenders notice of the existence of such default;
(e)    A Parent Guarantor or any Loan Party shall:
(i)    default in making any payment of any principal of any Indebtedness for Borrowed Money (excluding the Loans) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created;
(ii)    default in making any payment of any interest on any such Indebtedness for Borrowed Money beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or
(iii)    default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness for Borrowed Money to become due prior to its Stated Maturity or to become subject to a mandatory offer to purchase by the obligor thereunder;
provided, that (A) a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness for Borrowed Money the outstanding principal amount of which individually exceeds €5,000,000, and in the case of Indebtedness for Borrowed Money of the types described in clauses (i) and (ii) of the definition thereof, with respect to such Indebtedness which exceeds such amount either individually or in the aggregate and (B) this paragraph (e) shall not apply to any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof;
(f)    %4.     a Parent Guarantor or a Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, administrative receiver, receiver-manager, Australian Controller, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or a Parent Guarantor or a Loan Party shall make a general assignment for the benefit of its creditors;
(i)    there shall be commenced against a Parent Guarantor or a Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days;

(ii)    there shall be commenced against a Parent Guarantor or a Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof;
(iii)    a Parent Guarantor or a Loan Party shall consent to or approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or
(iv)    a Parent Guarantor or a Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due (meaning, with respect to any German Loan Party or any German Parent Guarantor, that any such person is either unable to pay its debts as they fall due (Zahlungsunfähigkeit), or is over indebted (Überschuldung));
(g)    (i)     a Loan Party shall incur any liability in connection with any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan;
(ii)     a failure to meet the minimum funding standards (as defined in Section 302(a) of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Lien shall arise on the assets of a Loan Party;
(iii)     a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA;
(iv)     any Single Employer Plan shall terminate in a distress termination under Section 4041(c) of ERISA or in an involuntary termination by the PBGC under Section 4042 of ERISA;
(v)     a Loan Party shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency of, a Multiemployer Plan; or
(vi)     any other event or condition shall occur or exist with respect to a Plan or a Commonly Controlled Plan;
and in each case in clauses (i) through (vi) above, which event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a direct obligation of a Loan Party to pay money that would reasonably be expected to have a Material Adverse Effect;
(h)    One or more final judgments or decrees shall be entered against a Loan Party pursuant to which a Loan Party taken as a whole has a liability (not paid or fully covered by third-party insurance or effective indemnity) of €15,000,000 or more (net of any amounts which are covered by insurance or an effective indemnity), and all such judgments or decrees shall not have been vacated, discharged, dismissed, stayed or bonded within 60 days from the entry thereof;
(i)    Subject to Schedule 6.10, any limitations expressly set forth herein and the exceptions set forth in the applicable Security Documents:
(i)    any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof in accordance with the terms thereof or hereof) to be in full force and effect or shall be asserted in writing by the Borrower or any Guarantor not to be a legal, valid and binding obligation of any party thereto;
(ii)    any security interest purported to be created by any Security Document with respect to any material portion of the Collateral of the Loan Parties on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged the Security Documents, (y) such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) any such loss of validity, perfection or priority is the result of any failure by the Collateral Agent to take any action necessary to secure the validity, perfection or priority of the security interests or;
(iii)    the Guarantee Obligations pursuant to the Security Documents by any Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms hereof or thereof), or such Guarantee Obligations shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations;
(iv)    to the extent such Capital Stock previously secured the Obligations, 100% of the Capital Stock of a Loan Party ceases to secure, on a valid, enforceable and perfected first priority basis, the Obligations (except as a result of a transaction permitted by this Agreement); or
(j)    %4.     100% of the Capital Stock of a Loan Party is not directly owned by a Parent Guarantor or another Loan Party; provided, with respect to Elizabeth Arden (Australia) Pty Ltd. (Australia), only to the extent the Capital Stock of Elizabeth Arden (Australia) Pty Ltd. (Australia), in each case, was previously owned by a Parent Guarantor or another Loan Party;
(i)    100% of the Capital Stock of a Loan Party that is owned by a Full Recourse Parent Guarantor as of the Closing Date (or when such Person becomes a Loan Party) is not directly owned by a Full Recourse Parent Guarantor or Full Recourse Loan Party;
(ii)    (A) Elizabeth Arden International Sàrl shall cease to directly own 100% of the Capital Stock of the Dutch Borrower or (B) any other Swiss Parent Guarantor or Swiss Borrowing Base Guarantor shall cease to directly or indirectly own 100% of the Capital Stock of the Dutch Borrower;
(iii)    the Dutch Borrower shall cease to directly own 100% of the U.S. Borrower;
(iv)    Revlon shall cease to directly or indirectly own 100% of the Capital Stock of any Loan Party or Parent Guarantor; or
(v)    a “change of control” (or such a similar term) occurs with respect to the Revlon ABL Facility, the Revlon Term Loan Facility and any other Indebtedness for Borrowed Money of a Revlon Party in excess of €50,000,000.
(any of the foregoing in this clause (j), a “Change of Control”); and
(k)    Except with respect to (i) sales resulting from e-commerce activities, (ii) any passive sales made from other EU countries made in compliance with EU cross-border sales rules and regulations and

(iii) any sales commitments existing on the Closing Date, Revlon Parties or Affiliates thereof (other than a Loan Party), individually or in the aggregate, sell a material amount of Inventory of the type sold by the Loan Parties to substantially the same types of customers and distributors, in substantially the same material markets in which a Loan Party operates as of the Closing Date; provided that no action described in this paragraph shall constitute an Event of Default unless such action is intended to disproportionally affect the Loan Parties compared to other Revlon Parties that are not Loan Parties; and
(l)    a Revlon Default has occurred and is continuing.
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, any prepayment fee pursuant to Section 2.11(b) to the extent provided in the last sentence of this paragraph) and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest and any prepayment fee, if any, thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 8.1 or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by each Borrower, the Parent Guarantors and each other Loan Party. For the avoidance of doubt, if the Initial Term Loans are accelerated or otherwise become due on or prior to the first six month anniversary of the Closing Date, in each case, in respect of any Event of Default described in clause (i) or (ii) of paragraph (f) or by operation of law upon an Event of Default, the prepayment premium specified in Section 2.11(b) shall also be due and payable as though the Initial Term Loans were voluntarily prepaid as of the date such Initial Term Loans are accelerated or otherwise become due.

Section 8.2	License.
If an Event of Default is continuing, solely for the purpose of enabling the Administrative Agent and the Collateral Agent to exercise their rights and remedies hereunder which includes the right of the Administrative Agent and the Collateral Agent to Distribute Inventory on an Authorized Basis and under any Loan Document at such time as the Administrative Agent or the Collateral Agent, as applicable, shall be lawfully entitled to exercise such rights and remedies with respect to an Event of Default and for no other purpose (the “Licensed Purpose”):
(a)    each Loan Party hereby grants to each of the Administrative Agent and the Collateral Agent, to the extent such Loan Party has the right to do so, subject to pre-existing rights and licenses, an irrevocable (during such time as the Administrative Agent and the Collateral Agent shall be lawfully entitled to exercise such rights and remedies) non-exclusive license (with rights to sublicense solely as necessary to allow the Administrative Agent and the Collateral Agent to exercise their rights and remedies hereunder and under the other Loan Documents) or other right to use, license or sub-license and otherwise exploit (without payment of royalty or other compensation to any Loan Party or any other Person) any or all Intellectual Property, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property owned by, used by or registered in the name of the Loan Parties, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral (including the right to export, import, sell, resell, advertise, manufacture (including of packaging), market, distribute, promote and otherwise commercialize Inventory) in the geographies where such Loan Parties conduct their business or where Inventory of such Loan Party is located and the foregoing license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation of printout thereof (in each case to the extent permitted by and subject to any applicable underlying license agreements); provided that such non-exclusive license shall be subject to and shall not violate any agreement between a Loan Party and a third party governing the applicable Loan Party’s use of such Intellectual Property, or give such third party any right of acceleration, modification or cancellation therein or be prohibited by any Requirement of Law of a Governmental Authority; and
(b)    each Parent Guarantor and each Loan Party shall also use commercially reasonable efforts to cause each relevant Revlon Party (as determined by the Administrative Agent and the Collateral Agent) to grant the Administrative Agent and the Collateral Agent, to the extent such Revlon Party has the right to do so, subject to pre-existing rights and licenses, an irrevocable (during such time as the Administrative Agent and the Collateral Agent shall be lawfully entitled to exercise such rights and remedies) non-exclusive license (with rights to sublicense solely as necessary to allow the Administrative Agent and the Collateral Agent to exercise their rights and remedies hereunder and under the other Loan Documents) or other right to use, license or sub-license and otherwise exploit (without payment of royalty or other compensation to any Revlon Party or any other Person) any or all Intellectual Property owned by, used by or registered in the name of, the Revlon Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral (including the right to export, import, sell, resell, advertise, manufacture (including of packaging), market, distribute, promote and otherwise commercialize Inventory) in the geographies where the Loan Parties conduct their business and the foregoing license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation of printout thereof (in each case to the extent permitted by and subject to any applicable underlying license agreements); provided, that such non-exclusive license shall be subject to and shall not violate any agreement between a Revlon Party and a third party governing the applicable Revlon Party’s use of such Intellectual Property, or give such third party any right of acceleration, modification or cancellation therein or be prohibited by any Requirement of Law of a Governmental Authority.

Section 8.3	Application of Proceeds
If an Event of Default shall have occurred and be continuing and the Loans shall have been accelerated pursuant to Section 8.1, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of proceeds constituting Collateral and any proceeds of the Guarantee, in payment of the Secured Obligations, and shall make any such application in the following order:
First, to pay incurred and unpaid reasonable, out-of-pocket fees and expenses of the Agents under the Loan Documents;
Second, to the Collateral Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Secured Obligations pro rata among the Secured Parties according to the amounts of such Secured Obligations then due and owing and remaining unpaid to each of them;

Third, any balance of such proceeds remaining after the Secured Obligations shall have been paid in full (other than contingent or indemnification obligations not then due) and the Commitments shall have been terminated, shall be paid over to the Borrower (or its designee) or to whomsoever shall be lawfully entitled to receive the same.
For the avoidance of doubt, this Section 8.3 shall govern the application of proceeds of any Guarantee or Collateral granted hereunder or any other Security Document (whether or not stated therein). In the event of any inconsistency between this Section 8.3 and any other Loan Document, this Section 8.3 shall control.
SECTION 9.
THE AGENTS

Section 9.1	Appointment.
(a)    Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under the Loan Documents and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of the applicable Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of the applicable Loan Documents, together with such other powers as are reasonably incidental thereto, including the authority to enter into any Incremental Amendment. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents. The Lenders irrevocably agree that the Agents may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted.
(b)    In connection with the ratification and raising of any document into the status of a Spanish Public Document, the Collateral Agent shall act as the Collateral Agent and representative of each of the Lenders and is hereby authorized on behalf of each of the Lenders to enter into, enforce the rights of each of the Lenders and represent each of the Lenders in respect of the granting of any Spanish Public Document.
(c)    For the avoidance of doubt, the provision above does not grant any right to the Lenders to enter into and/or to enforce the rights under any document jointly with the Collateral Agent.
(d)    Each Lender hereby appoints Collateral Agent as trustee (Treuhänder) and administrator for the purpose of accepting and administering the German Collateral Documents for and on behalf of the Beneficiaries and the Collateral Agent hereby accepts such appointment on the terms and subject to the conditions set out in this Section 9. Collateral Agent shall (i) in case of non-accessory (nicht akzessorische) security rights created under the German Collateral Documents, hold and administer and, as the case may be, enforce such Liens and/or Collateral in its own name, but as trustee (Treuhänder) for the account of the Beneficiaries; and (ii) in case of accessory (akzessorische) security rights created by way of pledge or other accessory instruments under the German Collateral Documents, administer and, as the case may be, enforce any and all Liens and/or Collateral in the name and for and on behalf of the Beneficiaries or in its own name in accordance with this Section 9 or any parallel debt provision in each case for the account of the Beneficiaries. Each Lender hereby authorizes Collateral Agent (whether or not by or through employees or agents) (i) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon Collateral Agent under the German Collateral Documents together with such powers and discretions as are reasonably incidental thereto, and (ii) to take such action on its behalf as may from time to time be authorized under or in connection with the German Collateral Documents.

(e)    Each Parent Guarantor and Loan Party, on behalf of itself and its Affiliates, hereby releases Collateral Agent to the extent possible from any restrictions on representing several persons and self-dealing applicable to it under any applicable law, in particular pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). Collateral Agent shall, to the extent possible, have the authority to grant an exemption from the restrictions imposed by Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) to any sub-agent.
(f)    With respect to the German Collateral and the German Collateral Documents, each Lender hereby authorizes Collateral Agent (whether or not by or through employees or agents) to execute for and on its behalf any and all German Collateral Documents to which it is a party and to accept as its representative (Stellvertreter) any pledge or other creation of any accessory right made to any such Lender in relation to this Agreement. Each Lender and each Borrower acknowledge and agree that the Collateral Agent will be exempted to the extent legally possible from the restrictions of Section 181 of the German Civil Code and may delegate its power (including the release from the restrictions of Section 181 of the German Civil Code) by way of granting a substitute power of attorney.
(g)    Collateral Agent may take such action (including, without limitation, the exercise of all rights, discretions or powers and the granting of consents or releases or the engagement of a notary for execution of any documents required in notarial form) or, as the case may be, refrain from taking such action under or pursuant to the German Collateral Documents as the Lenders may specifically direct the Collateral Agent in writing from time to time.
(h)    In relation to the collateral documents governed by the laws of Switzerland (“Swiss Collateral Documents”) which provide for a non-accessory security interest (nicht-akzessorische Sicherheiten), the Collateral Agent shall hold and administer and, as the case may be, release and (subject to it having become enforceable) realize any such Collateral (including any and all benefits in connection with such Swiss Collateral Documents and any and all proceeds of such Collateral) on a fiduciary basis (treuhänderisch) for itself and for the benefit of the other Secured Parties.
(i)    In relation to the Swiss Collateral Documents which provide for an accessory security interest (akzessorische Sicherheiten), the Collateral Agent shall hold and administer and, as the case may be, release and (subject to it having become enforceable) realize any such Collateral (including any and all benefits in connection with such Swiss Collateral Documents and any and all proceeds of such Collateral) for itself and as direct representative (direkter Stellvertreter) in the name and on behalf of each of the other Secured Parties and each present and future Secured Party authorizes the Collateral Agent to act as its direct representantive (direkter Stellvertreter) in relation to any and all matters in connection with such Swiss Collateral Documents.
(j)    Each of the Secured Parties irrevocably:
(i)    appoints each Agent to be its agent (mandatario con rappresentanza) for the purpose of executing in its name and on its behalf any Loan Documents which is expressed to be governed by Italian law;
(ii)    grants each Agent the powers to negotiate and approve the terms and conditions of such Loan Documents, execute any other agreement or instruments, give or receive any notice and take any other action in relation to the creation, perfection, maintenance, confirmation, extension, enforcement and release, in whole or in part, of the security created thereunder, in each case in the name and on behalf of it and the other Secured Parties; and

(iii)    consents that each Agent may act as its agent (mandatario con rappresentanza) in all cases of conflict of interest and self-dealing, in accordance with Article 1394 of the Italian Civil Code and execute each Loan Document expressed to be executed by the relevant Agent on its behalf including to execute any document with itself (contratto con se stesso) in accordance with Article 1395 of the Italian Civil Code.

Section 9.2	Delegation of Duties.
Each Agent may execute any of its duties under the applicable Loan Documents by or through any of its branches, agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care. Each Agent and any such agent or attorney-in-fact may perform any and all of its duties by or through their respective Related Persons. The exculpatory provisions of this Section shall apply to any such agent or attorney-in-fact and to the Related Persons of each Agent and any such agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 9.3	Exculpatory Provisions.
Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or any action taken or omitted to be taken at the direction of the Specified Lender or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder or the creation, perfection or priority of any Lien purported to be created by the Security Documents or the value or the sufficiency of any Collateral. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party, nor shall any Agent be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability that is not subject to indemnification under Section 10.5 or that is contrary to any Loan Document or applicable law.

Section 9.4	Reliance by the Agents.
The Agents shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower, a Loan Party or Parent Guarantor), independent accountants and other experts selected by the Agents. Each Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under the applicable Loan Document unless it shall first receive such advice or concurrence of the Required Lenders

(or, if so specified by this Agreement, all Lenders, the Specified Lender or the Majority Facility Lenders in respect of any Facility) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under the applicable Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders, the Specified Lender or the Majority Facility Lenders in respect of any Facility), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. In determining compliance with any conditions hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agents may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.

Section 9.5	Notice of Default.
Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that an Agent receives such a notice, such Agent shall give notice thereof to the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility); provided, that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.6	Non-Reliance on Agents and Other Lenders.
Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of either Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

Section 9.7	Indemnification.

The Lenders severally agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that other than with respect to liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements arising from such actions taken or omitted to be taken at the direction of the Specified Lender, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 9.8	Agent in Its Individual Capacity.
Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party or Parent Guarantor as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under the applicable Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 9.9	Successor Agents.
(a)    Subject to the appointment of a successor as set forth herein, any Agent may resign upon 30 days’ notice to the Lenders, the Borrower and the other Agent effective upon appointment of a successor Agent. Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000 and shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of such retiring Agent, and the retiring Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such retiring Agent or any of the parties to this Agreement or any holders of the Loans. If no successor Agent shall have been so appointed by the Required Lenders with such consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders and with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) appoint a successor Administrative Agent and/or Collateral Agent, as the case may be, with the qualifications set forth above. After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.
(b)    [Reserved].

(c)    Any resignation by the Administrative Agent pursuant to this Section 9 shall also constitute its resignation as Collateral Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Collateral Agent and (ii) the retiring Collateral Agent shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents.
(d)    Any successor Agent and each of the other parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party including the capacity to represent any of the Lenders for the purposes of raising any document to the status of Spanish Public Document.

Section 9.10	Authorization to Release Liens and Guarantees.
The Agents are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 10.15.

Section 9.11	Agents May File Proofs of Claim.
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, to the maximum extent permitted by applicable law, each Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether either Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise,
(a)    to file a proof of claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.9 and 10.5) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agents and, if either Agent shall consent to the making of such payments directly to the Lenders to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due to such Agent under Sections 2.9 and 10.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize such Agent to vote in respect of the claim of any Lender or in any such proceeding.

Section 9.12	[Reserved].

Section 9.13	Lead Arrangers.

None of the Lead Arrangers shall have any duties or responsibilities hereunder in their respective capacities.

Section 9.14	Appointment of the Australian Security Trustee.
(a)    The Australian Security Trustee is (i) appointed by each Secured Party (other than the Australian Security Trustee) to act as the Australian Security Trustee for the purposes of the Loan Documents; and (ii)_irrevocably authorized to enter into the Loan Documents in its capacity as Australian Security Trustee and to take the action and to exercise the rights that are expressly or by implication delegated to the Australian Security Trustee by a Loan Document and any other action or rights that are reasonably incidental.
(b)    A Secured Party must not assign, encumber, declare a trust over or otherwise deal with any of its rights or novate any of its rights and obligations under any of the Loan Documents to any person other than as permitted by this Agreement and the other Loan Documents, and must promptly notify the Administrative Agent of any assignment, encumbrance, declaration of trust over or other dealing with or novation of that Secured Party’s rights, benefits or obligations under any Loan Document.
(c)    If at any time the Australian Security Trustee receives money under a Loan Document that is available for distribution, whether or not it represents the proceeds of recovery action taken under any Loan Document, then the Australian Security Trustee must, subject to any applicable law to the contrary including section 140 of the Australian PPSA, distribute that money in accordance with this Agreement.
(d)    Money referred to in Section 9.14(c) above includes money that is received by the Australian Security Trustee before enforcement proceedings are commenced under a Loan Document in relation to any Collateral but which has not been distributed by that time.
(e)    Subject to a contrary decision by the Administrative Agent (acting on the instructions of the relevant Required Lenders), the money referred to in Section 9.14(c) does not constitute recovered money if the money is deposited in an interest bearing suspense account under a Loan Document.
(f)    The Australian Security Trustee must: (i) promptly send to each Secured Party details of each communication and document received by it from the Administrative Agent or an Australian Lender in connection with the Loan Documents, unless the details are of a purely routine or administrative nature; (ii) subject to the other provisions of this Agreement, act in accordance with any instructions from the Administrative Agent (acting on the instructions of the Required Lenders) or, if so instructed by the Administrative Agent, refrain from exercising rights vested in it under the Loan Documents; and (iii) promptly notify the Administrative Agent of any Event of Default of which the Australian Security Trustee, acting in its capacity as Australian Security Trustee, acquires actual knowledge and of which the Administrative Agent does not have actual knowledge.
(g)    Subject to the other provisions of this Section 9.14 and except in relation to amounts due to the Australian Security Trustee in its own right, the Australian Security Trustee agrees to act in accordance with the instructions of the Administrative Agent (acting on the instructions of the relevant Required Lenders) in exercising its rights under the Loan Documents.
(h)    The Australian Security Trustee in its capacity as Australian Security Trustee must not, without the prior written instructions of the Administrative Agent, (i) exercise rights delegated to or conferred on it under the Loan Documents; or (ii) waive any breach of or otherwise excuse performance of any obligation of any Australian Loan Party or Australian Parent Guarantor under any Loan Document.

(i)    Any instruction given to or action taken by the Australian Security Trustee in accordance with this Agreement or any other Loan Document is binding on all Loan Parties and each Secured Party authorizes the Australian Security Trustee to give any consent and do any other matter or thing necessary or appropriate to give effect to the instruction.
(j)    The instructions referred to in this Section 9.14(j) (and any other provisions in this Section 9.14 requiring the Administrative Agent to seek or act in accordance with the Required Lenders’ consent, authority or instructions) are deemed to be given in accordance with this Agreement, if the Administrative Agent communicates such consent, authority or instructions to the Australian Security Trustee and states that the consent, authority or instructions were given or obtained in accordance with this Agreement. In such event, the Australian Security Trustee need not enquire whether the Required Lenders have given the requisite consent, authority or instructions to the Administrative Agent.
(k)    If (in the reasonable opinion of the Administrative Agent) the Australian Security Trustee fails to act in accordance with any instructions given to it under this Agreement (and within a time deemed reasonable by the Administrative Agent), each Secured Party has a right to exercise the rights of the Australian Security Trustee to enable that instruction to be effected.
(l)    The Australian Security Trustee may (i) perform any of its duties, obligations and responsibilities under the Loan Documents by or through its agents and representatives; (ii) refrain from exercising any rights vested in it under the Loan Documents until it has received instructions from the Administrative Agent (acting on the instructions of the Required Lenders), as to whether (and, if it is to be exercised, the way in which) that right is to be exercised and in all cases will not incur any liability when (A) acting in accordance with those instructions or (B) refraining from acting, either in accordance with those instructions or in the absence of those instructions; (iii) refrain from doing anything that would or might in its opinion be contrary to any applicable law or directive or otherwise render it liable to any Person and may do anything which is, in its opinion, necessary to comply with any applicable law or directive; (iv) refrain from taking any step (or further step) to protect or enforce the rights of any Secured Party under the Loan Documents until it has been indemnified or secured to its reasonable satisfaction against any and all claims which it would or might sustain or incur as a result; (v) hold any of the Loan Documents and any other related documents with any financial institution or reputable Person whose business includes undertaking the safe custody of documents or any lawyer or firm of lawyers selected by the Australian Security Trustee, and the Australian Security Trustee is not responsible for any claims incurred in connection with the deposit of those documents and may pay all sums required to be paid on account or in respect of any deposit of those documents; (vi) in the conduct of any trust, instead of acting personally, employ and pay an agent, being a lawyer, or other professional person, to transact or conduct, or concur in doing all acts required to be done by the Australian Security Trustee (including the receipt and payment of money); and (vii) appoint further or additional trustees for the purpose of giving valid receipts without being liable for the actions of those trustees.
(m)    The Australian Security Trustee may at any time request (through the Administrative Agent or directly) a Secured Party to provide a statement setting out (i) as at the date of the statement or any other relevant date specified by the Australian Security Trustee, the Secured Obligations owing to such Secured Party; (ii) any other information (including documents) that the Australian Security Trustee may reasonably require in relation to the details and calculations of the amounts under this Section 9.14(m); (iii) if the Australian Security Trustee requests a Secured Party to provide a statement under this Section 9.14(m), the Secured Party must provide that statement within a reasonable time; (iv) the Australian Security Trustee, as between itself and the other Secured Parties, may rely on the statement referred to in this Section 9.14(m)

as conclusive evidence of its contents, unless (A) the contrary is proved, or (B) the Australian Security Trustee determines it is not reasonably satisfied as to the correctness of those amounts.
(n)    If the Australian Security Trustee, in its sole discretion, considers that delegation is desirable in assisting the Australian Security Trustee to perform its functions under the Loan Documents, (i) the Australian Security Trustee may delegate to any person or fluctuating body of persons all or any of the duties, trusts, powers, authorities and discretions vested in the Australian Security Trustee under or in connection with the Loan Documents; and (ii) any delegation under this Section 9.14(n) may be (A) by power of attorney or in any other manner as the Australian Security Trustee may think fit; and (B) made on the terms and conditions (including power to sub delegate) as the Australian Security Trustee may think fit (but the terms and conditions must not be inconsistent with any of the provision of the Loan Documents).
(o)    The Australian Security Trustee may (i) rely on any communication or document believed by it to be genuine; (ii) rely, as to any matter of fact that might reasonably be expected to be within the knowledge of a Loan Party, on a statement by or on their behalf; (iii) obtain and pay for legal or other expert advice or services that may to it seem necessary or desirable and rely on that advice; (iv) retain for its own benefit, and without liability to account, any fee or other sum receivable by it for its own account; and (v) accept deposits from, lend money to, provide any advisory or other services to or engage in any kind of banking or other business with any party to the Loan Documents and any Affiliates of any party (and, in each case, may do so without liability to account).
(p)    The Australian Security Trustee, in its capacity as a Secured Party (if applicable), has the same rights under this document as any other Secured Party and may exercise those rights as if it were not acting as Australian Security Trustee.
(q)    The Australian Security Trustee is not (i) responsible for the adequacy, accuracy or completeness of any representation, warranty, statement or information in the Loan Documents or any notice or other document delivered under or referred to in the Loan Documents; (ii) responsible for the execution, delivery, validity, legality, adequacy, enforceability or admissibility in evidence of the Loan Documents; or (iii) required to (A) take any action with respect to the Australian PPSA, other than as directed by the Administrative Agent; (B) monitor the Australian PPSA or the implementation of it; (C) obliged to enquire as to the occurrence or continuation of an Event of Default or Default; (D) under any obligations other than those for which express provision is made in a Loan Document to which it is a party; (E) liable for anything done or not done by it under or in connection with the Loan Documents except in the case of fraud, gross negligence or willful misconduct by the Australian Security Trustee or any of its agents or representatives, as determined by a final and non-appealable judgment of a court of competent jurisdiction; or (F) liable for anything done or not done by any receiver or manager under or in connection with the Collateral.
(r)    This Agreement and the other Loan Documents only bind the Australian Security Trustee in its capacity as Australian Security Trustee and any obligation of the Australian Security Trustee under this Agreement or the other Loan Documents applies to the Australian Security Trustee in its capacity as Australian Security Trustee.
(s)    No Person to whom the Australian Security Trustee is liable under this Agreement or any other Loan Document is entitled to have recourse in satisfaction of such liability to any assets held by the Australian Security Trustee in its personal capacity or in its capacity as trustee of any trust other than the trust established under and pursuant to the Security Trust Deed and clause 9 (Liability of the Security Trustee) of the Australian Security Trust Deed applies to this Agreement mutatis mutandis as if set forth in full herein.

The Australian Security Trustee is not liable for any act (or omission) if it acts (or refrains from acting) in accordance with the instructions of Administrative Agent.
(t)    Neither the Australian Security Trustee nor any of its directors, officers, employees, agents, attorneys or Affiliates is responsible or liable to any person (i) because a Loan Party does not perform its obligations under the Loan Documents; (ii) for the financial condition of the Loan Parties; (iii) because any statement, representation or warranty in a Loan Document given by a party other than the Australian Security Trustee is incorrect or misleading; (iv) for the effectiveness, genuineness, validity, admissibility in evidence or sufficiency of the Loan Documents or any document signed or delivered in connection with the Loan Documents; (v) for the enforceability of the Loan Documents or any other document signed or delivered in connection with the Loan Documents against any person (other than the Australian Security Trustee); (vi) for any loss or damage occurring as a result of it exercising, failing to exercise or purporting to exercise any right or power under this Agreement or other Loan Documents; (vii) subject to this Agreement; (viii) for the default, negligence or fault of any directors, officers, employees, agents, delegates, attorneys or Affiliates of the Australian Security Trustee; (ix) for any mistake or omission made by it or any directors, officers, employees, agents, delegates, attorneys or Affiliates of the Australian Security Trustee; (x) for any other matter or thing done, or not done, in relation to the Loan Documents; (xi) for any absence of, or defect in title or for its inability to exercise any of its powers under the Loan Documents; (xii) for any failure by a Loan Party to perform its obligations under any Loan Document; (xiii) for acting in accordance with the provisions of any Loan Document to which it is a party; or (xiv) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Loan Document or any certificate or document given under any of them; except to the extent that the act or omission amounts to fraud, gross negligence or willful misconduct by the Australian Security Trustee or any directors, officers, employees, agents, delegates, attorneys or Affiliates of the Australian Security Trustee or a gross or willful breach by it of its obligations under this Agreement, as determined by a final and non-appealable judgment of a court of competent jurisdiction. Without limiting this Section 9.14(t) or the terms of the Australian Security Trust Deed, the Australian Security Trustee is not responsible or liable to any Person for anything done or not done in connection with this Agreement and the Australian Security Trust Deed by the Australian Security Trustee or its directors, officers, employees, agents, attorneys or Affiliates except to the extent that the act or omission amounts to fraud, gross negligence or willful misconduct by the Australian Security Trustee or a gross or willful breach by it of its obligations under this Agreement and the Australian Security Trust Deed, as determined by a final and non-appealable judgment of a court of competent jurisdiction.
(u)    The Australian Security Trustee (i) subject to the appointment of a successor may, and must if the Administrative Agent requires, retire at any time from its position as Australian Security Trustee under the Loan Documents without assigning any reason, and (ii) must give notice of its intention to retire by giving to the other Secured Parties not less than 30 days’ nor more than 60 days’ notice.
(v)    The Administrative Agent may appoint a successor to the Australian Security Trustee, during the period of notice in Section 9.14(u). If no successor is appointed by the Administrative Agent, the Australian Security Trustee (after consulting with Administrative Agent) may appoint its successor. The Secured Parties shall promptly enter into any agreements that the successor may reasonably require to effect its appointment.
(w)    From the date that the appointment of the successor is effected under Section 9.14(v) above, the retiring Australian Security Trustee must be discharged from any further obligations under the Loan Documents as Australian Security Trustee, and the successor to the Australian Security Trustee and each of the other Secured Parties have the same rights and obligations between themselves as they would have had if the successor had been a party to those Loan Documents.

(x)    To the extent that the Loan Parties do not do so on demand or are not obliged to do so, each Secured Party must on demand indemnify the Australian Security Trustee against any claims sustained or incurred by the Australian Security Trustee in (i) complying with any instructions from the Administrative Agent or the Secured Parties; (ii) otherwise sustained or incurred by it in connection with the Loan Documents or its duties, obligations and responsibilities under the Loan Documents; or (iii) as a result of appointing a receiver or manager under any of the Collateral, except to the extent that the claim is sustained or incurred as a result of the fraud, gross negligence or willful misconduct of the Australian Security Trustee or any of its representatives, as determined by a final and non-appealable judgment of a court of competent jurisdiction. When there are no Secured Obligations (including, anything that is reasonably foreseeable as falling within the definition of Secured Obligations) in relation to any Secured Party and the relevant Secured Party is not committed or obliged to make advances or provide any other financial accommodation to the Loan Parties, the relevant Secured Party ceases to be a Secured Party on notice in writing to that effect from the Administrative Agent and the Australian Security Trustee.

Section 9.15	Secured Parties Agree to Comply with the Terms of the Australian Security Trust Deed.
Each Secured Party hereby:
(a)    acknowledges that it is aware of, and consents to, the terms of the Australian Security Trust Deed;
(b)    agrees to comply with and be bound by the Australian Security Trust Deed as a Beneficiary (as that term is defined in the Australian Security Trust Deed);
(c)    acknowledges that it has received a copy of the Australian Security Trust Deed together with the other information which it has required in connection with the Australian Security Trust Deed and this Agreement;
(d)    without limiting the general application of (a) above, acknowledges and agrees as specified in clause 8.12 (Independent decisions by Beneficiaries) of the Australian Security Trust Deed and provides the indemnities as specified in clause 10.3 (Indemnity by Beneficiaries) of the Australian Security Trust Deed; and
(e)    without limiting the general application of (a) above, for consideration received, irrevocably appoints as its attorney each Person who under the terms of the Australian Security Trust Deed is appointed an attorney of a Beneficiary (as defined in the Australian Security Trust Deed) on the same terms and for the same purposes as contained in the Australian Security Trust Deed.
This Section 9.15 is executed as a deed poll in favor of the Australian Security Trustee and each Beneficiary (as defined in the Australian Security Trust Deed) from time to time.
SECTION 10.
MISCELLANEOUS

Section 10.1	Amendments and Waivers.
(a)    Except to the extent otherwise expressly set forth in this Agreement (including Sections 2.25, 7.11 and 10.16) or the applicable Loan Documents, neither this Agreement, any other Loan Document,

nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.
The Required Lenders and each Loan Party or Parent Guarantor party to the relevant Loan Document may, subject to the acknowledgment of the Administrative Agent, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding, deleting or otherwise modifying any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agents or the Lenders or of the Loan Parties or the Parent Guarantors hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:
(A)    forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest, fee or premium payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial ratios in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly and adversely affected thereby, which such consent of each Lender directly and adversely affected thereby shall be sufficient to effect such waiver without regard for a Required Lender consent;
(B)    amend, modify or waive any provision of paragraph (a) of this Section 10.1 without the written consent of all Lenders (for the avoidance of the doubt, an amendment, modification or supplement to this Agreement to require the additional or independent consent of a group of similarly-situated Lenders (or a percentage of such Lenders) to waive, amend, supplement or modify this Agreement or another Loan Document or any Default or Event of Default and its consequences shall not be an amendment, modification or waiver of this paragraph (a));
(C)    reduce any percentage specified in the definition of Required Lenders or Supermajority Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee, in each case without the written consent of all Lenders (except as expressly permitted hereby (including pursuant to Section 7.4 or 7.5) or by any Security Document);
(D)    amend, modify or waive any provision of paragraph (a) or (c) of Section 2.18 or Section 8.3 without the written consent of all Lenders directly and adversely affected thereby;
(E)    [reserved];

(F)    reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility, which consent shall be sufficient to effect such waiver under the applicable Facility without regard for a Required Lender consent;
(G)    amend, modify or waive any provision of Section 9 with respect to any Agent without the written consent of such Agent;
(H)    [reserved];
(I)    [reserved];
(J)    [reserved];
(K)    [reserved]; or
(L)    amend, supplement or otherwise modify or waive any of the terms and provisions (and related definitions) related to the Borrowing Base (including an amendment for the purpose of establishing any additional borrowing base) and any provisions relating to reserves in the definition of the Initial Term Loan Amount in any manner that has the effect of increasing the amounts available to be borrowed (assuming the Commitments were not drawn as of the date of such amendment, supplement, modification or waiver), without the written consent of the Supermajority Lenders; provided, however, that the foregoing shall not apply to any such waivers, consents or other modifications related to the Borrowing Base or any provisions relating to the Initial Term Loan Amount that have the effect of permitting the incurrence of Incremental Term Loans, which waivers, consents or other modifications shall not, for the avoidance of doubt, constitute amendments, supplements or other modifications subject to this Section 10.1(a).
provided, further, that the consent of the applicable Majority Facility Lenders shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under such Facility in respect of payments hereunder in a manner different from such amendment that affects other Facilities.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Parent Guarantors, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Parent Guarantors, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
(b)    [reserved].
(c)    [reserved].
(d)    The applicable Loan Party or Parent Guarantor, together with the Administrative Agent or the Collateral Agent, as applicable, may enter into amendments or supplements to the Security Documents to reflect the parties intentions as reflected in the Agreed Security Principles.

(e)    Furthermore, notwithstanding the foregoing, if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, mistake, omission, defect, or inconsistency, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof; it being understood that posting such amendment electronically on the Platform to the Required Lenders shall be deemed adequate receipt of notice of such amendment.
(f)    Furthermore, notwithstanding the foregoing, this Agreement may be amended, supplemented or otherwise modified in accordance with Sections 2.25, 7.11 and 10.16.

Section 10.2	Notices; Electronic Communications.
(a)    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered or posted to the Platform, or three Business Days after being deposited in the mail, postage prepaid, hand delivered or, in the case of telecopy notice, when sent (except in the case of a telecopy notice not given during normal business hours (New York time) for the recipient, which shall be deemed to have been given at the opening of business on the next Business Day for the recipient), addressed as follows in the case of the Borrower or the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such Person or at such other address as may be hereafter notified by the respective parties hereto:

The Parent Guarantors, the Borrowers and the other Loan Parties:
Revlon Consumer Products Corporation
One New York Plaza
New York, New York 10004
Attention: Michael T. Sheehan, Senior Vice President, Deputy General Counsel and Secretary
Telephone: (212) 527-5539
Email: Michael.Sheehan@revlon.com

Attention: Eric Warren Email: Eric.Warren@revlon.com Attention: Donald Eng Email: Donald.Eng@revlon.com
With a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton &Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Terry E. Schimek
Telecopy: (212) 492-0005
Telephone: (212) 373-3005
Email: TSchimek@paulweiss.com

Agents:
For loan borrowing notices, continuations, conversions, and payments:

Citibank, N.A.
Citigroup / ABTF Global Loans
1615 Brett Road
New Castle, DE 19720
Attention: Kimberly M. Shelton
Email: Kimberly.Shelton@citi.com
For financial statements, certificates, other information:

Citibank, N.A.
Asset Based & Transitional Finance
390 Greenwich Street, 1st Fl
New York, NY 10013
Attention: Thomas Halsch
Email: Thomas.Halsch@citi.com

With a copy (which shall not constitute notice) to:	Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Attention: Alfred Xue / Conray Tseng Telecopy: (212) 751-4864 Telephone: (212) 906-1200 Email: Alfred.Xue@lw.com / Conray.Tseng@lw.com

provided, that any notice, request or demand to or upon the Agents, the Lenders or the Borrower shall not be effective until received.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by posting to the Platform or by any electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Any Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.
(c)    The Borrower, each Agent and each Lender hereby acknowledges that (i) Holdings, Revlon, the Borrower, the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information other than information that is publicly available, or not material with respect to Holdings, Revlon or its Subsidiaries, or their respective securities, for purposes of the United States Federal and state securities laws (collectively, “Public Information”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that is Public Information and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as containing only Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided, that there is no requirement that the Borrower identify any such information as “PUBLIC.”
(d)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party or any of its Related Persons; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(e)    Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to such other Persons. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain information other than Public Information.
(f)    The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices of borrowing) believed in good faith by the Administrative Agent to be given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.3	No Waiver; Cumulative Remedies.
(a)    No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or Parent Guarantors or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (i) each Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) [reserved], (iii) any Lender from exercising setoff rights in accordance with Section 10.7(a) or (b), as applicable (subject to the terms of Section 10.7(a)), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law.

Section 10.4	Survival of Representations and Warranties.
All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

Section 10.5	Payment of Expenses; Indemnification.
Except with respect to Taxes (other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), the Borrower agrees:
(a)    to pay or reimburse each Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members), any Appraisals in accordance with the terms hereof, and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification hereto or thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby, including the reasonable notarial fees and any other reasonable fees and disbursements and other charges of a single firm of counsel to the Agents (plus one firm of special regulatory counsel and one firm of local counsel per material jurisdiction as may reasonably be necessary in connection with collateral matters) in connection with all of the foregoing and a single firm of counsel to the Specified Lenders (if any) (plus one firm of special regulatory counsel and one firm of local counsel per material jurisdiction as may reasonably be necessary in connection with collateral matters);
(b)    to pay or reimburse each Lender and each Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents referred to in Section 10.5(a) above (including all such costs and expenses incurred in connection with any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the documented fees and disbursements of a single firm of counsel and, if necessary, a single firm of special regulatory counsel and a single firm of local counsel per material jurisdiction as may reasonably be necessary, for the Agents and the Lenders, taken as a whole (and one additional firm of counsel and, if necessary, a single firm of special regulatory counsel and a single firm of local counsel per material jurisdiction as may be reasonably necessary, for the Specified Lender (if any)) and, in the event of an actual or perceived conflict of interest, where the Agent or Lender affected by such conflict informs the Borrower and thereafter retains its own counsel, one additional counsel for each Lender or Agent or group of Lenders or Agents subject to such conflict; and
(c)    to pay, indemnify or reimburse each Lender, each Agent, each Lead Arranger and their respective Affiliates, and their respective partners that are natural persons, members that are natural persons, officers, directors, employees, trustees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding (any of the foregoing, a “Proceeding”) relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents referred to in Section 10.5(a) above and the transactions contemplated hereby and thereby, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or Parent Guarantor or any of their Property and the reasonable fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”);
provided, that, the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Persons as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto), (ii) a material breach of the Loan Documents by such Indemnitee or its Related Persons as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto), (iii) disputes solely among Indemnitees or their Related Persons and not arising from any act or omission by any Parent Guarantor or Loan Party (it being understood that this clause (iii) shall not apply to the indemnification of an Agent or a Lead Arranger in a suit involving an Agent or a Lead Arranger, in each case, in its capacity as such, unless such suit has resulted from the gross negligence, bad faith or willful misconduct of such Agent or Lead Arranger as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto)) or (iv) any settlement of any Proceeding effected without the Borrower’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Borrower’s written consent or if there is a judgment by a court of competent jurisdiction in any such Proceeding, the Borrower shall indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 10.5.
No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other material distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
For purposes hereof, a “Related Person” of an Indemnitee means (i) if the Indemnitee is any Agent or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Agent and its Affiliates and their respective officers, directors, employees, agents and controlling Persons; provided, that solely for purposes of Section 9, references to each Agent’s Related Persons shall also include such Agent’s trustees and advisors, and (ii) if the Indemnitee is any Lender or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Lender and its Affiliates and their respective officers, directors, employees, agents and controlling Persons. All amounts due under this Section 10.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Borrower at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.
The agreements in this Section 10.5 shall survive repayment of the Obligations.

Section 10.6	Successors and Assigns; Participations and Assignments.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party or Parent Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Loan Party or Parent Guarantor without such consent shall be null and void) and (ii) subject to Sections 2.24, no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.
(b)    %3.    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may, in compliance with applicable law, assign (other than to any Disqualified Institution or a natural person) to one or more assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed, it being understood that it shall be deemed reasonable for the Borrower to withhold such consent in respect of a prospective Lender if the Borrower reasonably believes such prospective Lender would constitute a Disqualified Institution) of:
(A)    the Borrower; provided, that no consent of the Borrower shall be required for an assignment of (x) Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, (y) any Loan or Commitment if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, any other Person or (z) in connection with the initial syndication of the Initial Term Loans to the Lenders identified previously to the Borrower by the Administrative Agent; provided, further, that a consent under this clause (A) shall be deemed given if the Borrower shall not have objected in writing to a proposed assignment within ten Business Days after receipt by it of a written notice thereof from the Administrative Agent; and
(B)    the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.
(ii)    Subject to Sections 2.24, assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than €1,000,000 unless the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent and the Borrower (or, at the Borrower’s request, manually) together with a processing and recordation fee of €3,500 to be paid by either the applicable assignor or assignee (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided, that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds; and
(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and all applicable tax forms.
For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (I) a Lender, (II) an Affiliate of a Lender, (III) an entity or an Affiliate of an entity that administers or manages a Lender or (IV) an entity or an Affiliate of an entity that is the investment advisor to a Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Institutions without the written consent of the Borrower.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such

Lender shall cease to be a party hereto but shall continue to be subject to the obligations under and entitled to the benefits of Sections 2.19, 2.20, 2.21, 10.5 and 10.14). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6 (and will be required to comply therewith), other than any sale to a Disqualified Institution, which shall be null and void.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive absent demonstrable error for such purposes), notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee (except as contemplated by Sections 2.24), the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder) and all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section 10.6 (unless waived by the Administrative Agent) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    %3.    Any Lender may, without the consent of any Person, in compliance with applicable law, sell participations (other than to any Disqualified Institution) to one or more banks or other entities (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (if such Participant agrees to have related obligations thereunder (it being understood that the documentation required under Section 2.20 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Institutions without the written consent of the Borrower.

(i)    A Participant shall not be entitled to receive any greater payment under Section 2.19, 2.20 or 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater amounts. No Participant shall be entitled to the benefits of Section 2.20 unless such Participant complies with Section 2.20(e), (g) or (j), as (and to the extent) applicable, as if such Participant were a Lender (it being understood that the documentation required under Section 2.20 shall be delivered to the participating Lender).
(ii)    Each Lender that sells a participation, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register on which it enters the name and addresses of each Participant, and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) and Proposed Section 1.163-5(b) of the United States Treasury Regulations (or any amended or successor version). Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (it its capacity as such) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(e)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring the same (in the case of an assignment, following surrender by the assigning Lender of all Notes representing its assigned interests).
(f)    The Borrower may prohibit any assignment if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee to determine whether any such filing or qualification is required or whether any assignment is otherwise in accordance with applicable law.
(g)    [reserved].
(h)    [reserved].

(i)    None of the Sponsor, any Affiliate thereof, Holdings or any of its Subsidiaries may acquire by assignment, participation or otherwise any right to or interest in any of the Commitments or Loans hereunder (and any such attempted acquisition shall be null and void).
(j)    [reserved].
(k)    Notwithstanding anything to the contrary contained herein, the replacement of any Lender pursuant to Section 2.24 shall be deemed an assignment pursuant to Section 10.6(b) and shall be valid and in full force and effect for all purposes under this Agreement.
(l)    Any assignor of a Loan or Commitment or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or purchaser of such participation in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. None of the Lead Arrangers or the Agents shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

Section 10.7	Adjustments; Set off.
(a)    Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (ii) the provisions of this Section 10.7 shall not be construed to apply to any payment made by any Loan Party or a Parent Guarantor pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.
(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Loan Party, any such notice being expressly waived by such Loan Party to the extent permitted by applicable law, upon any amount becoming due and payable by such Loan Party hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of such Loan Party. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.8	Counterparts.
This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic (i.e., “pdf” or “tiff”) transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 10.9	Severability.
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.10	Integration.
This Agreement and the other Loan Documents represent the entire agreement of the Parent Guarantors, the Loan Parties, the Agents and the Lenders with respect to the subject matter hereof and thereof.

Section 10.11	GOVERNING LAW.
THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 10.12	Submission to Jurisdiction; Waivers.
Each party hereto hereby irrevocably and unconditionally:
(a)    submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them; provided, that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 10.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;
(b)    consents that any such action or proceeding may be brought in the New York Courts and appellate courts from either of them, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages (provided, that such waiver shall not limit the indemnification obligations of the Loan Parties to the extent such special, exemplary, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under Section 10.5).

Section 10.13	Acknowledgments.
Each Loan Party and Parent Guarantor hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    neither the Agents nor any Lender has any fiduciary relationship with or duty to such Person arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on the one hand, and such Person, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among such Person and the Lenders;
(d)    no advisory or agency relationship between it and any Agent or Lender (in their capacities as such) is intended to be or has been created in respect of any of the transactions contemplated hereby,
(e)    the Agents and the Lenders, on the one hand, and such Person, on the other hand, have an arms-length business relationship,
(f)    such Person is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents,
(g)    each of the Agents and the Lenders is engaged in a broad range of transactions that may involve interests that differ from the interests of such Person and none of the Agents or the Lenders has any obligation to disclose such interests and transactions to such Person by virtue of any advisory or agency relationship, and
(h)    none of the Agents or the Lenders (in their capacities as such) has advised such Person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including the validity, enforceability, perfection or avoidability of any aspect of any of the transactions contemplated hereby under applicable law, including the U.S. Bankruptcy Code or any consents needed in connection therewith), and none of the Agents or the Lenders (in their capacities as such) shall have any responsibility or liability to such Person with respect thereto and such Person has consulted with its own advisors regarding the foregoing to the extent it has deemed appropriate.
To the fullest extent permitted by law, each such Person hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.14	Confidentiality.
Each of the Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of the Borrower or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby (including any potential amendments, modifications or waivers, or any request therefor), whether furnished before or after the Closing Date (“Confidential Information”), as strictly confidential and not to use Confidential Information for any purpose other than evaluating the Transactions and negotiating, making available, syndicating and administering this Agreement (the “Agreed Purposes”). Without limiting the foregoing, each Agent and each Lender agrees to treat any and all Confidential Information with adequate means to preserve its confidentiality, and each Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except:

(1)
to its partners that are natural persons, members that are natural persons, directors, officers, employees, counsel, advisors, trustees and Affiliates (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential, with the applicable Agent or Lender responsible for the breach of this Section 10.14 by such Representatives as if they were party hereto);

(2)
to any pledgee referred to in Section 10.6(d) and prospective Lenders and participants in connection with the syndication (including secondary trading) of the Facilities and Commitments and Loans hereunder (excluding any Disqualified Institution), in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms at least as favorable to the Borrower and its Affiliates as those contained in this Section 10.14;

(3)
to any party or prospective party (or their advisors) to any swap, derivative or similar transaction under which payments are made by reference to the Borrower and the Obligations, this Agreement or payments hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms at least as favorable to the Borrower and its Affiliates as those contained in this Section 10.14;

(4)	upon the request or demand of any Governmental Authority having or purporting to have jurisdiction over it;

(5)
in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law; provided, that in the case of clauses (4) and (5), the disclosing Agent or Lender, as applicable, agrees, to the extent practicable and not prohibited by applicable law, to notify the Borrower prior to such disclosure and cooperate with the Borrower in obtaining an appropriate protective order (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority);

(6)	to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to the Facilities;

(7)	information that has been publicly disclosed other than in breach of this Section 10.14;

(8)
to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or in connection with examinations or audits of such Lender;

(9)
to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents; provided, that each Agent and Lender uses commercially reasonable efforts to ensure that such information is kept confidential in connection with such exercise of remedies and the recipient is informed of the confidential nature of the information;

(10)	to the extent the Borrower has consented to such disclosure in writing;

(11)	to any other party to this Agreement;

(12)
to the extent that such information is received from a third party that is not, to such Agent or Lender’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Borrower and its Affiliates and their related parties;

(13)	to the extent that such information is independently developed by such Agent or Lender; or

(14)	by the Administrative Agent to the extent reasonably required or necessary to obtain a CUSIP for any Loans or Commitment hereunder, to the CUSIP Service Bureau; or

(15)
by a Lender to its financing sources or to its investors or partners (it being understood that the financing source, investor or partner to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential, with the applicable Lender responsible for the breach of this Section 10.14 by such financing sources, investor or partner as if they were party hereto).

Each Agent and each Lender acknowledges that (i) Confidential Information includes information that is not otherwise publicly available and that such non-public information may constitute confidential business information which is proprietary to the Borrower and/or its Affiliates and (ii) the Borrower has advised the Agents and the Lenders that it is relying on the Confidential Information for its success and would not disclose the Confidential Information to the Agents and the Lenders without the confidentiality provisions of this Agreement. All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Assumption, the provisions of this Section 10.14 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively.

Section 10.15	Release of Collateral and Guarantee Obligations; Subordination of Liens.
(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, in connection with any Disposition of Property (including by way of transfer, directly or indirectly, of the Capital Stock of any Loan Party) not prohibited by the Loan Documents and, upon notice to the Administrative Agent in connection with such Disposition (other than a Disposition of Inventory in the ordinary course of business and Accounts pursuant to Section 7.5(e)), all Liens and Guarantees on such assets shall automatically terminate and the Collateral Agent shall execute and deliver all releases reasonably necessary or desirable (i) to evidence the release of Liens created in any Collateral being Disposed of, directly or indirectly, in such Disposition, (ii) to provide notices of the termination of the assignment of any Property for which an assignment had been made pursuant to any of the Loan Documents which is being Disposed of, directly or indirectly, in such Disposition and (iii) to release the Guarantee and any other obligations under any Loan Document of any Person being Disposed of in such Disposition. Any representation, warranty or covenant contained in any Loan Document relating to any such Property so Disposed of (other than Property Disposed of to a Loan Party) shall no longer be deemed to be repeated once such Property is so Disposed of. In addition, upon the reasonable request of the Borrower in connection with (A) any Lien of the type permitted by Section 7.3(g) on Collateral (other than Borrowing Base Collateral or proceeds thereof) to secure Indebtedness to be incurred pursuant to Section 7.2(c) (or pursuant to Section 7.2(d) or 7.2(j) if such Indebtedness is of the type that is contemplated by Section 7.2(c)) if the holder of such Lien so requires, (B) any Lien securing Indebtedness pursuant to Section 7.2(t)(x) if the holder of such Lien so requires and pursuant to Section 7.2(t)(y) if the holder of such Lien so requires and if the holder of the applicable Indebtedness being refinanced also so requires, and in each case to the extent not constituting Borrowing Base Collateral (or proceeds thereof) and (C) any Lien of the type permitted by Sections 7.3(o) or 7.3(t), in each case, to the extent the obligations giving rise to such permitted Lien prohibit (or require the release of) the security interest of the Collateral Agent thereon and so long as such cash subject to such Lien is not included in the definition of Qualified Cash after giving effect thereto, the Collateral Agent shall execute and deliver all releases necessary or desirable to evidence that no Liens exist on such assets under the Loan Documents.
(b)    Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than any contingent or indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired, upon the request of the Borrower, all Liens and Guarantee Obligations under any Loan Documents shall automatically terminate and the Collateral Agent shall take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations under any Loan Document, whether or not on the date of such release there may be contingent or indemnification obligations not then due. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made.
(c)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Liens permitted by the Loan Documents, the Collateral Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted under Section 7.3. Additionally, upon request of the Borrower, the Collateral Agent shall take such actions as shall be reasonably required or appropriate to implement or give effect to the terms of the Agreed Security Principles (including the release of liens granted under the laws of one jurisdiction substantially concurrently with the granting of liens under the laws of another jurisdiction with respect to the same assets).
(d)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, subject to satisfaction of the Loan Party Release Conditions, upon request of the Borrower to release a Loan Party (other than a Borrower) and/or a Parent Guarantor, all Liens and Guarantees on all assets of such former Loan Party or Parent Guarantor (and Capital Stock of such former Loan Party owned by another Parent Guarantor or Loan Party) shall automatically terminate and the Collateral Agent shall execute and deliver all releases reasonably necessary or desirable (i) to evidence the release of Liens created in any Property of such former Loan Party or Parent Guarantor (and such Capital Stock), as applicable, (ii) to provide notices of the termination of the assignment of any Property of such former Loan Party or Parent Guarantor (and such Capital Stock), as applicable, and (iii) to release the Guarantee and any other obligations under any Loan Document of such former Loan Party or Parent Guarantor, as applicable. Any representation, warranty or covenant contained in any Loan Document relating to any such Property so released shall no longer be deemed to be repeated once such Property is so released.

Section 10.16	Accounting Changes.
In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial ratios, covenants, standards or terms in this Agreement, then following notice either from the Borrower to the Administrative Agent or from the Administrative Agent to the Borrower (which the Administrative Agent shall give at the request of the Required Lenders), the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition and covenant capacities shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If any such notices are given then, regardless of whether such notice is given prior to or following such Accounting Change, until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders and have become effective, all financial ratios, covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. Any amendment contemplated by the prior sentence shall become effective upon the consent of the Required Lenders, it being understood that a Lender shall be deemed to have consented to and executed such amendment if such Lender has not objected in writing within five Business Days following receipt of notice of execution of the applicable amendment by the Borrower and the Administrative Agent, it being understood that the posting of an amendment referred to in the preceding sentence electronically on the Platform to the Lenders shall be deemed adequate receipt of notice of such amendment. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, in each case, occurring after the Closing Date, including any change to IFRS contemplated by the definition of “GAAP.” Without limiting the foregoing, for purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal.

Section 10.17	WAIVERS OF JURY TRIAL.
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN.

Section 10.18	USA PATRIOT ACT.
Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107 56 (signed into law October 26, 2001)) (the “USA Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of such Loan Parties, as applicable, and other information that will allow such Lender to identify the Loan Parties, as applicable, in accordance with the USA Patriot Act and the Beneficial Ownership Regulation, and each Borrower agrees to provide such information from time to time to any Lender or Agent reasonably promptly upon request from such Lender or Agent.

Section 10.19	[Reserved].

Section 10.20	Interest Rate Limitation.
Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.20 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.21	Payments Set Aside.
To the extent that any payment by or on behalf of a Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.22	Electronic Execution of Assignments and Certain Other Documents.
The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other notices of borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.24	Financing Statements.
Pursuant to any applicable law, each Loan Party and each Parent Guarantor authorizes the Collateral Agent at any time and from time to time to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Loan Party or Parent Guarantor in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under the Security Documents.  Each Loan Party authorizes the Collateral Agent to use the collateral description “all personal property”, “all assets” or any similar phrase in any such financing statements. Each Parent Guarantor authorizes the Collateral Agent to use the collateral description as described in the applicable Security Document or any other description deemed necessary or advisable by the Collateral Agent in any such financing statements.
For the sake of clarity, such authorization shall not be intended as, or will not cause, any derogation to the applicable provisions of the Italian law with respect to the Collateral granted under the same law.

Section 10.25	Delegation by each Loan Party and Parent Guarantor.
Each Loan Party and Parent Guarantor hereby irrevocably designates and appoints the U.S. Borrower as the agent of such Person under this Agreement and the other Loan Documents for the purpose of giving notices and taking other actions delegated to such Person pursuant to the terms of this Agreement and the other Loan Documents. In furtherance of the foregoing, each such Loan Party and Parent Guarantor hereby irrevocably grants to the U.S. Borrower such Person’s power-of-attorney, and hereby authorizes the U.S. Borrower, to act in place of such Person with respect to matters delegated to such Person pursuant to the terms of this Agreement and the other Loan Documents and to take such other actions as are reasonably incidental thereto.

Section 10.26	Judgment.
The Obligations of each Borrower in respect of each Loan due to any party hereto in Euros or any holder of any Obligation which is denominated in Euros, shall, notwithstanding any judgment in a currency (the “judgment currency”) other than Euros, be discharged only to the extent that on the Business Day following receipt by such party or such holder (as the case may be) of any sum adjudged to be so due in the judgment currency such party or such holder (as the case may be) may in accordance with normal banking procedures purchase Euros with the judgment currency; if the amount of Euros so purchased is less than the sum originally due to such party or such holder (as the case may be) in Euros, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party or such holder (as the case may be) against such loss, and if the amount of Euros so purchased exceeds the sum originally due to any party to this Agreement or any holder of Obligations (as the case may be), such party or such holder (as the case may be), agrees to remit to such Borrower, such excess.

Section 10.27	Submission To Jurisdiction.
Each Parent Guarantor and Loan Party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of any New York state or federal court sitting in the City of New York and any competent court of the jurisdiction under the laws of which such Parent Guarantor or Loan Party is organized (the “local court”), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes. Each Parent Guarantor and Loan Party hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state court or local court or, to the extent permitted by law, in such federal court. Each Parent Guarantor and Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of the place of residence or domicile of such Parent Guarantor or Loan Party. Each Parent Guarantor and Loan Party hereby irrevocably and unconditionally appoints the U.S. Borrower as its agent to receive on behalf of such Parent Guarantor and Loan Party and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding in any such New York state or federal court. In any such action or proceeding in such New York state or federal court sitting in the City of New York, such service may be made on such Parent Guarantor and Loan Party by delivering a copy of such process to such Parent Guarantor and Loan Party in care of the U.S. Borrower at the U.S. Borrower’s address listed in Section 10.2 and by depositing a copy of such process in the mails by certified or registered air mail, addressed to such Parent Guarantor and Loan Party (such service to be effective upon such receipt by the U.S. Borrower and the depositing of such process in the mails as aforesaid). Each Parent Guarantor and Loan Party hereby irrevocably and unconditionally authorizes and directs the U.S. Borrower to accept such service on its behalf. Each Parent Guarantor and Loan Party hereby agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 10.28	Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of each Parent Guarantor, each Borrower or any other Loan Party (except that the representations in Section 4.5 are made in reliance on the accuracy and compliance of the representations and covenants made in this Section 10.28(a)), that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D)

to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender, but only if in substance such other arrangement confirms the absence of an ERISA prohibited transaction.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of each Parent Guarantor, each Borrower or any other Loan Party, that:
(i)    none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Administrative Agent or any its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.
(c)    The Administrative Agent hereby informs the Lenders that the Administrative Agent is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the

Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
(d)    The representations in this Section 10.28 are intended to comply with United States Department of Labor Regulations codified at 29 C.F.R. §  2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). To the extent these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

Section 10.29	Additional Guarantors
After the Closing Date, the Borrower may elect to add additional Revlon Parties organized in Australia, Bermuda, Germany, Italy, the Netherlands, Spain, Switzerland and the United States as Guarantors (such Revlon Party, a “New Borrowing Base Guarantor” and the Revlon Party that directly owns such New Borrowing Base Guarantor, the “New Parent Guarantor”) subject to satisfaction of the following conditions:
(a)    execution and delivery of customary joinder documentation to the Loan Party Guarantee Agreement by such New Borrowing Base Guarantor guaranteeing the Obligations to the fullest extent permissible under applicable law and, subject to the Agreed Security Principles, other applicable Security Documents necessary or advisable to grant and perfect a valid first priority security interest in all Borrowing Base Collateral, cash and Cash Equivalents and other material Property owned to be agreed by such New Borrowing Base Guarantor to secure the Obligations,
(b)    (i) the New Parent Guarantor shall not be a Limited Recourse Parent Guarantor or an existing Limited Recourse Loan Party and (ii) if a New Parent Guarantor or New Borrowing Base Guarantor is organized or incorporated under the laws of Switzerland, such New Parent Guarantor shall be a direct or indirect parent of the Borrowers,
(c)    to the extent such New Parent Guarantor is not already a Parent Guarantor or a Loan Party, execution and delivery of customary joinder documentation to the Parent Guarantee Agreement by the New Parent Guarantor,
(d)    to the extent 100% of the Capital Stock of the New Borrowing Base Guarantor is not already pledged to secure the Obligations, execution and delivery of a pledge agreement by the New Parent Guarantor and governed by the law of the jurisdiction of organization of such New Borrowing Base Guarantor pledging 100% of the Capital Stock in such New Borrowing Base Guarantor,
(e)    delivery of all documentation reasonably required under applicable “know your customer,” Beneficial Ownership Regulation and similar rules and regulations,
(f)    to the extent reasonably requested by the Administrative Agent, Appraisal, investigations and reviews for purposes of determining the Borrowing Base and Local Borrowing Base with respect to such New Borrowing Base Guarantor, test verifications of Accounts and physical verifications of Inventory and customary field exams of Property that would constitute Collateral,
(g)    to the extent reasonably requested by the Administrative Agent, delivery of (i) customary legal opinions with respect to the due authorization, execution and delivery, the enforceability of such documentation, the non-conflict of the execution, delivery of and performance of payment obligations under such documentation with this Agreement and with the applicable organizational documents, and the effectiveness of specified Security Documents to create a valid perfected first priority security interests, as applicable, in specified Collateral to secure the Obligations, (ii) certified copies of the resolutions or other applicable corporate action approving its entry into such documents and the transactions contemplated thereby and (iii) customary reaffirmation agreements and/or such amendments, supplements or modifications to the Security Documents as may be reasonably necessary or advisable as requested by the Administrative Agent, subject to the Agreed Security Principles.
SECTION 11.
CERTAIN LOCAL LAW PROVISIONS

Section 11.1	Parallel Debt Undertaking
(a)    In order to ensure the validity and enforceability of any Security Documents governed by Dutch law and German law for the benefit of the Secured Parties, each of the Loan Parties and Parent Guarantors (other than (i) any Italian Loan Party or Italian Parent Guarantor and (ii) any Spanish Loan Party or Spanish Parent Guarantor) hereby irrevocably and unconditionally agrees and undertakes with the Collateral Agent and each Secured Party (other than the Collateral Agent) acknowledges that, each of the Loan Parties and Parent Guarantors shall pay to the Collateral Agent sums equal to, and in the currency of, any sums owing by it to a Secured Party (other than the Collateral Agent) under any Loan Documents and in respect of any Obligations (the “Principal Obligations”) as and when the same fall due for payment under the relevant Loan Document and in respect of any Obligations (the “Parallel Debt Obligations”).
(b)    Each of the Loan Parties and Parent Guarantors (other than (i) any Italian Loan Party or Italian Parent Guarantor and (ii) any Spanish Loan Party or Spanish Parent Guarantor) and each Secured Party (other than the Collateral Agent, the Administrative Agent and the Australian Security Trustee) acknowledges that, the rights of the Collateral Agent to demand payment of the Parallel Debt Obligations shall be independent and several from the rights of the other Secured Parties to demand payment of the Principal Obligations, provided that the payment by a Loan Party or Parent Guarantor of its Parallel Debt Obligations to the Collateral Agent in accordance with this Section 11.1 shall also discharge (in the amount and in the currency of the relevant payment) the corresponding Principal Obligations and vice versa the payment by a Loan Party or a Parent Guarantor of all or part of its Principal Obligations in accordance with the provisions of the Loan Documents and in respect of the Obligations shall also discharge (in the amount of the relevant payment) the corresponding Parallel Debt Obligations. The amount of the Parallel Debt Obligations of a Loan Party and a Parent Guarantor shall at all times be equal to the amount of its Principal Obligations.
(c)    Without limiting or affecting the Collateral Agent’s rights against any Loan Party (whether under this Section 11.1 or under any other provision of the Loan Documents or in respect of any Obligations), the Collateral Agent agrees with each other Secured Party (on a several and divided basis) that, under each Security Document, it will not exercise its rights under this Section 11.1 in connection with the payment the Parallel Debt Obligations in respect of the Principal Obligations owing to a Secured Party except with the consent of the relevant Secured Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Collateral Agent’s right to act in the protection or preservation of rights under any Security Documents or to enforce any Collateral as contemplated by this Agreement, the relevant Security Document or any other Loan Document or in respect of any Obligations (or to do any act reasonably incidental to the foregoing).

(d)    All monies received or recovered by the Collateral Agent pursuant to this Section 11.1, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any Lien granted to secure the Parallel Debt Obligations, in each case with respect to the Collateral, shall be applied in accordance with the relevant Security Document and the order of application provisions as set out in this Agreement.
(e)    For the purpose of this Section 11.1, the Collateral Agent acts in its own name and not as an agent or representative of the Secured Parties, and the Parallel Debt Obligations shall be owed to the Collateral Agent in its own name and not as an agent or representative of the Secured Parties.
(f)    In no event will “parallel debt” provisions set out in this Section 11.1 apply to Security Documents governed by the laws of Italy or Spain.

Section 11.2	Contracting Out of the Australian PPSA Provisions.
Where a Secured Party has a security interest (as defined in the Australian PPSA) under any Loan Document, to the extent the law permits:
(a)    for the purposes of Sections 115(1) and 115(7) of the Australian PPSA:
(i)    the Secured Party with the benefit of the security interest need not comply with Sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the Australian PPSA; and
(ii)    Sections 142 and 143 of the Australian PPSA are excluded;
(b)    for the purposes of Section 115(7) of the Australian PPSA, the Secured Party with the benefit of the security interest need not comply with Sections 132 and 137(3);
(c)    each party to this Agreement waives its right to receive from a Secured Party any notice required under the Australian PPSA (including a notice of a verification statement);
(d)    if a Secured Party with the benefit of a security interest exercises a right, power or remedy in connection with it, that exercise is taken not to be an exercise of a right, power or remedy under the Australian PPSA unless such Secured Party states otherwise at the time of exercise. However, this clause does not apply to a right, power or remedy which can only be exercised under the Australian PPSA; and
(e)    if the Australian PPSA is amended to permit the parties to this Agreement to agree not to comply with or to exclude other provisions of the Australian PPSA, the Administrative Agent may notify the Borrower and the Secured Party that any of these provisions is excluded, or that the Secured Party need not comply with any of these provisions.
This section does not affect any rights a person has or would have other than by reason of the Australian PPSA and applies despite any other clause in any Loan Document.

Section 11.3	PPSA Further Assurances.
Whenever the Administrative Agent reasonably requests a Loan Party or Parent Guarantor to do anything:

(a)    to ensure any Loan Document (or any security interest (as defined in the Australian PPSA) or other Lien under any Loan Document) is fully effective, enforceable and perfected with the contemplated priority;
(b)    for more satisfactorily assuring or securing to the Secured Parties the property the subject of any such security interest or other Lien in a manner consistent with the Loan Documents; or
(c)    for aiding the exercise of any power in any Loan Document, the Loan Party or Parent Guarantor, as applicable, shall do it promptly at its own cost. This may include obtaining consents, signing documents, getting documents completed and signed and supplying information, delivering documents and evidence of title and executed blank transfers, or otherwise giving possession or control with respect to any property (other than in respect of “circulating assets”, as defined in the Australian PPSA, which are the subject of any Lien granted pursuant to the Featherweight Security Deed or otherwise where the giving of such possession or control would be inconsistent with the Agreed Security Principles or the terms of the relevant Security Documents) the subject of any security interest or Lien.

Section 11.4	Executive Privilege
(a)    This Agreement and, at the discretion of the Agent or any other Lender (as well as any amendments hereto or thereto) shall be formalised in a Spanish Public Document, so that it may have the status of a notarial document of loan for all purposes contemplated in Article 517, number 4 of the Spanish Civil Procedural Law.
(b)    Upon enforcement, the sum payable by any Spanish Loan Party or Spanish Parent Guarantor shall be the total aggregate amount of the balance of the accounts maintained by the Agent (or the relevant Lender, as the case may be). For the purposes of Articles 571 et seq. of the Spanish Civil Procedural Law, the parties expressly agree that such balances shall be considered as due, liquid and payable and may be claimed pursuant to the same provisions of such law.
(c)    For the purpose of the provisions of Art. 571 et seq. of the Spanish Civil Procedural Law, it is expressly agreed by the parties that the determination of the debt to be claimed through the executive proceedings shall be effected by the Agent (or the relevant Lender, as the case may be) by means of the appropriate certificate evidencing the balances shown in the relevant account(s) referred to in paragraph above. By virtue of the foregoing, to exercise executive action by the Agent or any of the Lenders it will be sufficient to present (i) an original notarial first or authentic copy of this Agreement, (ii) a notarial certificate, if necessary, for the purposes described in paragraph (d) below, (iii) the notarial document (“acta notarial”) which incorporates the certificate issued by the Agent (or the relevant Lender, as the case may be) of the amount due by a Spanish Loan Party or Spanish Parent Guarantor including an excerpt of the credits and debits, including the interest applied, which appear in the relevant account(s) referred to in paragraph (b) above, evidencing that the determination of the amounts due and payable by a Spanish Loan Party and Spanish Parent Guarantor have been calculated as agreed in this Agreement and that such amounts coincide with the balance of such accounts, and (iv) a notarial document (“acta notarial”) evidencing that the Spanish Loan Parties and Spanish Parent Guarantors have been served notice of the amount that is due and payable.
(d)    Paragraph above is also applicable to any Lender with regard to its Commitment. Such Lender may issue an appropriate certification of the balances of the relevant account(s) referred to in paragraph above and certification of the balances of such accounts shall be legalised by a notary.

(e)    The amount of the balances so established shall be notified to the Spanish Loan Parties and Spanish Parent Guarantors in an attestable manner at least three (3) days in advance of exercising the executive action set out above.
(f)    The Spanish Loan Parties and the Spanish Parent Guarantors expressly authorise the Agent (and each Lender, as appropriate) to request and obtain certificates and documents issued by the notary who has formalised this Agreement in order to evidence its compliance with the entries of his registry-book and the relevant entry date for the purpose of number 4 of Article 517, of the Civil Procedural Law. The cost of such certificate and documents will be for the account of the Spanish Loan Parties and Spanish Parent Guarantors in the manner provided under this Agreement.
(g)    For the purposes of article 540.2 of the Spanish Civil Procedural Law, the Spanish Loan Parties and the Spanish Parent Guarantors acknowledge and accept that any assignment, transfer or change of Lenders shall be duly and sufficiently evidenced to any Spanish court by means of a certificate issued by the Agent confirming who the Lenders are in each moment, and therefore, those who are certified as Lenders by the Agent shall be able to initiate enforcement in Spain through “procedimiento ejecutivo” without further evidence being required.
(h)    Notwithstanding the provisions of Section 10.27 (Submission To Jurisdiction) but subject to Section 10.3(b), none of the Lenders will be prevented from initiating enforcement proceedings before the Spanish courts against the Spanish Loan Parties and the Spanish Parent Guarantors, which is hereby expressly acknowledged and accepted by the Spanish Loan Parties and the Spanish Parent Guarantors.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

REVLON HOLDINGS B.V. as Dutch Borrower

By:	/s/ Mattheus Henricus Ebbing
Name: Mattheus Henricus Ebbing
Title: Sole Management Board Member

REVLON FINANCE LLC as U.S Borrower

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: President

[Signature Page to Asset-Based Term Loan Credit Agreement]

[Signature Page to Asset-Based Term Loan Credit Agreement]

BORROWING BASE GUARANTORS:

ELIZABETH ARDEN GMBH, as a Borrowing Base Guarantor

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Managing director (Geschäftsführer)

[Signature Page to Asset-Based Term Loan Credit Agreement]

BEAUTYGE GERMANY GMBH, as a Borrowing Base Guarantor

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Managing director (Geschäftsführer)

[Signature Page to Asset-Based Term Loan Credit Agreement]

BEAUTYGE ITALY S.P.A., as a Borrowing Base Guarantor

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Chairman and Managing Director

[Signature Page to Asset-Based Term Loan Credit Agreement]

ELIZABETH ARDEN ESPAÑA, S.L.U., as a Borrowing Base Guarantor

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Director and Authorized Signatory

[Signature Page to Asset-Based Term Loan Credit Agreement]

BEAUTYGE, S.L.U., as a Borrowing Base Guarantor

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Director and Authorized Signatory

[Signature Page to Asset-Based Term Loan Credit Agreement]

BEAUTYGE LOGISTICS SERVICES, S.L.U., as a Borrowing Base Guarantor

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Director and Authorized Signatory

[Signature Page to Asset-Based Term Loan Credit Agreement]

ELIZABETH ARDEN INTERNATIONAL SÁRL, as a Borrowing Base Guarantor

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Chairman and Managing Director

[Signature Page to Asset-Based Term Loan Credit Agreement]

REVLON MANUFACTURING LTD., as Borrowing Base Guarantor

By:	/s/ Yossi Almani
Name: Yossi Almani
Title: Vice President and Assistant Secretary

[Signature Page to Asset-Based Term Loan Credit Agreement]

Executed by Elizabeth Arden
(Australia) Pty Ltd ACN 095 394 648
in accordance with section 127 of the
Corporations Act 2001 (Cth) of
Australia:

/s/ Michael T. Sheehan
Director/Company Secretary

MICHAEL T. SHEEHAN
Name of Director/Company Secretary

/s/ Yossi Almani
Director

YOSSI ALMANI
Name of Director

Executed by Revlon Australia Pty
Limited ACN 095 360 731 in accordance
with section 127 of the Corporations
Act 2001 (Cth) of Australia:

/s/ Anthony Turri
Director/company secretary

ANTHONY TURRI
Name of director/company secretary

/s/ Michael T. Sheehan
Director

MICHAEL T. SHEEHAN
Name of director

[Signature Page to Asset-Based Term Loan Credit Agreement]

PARENT GUARANTORS:

BEAUTYGE BEAUTY GROUP, S.L.U., as a Parent Guarantor

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Director and Authorized Signatory

[Signature Page to Asset-Based Term Loan Credit Agreement]

BEAUTYGE BEAUTY PARTICIPATIONS, S.L.U., as a Parent Guarantor

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Director and Authorized Signatory

[Signature Page to Asset-Based Term Loan Credit Agreement]

ELIZABETH ARDEN (NETHERLANDS) HOLDING B.V., as a Parent Guarantor

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Director

[Signature Page to Asset-Based Term Loan Credit Agreement]

RML HOLDINGS L.P., as a Parent Guarantor By: Revlon International Corporation Its General Partner

By:	/s/ Yossi Almani
Name: Yossi Almani
Title: Vice President and Assistant Secretary

[Signature Page to Asset-Based Term Loan Credit Agreement]

CITIBANK, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Thomas M. Halsch
Name: Thomas M. Halsch
Title: Vice President

CITIBANK, N.A., as a Lender

By:	/s/ Thomas M. Halsch
Name: Thomas M. Halsch
Title: Vice President

[Signature Page to Asset-Based Term Loan Credit Agreement]

Schedule 1.1(a)
Agreed Security Principles

1.	SCOPE OF COLLATERAL

(a)	Pursuant to the Loan Documents and subject to these Agreed Security Principles and except as set forth on Schedule 6.10, the Collateral to be provided under the Loan Documents shall consist of:

(i)	all inventory of each Loan Party (except to the extent that none of the inventory of such Loan Party may contribute to any Borrowing Base (or components thereof));

(ii)
all receivables of each Loan Party (except to the extent that none of the receivables of such Loan Party may contribute to any Borrowing Base (or components thereof) or receivables Disposed of pursuant to Section 7.5(e));

(iii)
all proceeds loans or any other intercompany loans resulting from the proceeds of the Term Loans (the “Intercompany Proceeds Loans”) or other intercompany loans and held by any Loan Party, including any intercompany loans with Revlon, in each case in excess of €500,000;

(iv)
all of the Capital Stock in each Loan Party, except for (A) the Capital Stock in any Parent Guarantor (as defined below) and (B) any equity pledge to the extent such pledge would be restricted by the existing debt documents of RCPC (including all such Capital Stock directly owned by an entity that is a guarantor under such debt documents); provided, that, with respect to this clause (B), the Borrowers and the Parent Guarantors shall use commercially reasonable efforts to, within 90 days after the Closing Date and subject to the absence of material adverse tax consequences, restructure the ownership of such entities such that their Capital Stock can be pledged;

(v)	all material operating bank accounts of each Loan Party, including all bank accounts into which eligible receivables payments are made; and

(vi)
the following material assets: (A) promissory chattel mortgage (promesa de hipoteca mobiliaria) with respect to the trademarks and machinery and equipment held by Beautyge, S.L.U. (“Other Material Spanish Collateral”), (B) specific security from each of the Australian Loan Parties (consisting of assets described in paragraphs (i) to (v) above, as applicable), and (C) a featherweight security interest over the whole of the assets of each of the Australian Loan Parties.

(b)
Notwithstanding the foregoing, no assets of the Parent Guarantors shall be required to be pledged other than the Capital Stock referred to in paragraph 1(a)(iv) above and Intercompany Proceeds Loans referred to in 1(a)(iii) above, if any.

2.	GENERAL PRINCIPLES

(a)
The guarantees and Collateral to be provided by any non-U.S. entity under the Loan Documents will be given in accordance with the security principles set out herein. For the avoidance of doubt, these Agreed Security Principles will not regulate the scope of guarantees or security to be granted by entities organized in the United States and governed by U.S. loan documentation.

(b)
The Agreed Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or Collateral from all relevant Loan Parties and Parent Guarantors in each jurisdiction in which it has been agreed that guarantees and Collateral will be granted by those members. In particular:

(i)
general legal and statutory limitations (including the guarantee limitations language set out in the Loan Documents with respect to the jurisdiction which they refer to), regulatory restrictions, financial assistance (including under Sections 2358 and/or 2474 of the Italian Civil Code), corporate benefit, fraudulent preference, equitable subordination, foreign exchange laws or regulations (or analogous restrictions), transfer pricing or thin capitalization, earnings stripping, controlled foreign corporation, exchange control restrictions and capital maintenance rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles under any applicable law may preclude the ability of a Loan Party or Parent Guarantor to provide a guarantee or Collateral or may require that the guarantee or Collateral be limited as to amount or otherwise and, if so, the guarantee or Collateral will be limited accordingly;

(ii)
the Loan Parties and Parent Guarantors having their registered office in Italy will use reasonable endeavours to demonstrate that adequate corporate benefit accrues to the relevant Guarantor (which may be satisfied, among other things, in whole or in part, by the payment of a guarantee fee) and to overcome any such other limitations to the extent reasonably practicable;

(iii)
a key factor in determining whether or not Collateral will be taken (and the extent of its perfection and/or registration), which shall inform all other Agreed Security Principles, is the applicable time and cost (including adverse effects on taxes, interest deductibility, stamp duty, registration taxes, registration fees, legal fees, notarial costs or any other fees, costs, commissions or expenses directly associated with the granting of the Collateral) which will not be disproportionate to the benefit accruing to the Lenders and other Secured Parties of obtaining such Collateral;

(iv)
any assets subject to a legal requirement, contracts, leases, licences or other third party arrangement which may prevent or condition those assets from being charged, secured or being subject to the applicable Security Document or guarantee from being provided (including requiring a consent of any third party, minority shareholders, supervisory board or works council (or equivalent)) in each case, (A) to the extent such prohibitions or restrictions are effective under applicable law and (B) only to the extent not created in contemplation of the grant hereunder; and any

2

assets which, if subject to the applicable Security Document or guarantee, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to any Loan Party in respect of those assets; or require the grantors to take any action materially adverse to the interests of any Loan Party or Parent Guarantor, shall be excluded from a guarantee or Security Document;

(v)
the granting of Collateral or the perfection of security interests will not be required in a manner such that it would have a material adverse effect on the ability of the relevant Loan Party or Parent Guarantor to conduct its operations and business in the ordinary course as otherwise not prohibited by the Loan Documents (including dealing with the secured assets and all contractual counterparties or amending, waiving or terminating (or allowing to lapse) any rights, benefits or obligations, in each prior to a Declared Default (as defined below);

(vi)
the maximum guaranteed and/or secured amount shall be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the cost of increasing the guaranteed and/or secured amount is disproportionate in relation to the value afforded thereby, including the likely value of the asset in an enforcement process, taking into account the level of such taxes and duties;

(vii)
unless otherwise necessary under local law as expressly set forth in the relevant Loan Document, there should be no action required to be taken in relation to the guarantees or Collateral when any Lender assigns or transfers any of its participation in the Facility to a new Lender, and no Loan Party or Parent Guarantor shall bear or otherwise be liable for any taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment or transfer by a Lender;

(viii)
all guarantees and Collateral will be given in favor of the Collateral Agent (or Australian Security Trustee) and not the Lenders individually (with the Collateral Agent (or Australian Security Trustee) to hold one set of Security Documents for all the Lenders) (except as otherwise necessary under local law as expressly set forth in the relevant Loan Documents); customary “parallel debt” provisions will be used where necessary (and included in this Agreement and not the individual Security Documents); provided that, in no event will “parallel debt” provisions apply to Security Documents governed by Spanish or Italian law;

(ix)	any Security Document will only be required to be notarized if required by law in order for the relevant Lien to become enforceable, perfected or admissible in evidence;

(x)	no title insurance will be required;

(xi)	the Secured Parties will not be able to exercise any set-off granted to them under the terms of the Loan Documents except as permitted under Section 10.7 of this Agreement;

(xii)	if in a jurisdiction Collateral over an asset or a class of assets can be taken by way of an undisclosed document and by way of a disclosed document, Collateral

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shall be taken by way of an undisclosed document if a disclosed document does not result in a material increase (relative to an undisclosed document) in the scope of, or the qualities, strength, priority or enforcement of Liens over, such asset;

(xiii)
if in a jurisdiction, Collateral over an asset or a class of assets can be taken by way of a registered document or by way of an unregistered document, Collateral shall be taken by way of an unregistered document if a registered document does not result in a material increase (relative to an unregistered document) in the scope of, or the qualities, strength, priority, perfection or enforcement of liens over, such asset;

(xiv)	where possible, the Security Documents governed by the laws of Italy will be executed by way of exchange of correspondence (scambio di corrispondenza commerciale);

(xv)
(A) to the extent that a valid and enforceable security interest having the requisite priority can be taken on substantially all of the intended Collateral in any Security Jurisdiction on a generic basis without listing any individual assets, no specific listing shall be required, and (B) without limiting the generality of the foregoing, Security Documents shall not include or require a listing of any assets unless the absence of such listing would render the security interest therein invalid, unenforceable or would otherwise result in the inability to perfect the security interest created thereunder; and

(xvi)
except as otherwise expressly set forth herein, no notices shall be required to be sent to third-party debtors or other contractual third parties prior to a Declared Default that is continuing (or in the case of a Security Document that is governed by Dutch law, prior to a Liquidity Event Period or Event of Default, in each case, that is continuing).

Notwithstanding the foregoing, the Spanish Parent Guarantors and Spanish Loan Parties shall use commercially reasonable efforts to permit the facility to qualify under the insolvency safe harbour under Section 71, bis.1 of the Spanish Insolvency Act. This action will not qualify as an “acuerdo de homologación” or an “acuerdo de refinanciación” as per clause 1.5 (Spanish Terms), paragraph (c), of the Credit Agreement.
For the avoidance of doubt, no assets that are excluded from the Security constituted by the Security Documents (or where such assets remain unperfected) for any reason shall be eligible for inclusion in the applicable Borrowing Base.

3.	GUARANTORS AND SECURITY

(a)
Pursuant to the Loan Documents and subject to these Agreed Security Principles, without prejudice to the guarantee limitations language set out in the Loan Documents with respect to the jurisdiction which they refer to, the Obligations of the Borrowers and each other Loan Party under the Loan Documents are unconditionally guaranteed by each of the following (the “Guarantors”):

(i)	(A) Elizabeth Arden España, S.L.U., (B) Beautyge, S.L.U. and (C) Beautyge Logistics Services, S.L.U.;

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(ii)	(A) Revlon Australia Pty Limited and (B) Elizabeth Arden (Australia) Pty Ltd;

(iii)	Elizabeth Arden International Sàrl;

(iv)	(A) Elizabeth Arden GmbH and (B) Beautyge Germany GmbH;

(v)	Beautyge Italy S.p.A.;

(vi)	Revlon Manufacturing Ltd.;

(vii)
any other entities (provided they are not guarantors under the existing debt documents of Revlon) owning an equity interest in each Borrower and/or Guarantor (other than any Guarantor that is a Guarantor solely because of this clause (vii)), to the extent that such equity interests shall be pledged in accordance with the Agreed Security Principles (each, a “Parent Guarantor”), provided that the guarantee of such Parent Guarantor shall be limited recourse to such Capital Stock so pledged; and

(viii)
at the request of the Borrowers, any other entities incorporated in a jurisdiction reasonably acceptable to the Administrative Agent that do not guarantee U.S. indebtedness of Revlon (such jurisdiction, an “Additional Jurisdiction”).

(b)	[Reserved].

(c)	Notwithstanding the foregoing, the guarantees described in paragraph 3(a) above shall be limited as follows:

(i)
in the case of Germany, as of any date, the guarantees by (A) Elizabeth Arden GmbH and (B) Beautyge Germany GmbH shall, in each case, be limited in value to the Euro Equivalent of the aggregate of (x) the then-outstanding aggregate principal amount of proceeds of the Facility on-lent to such entity, if any; and (y) (after pro forma deducting the then-outstanding the aggregate principal amount of proceeds of the Facility on-lent to such entity, if any) the amount of the free distributable assets of such entity, as set forth in the then most recent Borrowing Base Certificate delivered pursuant to Section 5.2(d) or 6.2(g) of this Agreement, subject to the terms of the applicable limitation language set out in the relevant Loan Document;

(ii)
in the case of Italy, without prejudice to any other limitation provided for under the Loan Documents, the obligation of the Italian Loan Party or an Italian Parent Guarantor to guarantee the prompt and complete payment when due and performance by the Borrowers and each other Loan Party and Parent Guarantor (which are not Subsidiaries of such Italian Loan Party or such Italian Parent Guarantor, as applicable) of the Secured Obligations, shall not exceed an amount equal to the aggregate of:

a.
any principal amount outstanding under any Facility advanced directly to the Italian Loan Party or Italian Parent Guarantor, as applicable, and/or any of its Subsidiaries as Borrower under this Agreement;

5

b.
any principal amount outstanding under any Proceeds Loan advanced by any Borrower or other Loan Party or Parent Guarantor directly to such Italian Loan Party, such Italian Parent Guarantor and/or any of its Subsidiaries; and/or

c.	any amount paid by any Borrower or other Loan Party or Parent Guarantor to such Italian Loan Party or such Italian Parent Guarantor as a guarantee fee.

(d)	For the avoidance of doubt, as of the Closing Date, none of (A) Européenne de Produits de Beauté S.A.S., (B) Beautyge France S.A.S. or (C) any other entity incorporated in France shall be Guarantors.

4.	GOVERNING LAW AND SCOPE

(a)
Guarantees and Collateral will be provided only by Loan Parties and Parent Guarantors incorporated in the following jurisdictions: Australia, Bermuda, Germany, Italy, the Netherlands, Spain, Switzerland, the United States and any Additional Jurisdiction (the “Security Jurisdictions”).

(b)
All Security Documents (other than as otherwise set forth in this paragraph 4(b)) shall be governed by the law of the jurisdiction of incorporation of the applicable grantor of the Collateral or, in the case of any pledged equity interest, the jurisdiction of organization of the issuance of such equity interest, provided that, to the extent assets of such grantor constituting Collateral are located in another Security Jurisdiction, the applicable Security Documents shall be governed by the law of, and secure only assets located in, such Security Jurisdiction; and no action in relation to Collateral (including any perfection step, further assurance step, filing or registration) will be required in jurisdictions other than Security Jurisdictions. All guarantees shall be governed by the laws of the State of New York. Collateral over the Capital Stock of any Loan Party shall be governed by the law of the jurisdiction of incorporation of the Loan Party whose Capital Stock is being pledged; provided, that, for the avoidance of doubt, Collateral over the Capital Stock of any Loan Party organized in the United States shall be governed by the laws of the State of New York. For the avoidance of doubt, the Collateral Agent may request that local-law perfection requirements be satisfied with respect to receivables owed by account debtors organized in non-Security Jurisdictions.

(c)
Subject to (or to the extent permitted by) applicable law, the terms of the Security Documents shall secure the obligations secured thereunder as such obligations (and/or this Agreement or other Loan Documents) may be amended, amended and restated, supplemented, replaced, renewed, restructured, extended, refunded, refinanced or otherwise modified from time to time (including, without limitation, where such transactions result in any increases or decreases of the principal amount of the secured obligations, any extensions of maturity, any changes in interest rates or other economic terms, or any changes in the secured parties, lenders or lenders’ agents) so as to minimize the need for any additional Security Documents, amendments, reaffirmations or other actions with respect to such Security Documents in connection with the foregoing.

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5.	TERMS OF SECURITY DOCUMENTS AND GUARANTEES
The following principles will be reflected in the terms of any Collateral taken, or guarantee given, in connection with the Facility:

(a)
Unless required otherwise under applicable law, collateral will not be enforceable and will not crystalize until the occurrence of an Event of Default that is continuing and the Collateral Agent shall have given notice of its intent to exercise such rights to the relevant Grantor or Grantors (which notice shall not be required if an Event of Default under clause (i) or (ii) of Section 8.1(f) of the Credit Agreement shall have occurred and be continuing) (solely for the purpose of these Agreed Security Principles, a “Declared Default”), and any rights over the Collateral shall only pass to the Collateral Agent at such time; provided, that the Collateral Agent may exercise cash dominion pursuant to Section 2.8(e) and (f) of this Agreement over all material bank accounts, upon the occurrence of a Liquidity Event Period and, with respect to the Qualified Cash Account, during a Qualified Cash Sweep Period (irrespective of whether there is an Event of Default or Declared Default).

(b)	Unless required otherwise under applicable law, the Collateral Agent will only be able to exercise a power of attorney following the occurrence of a Declared Default which is continuing;

(c)
guarantees and Security Documents should only operate to create guarantees or security rather than to impose new commercial obligations or a repeat of clauses in other Loan Documents; accordingly (i) they should not contain additional representations and warranties, conditions, covenants or indemnities (including, without limitation, in respect of insurance, information, maintenance or protection of assets or the payment of costs or expenses) unless these are the same as those contained in this Agreement or are required for, or pertinent to, the creation of such guarantee or the creation, perfection or priority of Collateral, the enforcement thereof or the extension of such guarantee or Collateral to new assets (replacing, modifying or increasing the charged assets); and (ii) nothing in any guarantee or Security Document shall (or be construed to) prohibit any transaction, matter or other step (or a chargor taking or entering the same) or dealing in any manner whatsoever in relation to any asset (including all rights, claims benefits, proceeds and documentation, and contractual counterparties in relation thereto) the subject of (or expressed to be the subject of) the guarantee or security agreement if not prohibited by the terms of the other Loan Documents;

(d)
each guarantee and Security Document should contain a clause which records that if there is a conflict between the guarantee or Security Document and this Agreement then (to the extent permitted by law and to the extent it would not prejudice the creation, priority, perfection, validity or enforceability of the Collateral created under the Security Documents) the provisions of this Agreement (including the Agreed Security Principles) will take priority over the provisions of the guarantee or Security Document;

(e)
the Security Documents will, where possible and practical, automatically create Collateral over future assets of the same type as those already secured. Where local law or pledge registries require supplemental pledges or notices to be delivered in respect of future acquired assets in order for effective Collateral to be created and/or perfected over that specific future asset, the Loan Documents may require such supplemental pledges or notices (other than

7

in respect of the pledge granted over the Capital Stock in companies having their registered office in Italy, which will be provided as soon as practicable) to be provided (A) concurrently with the delivery of any Borrowing Base Certificate, (B) upon completion of any collateral audit or field exam or (C) upon the occurrence of an Event of Default which is continuing upon request of the Collateral Agent or as otherwise set forth in the applicable Security Document;

(f)
whenever a Security Document or these Agreed Security Principles will require the performance of any action on a certain date or within a certain time period, such date or time period may be extended with the consent of the Collateral Agent in its reasonable discretion (or if such extended date or time period is more than 60 days beyond the original due date or period, such date or time period may be extended with the consent of the Collateral Agent and Specified Required Lenders (if any));

(g)
any reference in a Security Document or guarantee to an action that is permitted pursuant to the terms of another document shall be deemed to include any action that is not prohibited pursuant to the terms of such other document;

(h)
if any Security Document, pursuant to these Agreed Security Principles, restricts any Loan Party’s ability to be free to deal with any of its Collateral in the course of its business upon the occurrence of a Declared Default, the Collateral Agent in its reasonable discretion may permit such Loan Party to continue dealing with such Collateral (or portion thereof) in the course of its business or on terms agreed by the Collateral Agent (or as the Collateral Agent may be instructed by Required Lenders pursuant to this Agreement); and

(i)
where appropriate, defined terms in the Security Documents and guarantees should mirror those in this Agreement or be defined by reference to it. The term “Declared Default” if used in any Security Document shall mean that an Event of Default has occurred and is continuing and the Collateral Agent shall have given notice of its intent to exercise such rights to the relevant Grantor or Grantors (which notice shall not be required if an Event of Default under clause (i) or (ii) of Section 8.1(f) of the Credit Agreement shall have occurred and be continuing).

6.	BANK ACCOUNTS

(a)
Save as expressly provided in this Agreement, if a Loan Party grants Collateral over its bank accounts it shall be free to deal, operate and transact business in relation to those accounts until (i) the Collateral Agent gives notice otherwise to the relevant Loan Party upon the occurrence of an Event of Default or a Liquidity Event Period (or in the case of the Qualified Cash Account, the Qualified Cash Sweep Period), in each case which is continuing or (ii) an Event of Default under clause (i) or (ii) of Section 8.1(f) of this Agreement has occurred and be continuing. For the avoidance of doubt, there will be no “fixed” Collateral over bank accounts, cash or receivables or any obligation to hold or pay cash or receivables in a particular account (other than the Qualified Cash Account).

(b)
If required by local law to perfect the Lien, notice of the Lien will be served on the account bank in relation to applicable accounts within 7 days of the relevant Security Document being executed. The applicable grantor of the Collateral shall not be obliged to obtain an acknowledgment of such notice, unless required as a matter of law, and in such event the applicable grantor of the Security will use commercially reasonable efforts to obtain an

8

acknowledgement of that notice within 20 Business Days of service, and if the grantor of the Security has used commercially reasonable efforts but has not been able to obtain acknowledgement or acceptance, its obligation to obtain acknowledgement shall cease on the expiry of that 20 Business Day period. Irrespective of whether notice of the Lien is required for perfection, if the service of notice would prevent any Loan Party from using a bank account in the course of its business, no notice of security shall be served until the occurrence of an Event of Default, Declared Default, a Liquidity Event Period or a Qualified Cash Sweep Period (and the Collateral Agent agrees to provide a rescission notice or similar as soon as practicable after an Event of Default, Declared Default, Liquidity Event Period or Qualified Period has lapsed so that the relevant Loan Party may again use the bank account in the ordinary course of business).

(c)
Unless otherwise agreed by the applicable bank, any Collateral over bank accounts shall be subject to any prior security interests in favor of the account bank which are created either by law or in the standard terms and conditions of the account bank. No grantor of Collateral will be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security.

(d)
No control agreement or similar action by any account bank shall be required other than (i) with respect to the Qualified Cash Account, (ii) the notice and acknowledgment (subject to commercially reasonable efforts) described in paragraph (b) above, (iii) control agreements (with any bank other than the Collateral Agent or Australian Security Trustee) required by Australian law in order to establish control of Australian receivables (being “accounts” for the purposes of the Australian PPSA, (iv) as to any bank account (other than an Excluded Account) located in a jurisdiction where a control agreement or similar action is customary or appropriate to maintain a first-priority perfected security interest in cash or Cash Equivalents or Accounts (and the proceeds thereof) or (v) as to any bank account (other than an Excluded Account) where a control agreement or similar action is customary or appropriate to permit the Administrative Agent to exercise cash dominion during a Liquidity Event Period, Declared Default, Event of Default or a Qualified Cash Sweep Period, as applicable, and prepay the Loans.

(e)	If required under applicable local law, security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.

(f)	No Collateral shall be taken over the following deposit accounts (each, an “Excluded Account”):

(i)	any zero balance deposit account; provided that, no eligible receivables proceeds shall be paid into such accounts or otherwise subject to account netting;

(ii)	any deposit account which is exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any of the Loan Parties’ or their Affiliates’ employees;

(iii)	any deposit accounts used exclusively to segregate contributions to any health or benefit plans for the benefit of any of the Loan Parties’ or their Affiliates’ employees;

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(iv)	any deposit account that is an escrow account, a fiduciary account or cash collateral account; and

(v)
any other deposit accounts having an individual balance of not more than €2,000,000 or €10,000,000 in the aggregate; provided that, all bank accounts into which the proceeds of eligible receivables are paid shall be subject to Security (and for the avoidance of doubt, any such bank account shall be an Approved Deposit Account or such other Deposit Account as may be permitted in accordance with Section 6.15(b)).

(g)
For the avoidance of doubt, the parties intend that the Secured Parties shall be secured by a first priority lien on substantially all cash and Cash Equivalents of the Loan Parties, all Accounts (and the proceeds thereof) and the bank accounts (other than Excluded Accounts) that contain the foregoing and, upon the occurrence and during the continuation of a Declared Default, an Event of Default, a Liquidity Event Period or a Qualified Cash Sweep Period, the Administrative Agent may, in accordance with and subject to the limitations of the terms of this Agreement, unilaterally apply the funds in such bank accounts to prepay the Loans. The Agreed Security Principles are to be applied in a manner that permits the Administrative Agent and the Collateral Agent to exercise cash dominion in accordance with the terms of this Agreement to the extent possible and reasonably practical in the applicable jurisdiction.

7.	FIXED ASSETS

(a)	If a Loan Party grants Collateral over its fixed assets it shall be free to deal with those fixed assets in the course of its business until the occurrence of a Declared Default.

(b)	No notice, whether to third parties or by attaching a notice to the fixed assets, shall be prepared or given until a Declared Default.

(c)	If required under local law, Security over fixed assets will be registered subject to the general principles set out in these Agreed Security Principles.

(d)	Notwithstanding the foregoing, the Agreed Security Principles shall not limit the granting, perfection or priority of a Lien over the Other Material Spanish Collateral that are fixed assets.

8.	INTELLECTUAL PROPERTY.

(a)	The only Intellectual Property to be Collateral shall be Intellectual Property that constitutes Other Material Spanish Collateral.

(b)
If a grantor grants Collateral over its intellectual property it shall be free to deal with those assets in the course of its business until a Declared Default (including, without limitation, allowing its intellectual property to lapse if no longer material to its business) in accordance with the terms of this Agreement.

9.	RECEIVABLES

(a)	If a Loan Party grants Collateral over any of its receivables (including intercompany receivables related to Proceeds Loan in favor of any of the Loan Parties), it shall be free to

10

deal with, amend, waive or terminate those receivables in the ordinary course of its business the occurrence of a Declared Default.

(b)	In the case of assignment by way of security of receivables governed by the laws of Italy:

(i)
(A) notice of Collateral will be served on the relevant debtor by registered e-mail (PEC) to be sent, where necessary, by a lawyer authorized pursuant to Italian law and duly empowered by the relevant grantor or by any other means bearing certified date, or, (B) as an alternative to the notice above, acceptance of the assignment by the relevant assigned debtor bearing certified date shall be delivered to the assignor and assignee or attached to the assignment agreement;

(ii)
in case of intercompany receivables owned by the Italian Loan Party from other Loan Parties or other companies belonging to the same corporate group, the assigned debtors shall – and the Italian Loan Party shall procure that they will – waive the contractual prohibitions to the assignment of the relevant receivables, if any.

(c)
Without prejudice to the above, unless required by law insofar as the receivables pledged are owed by a debtor which is a Loan Party or an Affiliate of a Loan Party, no notice of Collateral may be required to be prepared or served until a Declared Default.

(d)
Any list of receivables, to the extent such listing is necessary under local law, will not include details of the underlying contracts (but may include non-sensitive generic information to the extent that would allow for the creation of such Collateral under local law).

(e)	If required under local law, security over receivables will be registered subject to the general principles set out in these Agreed Security Principles.

10.	INVENTORY
If a Loan Party grants Collateral over any of its inventory, it shall be free to deal with or dispose of such inventory in the course of its business until the occurrence of a Declared Default (subject to limitations to be expressly set forth in the Security Documents executed on the Closing Date).

11.	SHARES AND INTERCOMPANY LOANS

(a)	Collateral over shares will be limited to those over shares in a Borrower or Borrowing Base Guarantor, subject to paragraph 1(a)(iv) above.

(b)
Until a Declared Default has occurred, the legal title of the shares will remain with the relevant grantor of the Collateral and any grantor of share Collateral will be permitted to retain and to exercise voting rights in relation to any shares and other related rights charged by it and receive, own and retain all assets and proceeds in relation thereto without restriction or condition provided that any exercise of rights does not materially adversely affect the validity or enforceability of the Collateral over such shares or cause an Event of Default to occur and the company whose shares have been charged will be permitted to pay dividends upstream on pledged shares to the extent not prohibited under the Loan Documents.

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(c)
Where customary and applicable as a matter of law, as soon as reasonably practicable following execution of the applicable Security Document, the share certificate (or other documents evidencing title to the relevant shares) and a stock transfer form executed in blank (or local law equivalent) will be provided to the Collateral Agent and where required by law the shareholders’ register and the share certificate will be endorsed or written up to annotate the existence of the pledge. A charge over shares governed by Bermuda law shall include signed but undated resignation letters delivered by each director of the Bermuda company.

(d)
The same principles set forth in this paragraph 11 shall apply to intercompany receivables, any proceeds loans or any other intercompany loans resulting from the proceeds of the Term Loans or otherwise and held by any Loan Party or any Intercompany Proceeds Loan held by any Parent Guarantor, including any intercompany loans with Revlon, mutatis mutandis.

12.	RELEASE OF COLLATERAL

(a)
Any Collateral which is subject to a Disposition permitted or not prohibited by this Agreement (including by way of merger and including any assets transferred to a Subsidiary that is not a Loan Party or Parent Guarantor in a transaction permitted or not prohibited by this Agreement), including by way of transfer, directly or indirectly, of the Capital Stock of any Loan Party, shall be automatically released and discharged, and the Collateral Agent will promptly deliver notices, releases and other documents and instruments to effect or evidence such release or discharge upon request of the applicable Loan Party.

(b)
Any representation, warranty or covenant contained in any Loan Document relating to any such property so Disposed of or of a Loan Party or Parent Guarantor so Disposed of, as applicable, shall no longer be deemed to be repeated once such property is so Disposed of.

(c)
In furtherance of the foregoing, upon request of the applicable Loan Party in connection with a transfer of inventory or receivables that constitutes part of the Collateral to a different location and/or to a different Loan Party, the Loan Party is obligated to ensure that the liens on such Collateral continue to be granted and perfected after giving effect to such transfer and the Collateral Agent shall cooperate to that effect.

(d)
Unless required by local law, the circumstances in which the Collateral shall be released should not be dealt with in individual Security Documents but, if so required, shall provide that Collateral will be released in accordance with this Agreement, and such release shall be automatic, without prejudice to any actions that may be necessary under local law to effect or evidence such release.

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Schedule 1.1(b)
Borrowing Base Guarantors

Name of Borrowing Base Guarantor	Jurisdiction of Organization/ Formation
Beautyge Italy S.p.A.	Italy
Beautyge Germany GmbH	Germany
Beautyge, S.L.U.	Spain
Beautyge Logistics Services, S.L.U.	Spain
Elizabeth Arden (Australia) Pty Ltd	Australia
Elizabeth Arden GmbH	Germany
Elizabeth Arden International Sàrl	Switzerland
Elizabeth Arden España, S.L.U.	Spain
Revlon Australia Pty Ltd	Australia
Revlon Manufacturing Ltd.	Bermuda

Schedule 2.1
Commitments

Lender	Initial Term Loan Commitment
Citibank, N.A.	€77,000,000
Total Initial Term Loan Commitments	€77,000,000

Schedule 4.3
Existence; Compliance with Law
None.

Schedule 4.4
Consents, Authorization, Filings and Notices
None.

Schedule 4.6
Litigation
None.

Schedule 4.8
Excepted Property
None.

Schedule 4.14
Loan Party Ownership

Name of Loan Party	Jurisdiction	Percentage Owned by Parent Guarantor or Loan Party
Revlon Holdings B.V.	Netherlands	100% by Elizabeth Arden International Sàrl
Revlon Finance LLC	United States	100% by Revlon Holdings B.V.
Beautyge Italy S.p.A.	Italy	100% by Beautyge Participations S.L.U.
Beautyge Germany GmbH	Germany	100% by Beautyge Participations S.L.U.
Beautyge, S.L.U.	Spain	100% by Beautyge Beauty Group, S.L.U.
Beautyge Logistics Services, S.L.U.	Spain	100% by Beautyge, S.L.U.
Elizabeth Arden (Australia) Pty Ltd	Australia	—%
Elizabeth Arden GmbH	Germany	100% by Elizabeth Arden (Netherlands) Holding B.V.
Elizabeth Arden International Sàrl	Switzerland	100% by Elizabeth Arden (Netherlands) Holding B.V.
Elizabeth Arden España, S.L.U.	Spain	100% by Elizabeth Arden (Netherlands) Holding B.V.
Revlon Australia Pty Ltd	Australia	100% by Revlon Manufacturing Ltd.
Revlon Manufacturing Ltd.	Bermuda	100% by RML Holdings L.P.

Schedule 5.1
Closing Date Security Documents
Australia

1.
General Security Deed between Revlon Australia Pty Limited (ACN 095 360 731), Elizabeth Arden (Australia) Pty Ltd (ACN 095 394 648), as original grantors and Citibank, N.A., as the security trustee for the Revlon Security Trust.

2.	Specific Security Deed (Equity Interest in Australian Guarantor) between Revlon Manufacturing Ltd as the grantor and Citibank, N.A., as the security trustee for the Revlon Security Trust.

3.
Security Trust Deed between Revlon Australia Pty Limited (ACN 095 360 731), Elizabeth Arden (Australia) Pty Ltd (ACN 095 394 648), Revlon Manufacturing Ltd as original security providers and Citibank, N.A., as the security trustee for the Revlon Security Trust and Administrative Agent.

4.
Featherweight Security Deed between Revlon Australia Pty Limited (ACN 095 360 731), Elizabeth Arden (Australia) Pty Ltd (ACN 095 394 648), as original grantors and Citibank, N.A., as the security trustee for the Revlon Security Trust.

Bermuda

1.	Share Charge in respect of the shares of Revlon Manufacturing Ltd., between RML Holdings L.P. as chargor, and Citibank, N.A. as chargee.

2.	Debenture between Revlon Manufacturing Ltd., as chargor, and Citibank, N.A. as chargee.

Germany

1.	Account Pledge Agreement between Elizabeth Arden GmbH, Beautyge Germany GmbH, as Pledgors and Citibank, N.A., as Collateral Agent and Pledgee.

2.	Global Assignment Agreement between Elizabeth Arden GmbH, Beautyge Germany GmbH, as Assignors and Citibank, N.A., as Collateral Agent.

3.	Share Pledge Agreement between Elizabeth Arden (Netherlands) Amsterdam Holding B.V., Beautyge Participations S.L., as Pledgors and Citibank, N.A., as Collateral Agent and Pledgee.

Italy

1.
Pledge Agreement Over the Shares of Beautyge Italy S.p.A. between Beautyge Participations S.L., as Pledgor, and Citibank, N.A., as Collateral Agent also in the name and on behalf of the other Secured Parties.

2.
Pledge Agreement Over Balance on Current Accounts of Beautyge Italy S.p.A. between Beautyge Italy S.p.A., as Pledgor, and Citibank, N.A., as Collateral Agent also in the name and on behalf of the other Secured Parties.

3.
Assignment of Receivables By Way of Security Agreement of Beautyge Italy S.p.A. between Beautyge Italy S.p.A, as Assignor, and Citibank, N.A., as Collateral Agent also in the name and on behalf of the other Secured Parties.

Spain

1.
Deed (póliza) of First Ranking Pledge Over Quotas between Elizabeth Arden (Netherlands) Holding B.V. as Pledgor, Elizabeth Arden España S.L.U. as Company, certain financial entities as Secured Parties and Citibank, N.A. as Collateral Agent.

2.
Deed (póliza) of First Ranking Pledge Over Quotas between Beautyge Beauty Group, S.L.U. as Pledgor, Beautyge S.L.U. as Company, certain financial entities as Secured Parties and Citibank, N.A. as Collateral Agent.

3.
Deed (póliza) of First Ranking Pledge Over Quotas between Beautyge, S.L.U. as Pledgor, Beautyge Logistics Services, S.L.U. as Company, certain financial entities as Secured Parties and Citibank, N.A. as Collateral Agent.

4.	Deed (póliza) of First Ranking Pledge over Bank Accounts between Beautyge, S.L.U. as Pledgor, certain financial entities as Secured Parties and Citibank, N.A. as Collateral Agent.

5.	Deed (póliza) of First Ranking Pledge over Bank Accounts between Beautyge Logistics Services, S.L.U. as Pledgor, certain financial entities as Secured Parties and Citibank, N.A. as Collateral Agent.

6.	Deed (póliza) of First Ranking Pledge over Bank Accounts between Elizabeth Arden España, S.L.U. as Pledgor, certain financial entities as Secured Parties and Citibank, N.A. as Collateral Agent.

7.
Deed (póliza) of First Ranking Pledge over Credit Rights arising out of invoices and intercompany loan between Beautyge, S.L.U. as Pledgor, certain financial entities as Secured Parties and Citibank, N.A. as Collateral Agent.

8.
Deed (póliza) of First Ranking Pledge over Credit Rights arising out of invoices between Elizabeth Arden España, S.L.U. as Pledgor, certain financial entities as Secured Parties and Citibank, N.A. as Collateral Agent.

9.	Deed of pledge without transfer of possession over certain inventory between Beautyge, S.L.U. as Pledgor and Citibank, N.A. as Collateral Agent.

10.
Promissory chattel mortgage (promesa de hipoteca) with respect to certain trademarks, machinery and equipment between Beautyge, S.L.U. as Pledgor, certain financial entities as Secured Parties and Citibank, N.A. as Collateral Agent.

11.	Irrevocable power of attorney in relation to the documents listed (1)-(10) above (inclusive).

Netherlands

1.
Omnibus Pledge over bank accounts, moveable assets and receivables entered into between Revlon Holdings B.V. (71975101) and Elizabeth Arden (Netherlands) Holding B.V.(24313747) as Pledgors and Citibank N.A. acting in its capacity as Collateral Agent as Pledgee, where Elizabeth Arden only pledges its intercompany proceeds loans.

2.
Deed of Share pledge over shares in Revlon Holdings B.V., entered into between Revlon Holdings B.V. (71975101) as the Company, Elizabeth Arden International Sàrl as the Pledgor and Citibank N.A. acting in its capacity as Collateral Agent as Pledgee; and

3.
Moveables pledge over the moveables of Elizabeth Arden International Sàrl located in the Netherlands, entered into between Elizabeth Arden International Sàrl as Pledgor and Citibank N.A. acting in its capacity as Collateral Agent as Pledgee.

Switzerland

1.	Bank Accounts Pledge Agreement between Elizabeth Arden International Sàrl, as the Pledgor and Citibank N.A., as the Collateral Agent and the Secured Parties.

2.	Receivables Security Assignment Agreement between Elizabeth Arden International Sàrl, as the Assignor and Citibank N.A., as the Collateral Agent.

3.	Quota Pledge Agreement between Elizabeth Arden (Netherlands) Holding B.V., as the Pledgor and Citibank N.A., as the Collateral Agent and the Secured Parties.

United States

1.	The U.S. Collateral Agreement between Revlon Finance LLC as Grantor and Citibank N.A. as Collateral Agent.

2.	The U.S. Pledge Agreement between Revlon Holdings B.V. as Grantor and Citibank, N.A. as Collateral Agent.

Schedule 6.8
Location of Collateral and Other Material Assets

Name of Loan Party	Additional Location of Collateral and Other Material Assets
Beautyge Logistics Services, S.L.U.	Germany
Elizabeth Arden International Sàrl	Netherlands

Schedule 6.10
Post-Closing Matters

1.	With respect to the relocation of any Inventory to France, comply with the obligations of the Borrower set forth in Section 6.8(e) of this Agreement.

2.
Within ninety (90) days after the Closing Date and subject to the absence of material adverse tax consequences, use commercially reasonable efforts to cause all of the Equity Interest in Elizabeth Arden (Australia) Pty Ltd to be held by an entity different from its shareholder on the Closing Date and cause such entity (i) to become a Parent Guarantor and (ii) to pledge all of the Equity Interest in Elizabeth Arden (Australia) Pty Ltd as Collateral in favor of the Collateral Agent for the benefit of the Secured Parties.

3.
Within 20 Business Days after the Closing Date (or such later date as the Collateral Agent may agree in its reasonable discretion), deliver to the Collateral Agent or its designee a quota certificate representing and evidencing title to all of the Equity Interest in Elizabeth Arden International S.á. r.l., duly endorsed in blank.

4.	Within sixty (60) days of the Closing Date, cause each Deposit Account (other than Excluded Accounts) of the Loan Parties to become an Approved Deposit Account.

5.
Within fifteen (15) days of the Closing Date, cause each applicable Loan Party and/or Revlon Party to execute and deliver the Revlon IP Agreement, the Revlon IP License and the Revlon Manufacturing IP License, in each case, in form and substance reasonably acceptable to the Administrative Agent and the Specified Lender.

6.
Within thirty (30) days of the Closing Date, cause each applicable Loan Party and Revlon Party to execute and deliver a subordination agreement or such other documentation reasonably satisfactory to the Administrative Agent and the Specified Lender that subordinates intercompany obligations owed by the Loans Parties to other Revlon Parties to the Obligations.

7.	Within seven (7) days after the Closing Date, deliver to the Collateral Agent, original copies of the schedules to the Bermuda share charge.

8.
Within twenty (20) Business Days after the Closing Date, cause each applicable Loan Party to execute and deliver a New York-law governed security agreement or such other documentation reasonably satisfactory to the Administrative Agent granting a security interest in New York-law governed intercompany loans owed to Loan Parties and the Revlon Manufacturing IP License, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

Schedule 7.2(d)
Existing Indebtedness

(1)	The Proceeds Loans

(2)	Other intercompany Indebtedness as follows:

Debtor	Lender	Amount
Beautyge, S.L.U.	Beautyge France S.A.S.	EUR 4,365,000
Beautyge Logistics Services, S.L.U.	Beautyge Germany GmbH	EUR 2,400,000
Beautyge, S.L.U.	Beautyge Professional Limited	EUR 7,255,744
Beautyge, S.L.U.	BEAUTYGE RUS Joint Stock Company	EUR 740,000
Beautyge, S.L.U.	Revlon Consumer Products Corporation	USD 93,846,241
Beautyge, S.L.U.	Revlon B.V.	EUR 206,832
Beautyge, S.L.U.	Revlon B.V.	USD 5,631,036
Beautyge, S.L.U.	Revlon K.K.	JPY 678,750,844
Elizabeth Arden International Sàrl	Elizabeth Arden (Netherlands) Holding B.V.	USD 154,096,694
Beautyge, S.L.U.	Beautyge Netherlands B.V.	EUR 450,000
Beautyge Italy S.p.A.	Beautyge, S.L.U.	EUR 3,900,000

(3)	Third Party Indebtedness:

Loan Party	Counterparty	Type Of Facility	Guarantor Or Borrower	Current Outstanding	Maximum Outstanding	Secured or Unsecured
Beautyge, S.L.U.	BBVA	Factoring with recourse	Borrower	€ 879,680.4 as of 3/31/18	4,000,000.00 €	Secured by AR
Beautyge, S.L.U.	IFA (customer)	Factoring with recourse	Borrower	€ 100,332.84 as of 3/31/18	Not limited	Secured by AR
Beautyge, S.L.U.	GPD (customer)	Factoring with recourse	Borrower	€ 1,441,190 as of 3/31/18	Not limited	Secured by AR
Beautyge, S.L.U.	BBVA	Line of credit supporting guarantees	Guarantor (9 guarantees)	€ 1,450,759 as of 3/31/18	3,000,000.00 €	Unsecured
Beautyge, S.L.U., Beautyge Logistics Services, S.L.U., Beautyge Beauty Group, S.L.U., and Beautyge Participations S.L.U.	BBVA	Line of credit	Each entity as Borrower. Line currently assigned to Beautyge Mexico and Beautyge Andina.	€ 0 as of 3/31/18	5,000,000.00 €	Unsecured
Beautyge, S.L.U.	Spanish Government (Ministerio de Industria, Turismo y Comercio)	Loan from Spanish Government	Borrower	562,109.98 €	562,109.98 €	Unsecured
Beautyge, S.L.U.	Intercoiffure Association (Foundation)	Financing arrangement with Intercoiffure	Lender	30,000.00 €	30,000.00 €	Unsecured
Beautyge, S.L.U.	La Caixa	Factoring non-recourse	N/A - Sale of assets	(i) € 728,286.64 as of 3/31/18 (Domestic customers) (ii) € 311,537.94 as of 3/31/18 (Unibrands - Portuguese)	(i) € 7,625,000 (Domestic customers) (ii) € 700,000 (Unibrands - Portuguese)	N/A - AR is eliminated when invoices are factored and cash is received
Beautyge, S.L.U.	Banc Sabadell	Factoring non-recourse	N/A - Sale of assets	€ 266,773.88 as of 3/31/18	2,000,000.00 €	N/A - AR is eliminated when invoices are factored and cash is received
Beautyge, S.L.U.	BBVA	Factoring non-recourse	N/A - Sale of assets	€1,079,321.93 as of 3/31/18	3,675,000.00 €	N/A - AR is eliminated when invoices are factored and cash is received

Loan Party	Counterparty	Type Of Facility	Guarantor Or Borrower	Current Outstanding	Maximum Outstanding	Secured or Unsecured
Beautyge, S.L.U.	BBVA	Bank extends credit to Revlon by delaying payment of vendor invoices that have been presented to the bank for confirming	N/A - this is considered Accounts Payable in Revlon's books	€ 0 as of 3/31/18
Limited to the amount of invoices presented by Revlon for confirming (Confirming line limit is EUR 5 million; however, Revlon can present more invoices knowing that not all vendors will use confirming)
N/A - This is considered AP, not debt
Elizabeth Arden España, S.L.U.	HSBC Bank PLC	Bank guarantees secured by deposits	Guarantor (3 bank guarantees)	(i) Landlord Beyos y Ponga: €68,706 (ii) Iberia Cards (corporate card): € 100,000 (iii) Mediacom (media agency): € 250,000		Secured by deposits
Elizabeth Arden International Sàrl	HSBC Zurich	Line of credit supporting guarantees	Guarantor (4 bank guarantees)	HSBC Zurich (as of 3/31/18): € 260,000 NOK 1,000,000 CHF 317,500	$ 2,000,000 (USD)	Secured (these are related to LCs under the US ABL)
Elizabeth Arden International Sàrl	HSBC London	Line of credit supporting guarantees	Guarantor (2 bank guarantees)	HSBC London (as of 3/31/18): € 237,863.28	$ 425,000 (USD)	Unsecured
Revlon Australia Pty Ltd	(i) Diners (ii) Citibank	Line of credit (corporate card related)	Borrower	As of 3/31/18 (i) Diners Card: AUD 0 (ii) Citibank Mastercard: AUD 0	(i) AUD 100,000 (ii) AUD 150,000	Unsecured
Beautyge Italy S.p.A.	Banca Popolare Emilia	Guarantees	Guarantor (2 guarantees)	With Banca Popolare Emilia: (i) € 236,448 to Comune of Sala Bolognese (ii) € 145,000 for corporate credit cards		Unsecured
Beautyge Italy S.p.A.	(i) Banca Popolare Emilia (ii) Banca Nazionale Lavoro (iii) Carisbo (Intesa San Paolo Group)	Lines of credit	Borrower	As of 3/31/18: (i) Banca Popolare Emilia: € 0 (ii) Banca Nazionale Lavoro: € 0 (iii) Carisbo: € 0	(i) Banca Popolare Emilia: € 15,000 (ii) Banca Nazionale Lavoro: € 300,000 (iii) Carisbo: € 100,000	Unsecured

Loan Party	Counterparty	Type Of Facility	Guarantor Or Borrower	Current Outstanding	Maximum Outstanding	Secured or Unsecured
Beautyge Italy S.p.A.	(i) Banca Popolare Emilia (ii) Banca Nazionale Lavoro (iii) Carisbo (Intesa San Paolo Group)	Lines of credit linked to AR collection facility (RIBA and SDD)	Borrower	As of 3/31/18: (i) Banca Popolare Emilia: € 288,697 (ii) Banca Nazionale Lavoro: € 0 (iii) Carisbo: € 416,261	(i) Banca Popolare Emilia: € 1,000,000 (ii) Banca Nazionale Lavoro: € 1,000,000 (iii) Carisbo: € 1,000,000	Secured by AR (line's availability depends on collections pending to be credited)

In addition:
•Any Indebtedness arising under a lease of a motor vehicle which is subject to a “Standard Lease Agreement Schedule” and the “Equipment Finance Memorandum of Common Provisions” dated November 2014 or November 2016, in each case with Westpac Banking Corporation (ABN 33 007 457 141).

Schedule 7.3(f)
Existing Liens
See Schedule 7.2(d) for information about what existing debt is secured.
In addition, the following:

•
Liens which are evidenced by (or are otherwise granted by an Australian Loan Party in connection with) the following registrations made under the Personal Property Securities Register (established under the Personal Property Securities Act 2009 (Cth)):

Grantor	Secured Party	Registration number	Collateral Class
Elizabeth Arden (Australia) Pty Ltd	Fleetplus Pty Limited	201202030118112	Other goods
Elizabeth Arden (Australia) Pty Ltd	Fleetplus Pty Limited	201202140167760	Motor vehicle
Elizabeth Arden (Australia) Pty Ltd	Hanes Australia Pty Ltd	201210310168281	Other goods
Elizabeth Arden (Australia) Pty Ltd	Cisco Systems Capital (Australia) Pty Limited	201303210094839	Other goods
Elizabeth Arden (Australia) Pty Ltd	Look Corporate Pty Limited	201303260036651	Other goods
Elizabeth Arden (Australia) Pty Ltd	Cisco Systems Capital (Australia) Pty Limited	201305290016644	Other goods
Elizabeth Arden (Australia) Pty Ltd	Fleetplus Pty Limited	201401300378238	Motor vehicle
Elizabeth Arden (Australia) Pty Ltd	Fleetplus Pty Limited	201511120061399	Motor vehicle
Elizabeth Arden (Australia) Pty Ltd	Fleetplus Pty Limited	201512090026222	Motor vehicle
Elizabeth Arden (Australia) Pty Ltd	Fleetplus Pty Limited	201512120003561	Motor vehicle
Elizabeth Arden (Australia) Pty Ltd	Fleetplus Pty Limited	201512220102505	Motor vehicle
Elizabeth Arden (Australia) Pty Ltd	Westpac Banking Corporation	201601050022762	Motor vehicle
Elizabeth Arden (Australia) Pty Ltd	Fleetplus Pty Limited	201601190058959	Motor vehicle
Elizabeth Arden (Australia) Pty Ltd	Fleetplus Pty Limited	201602180033313	Motor vehicle
Elizabeth Arden (Australia) Pty Ltd	Fleetplus Pty Limited	201608100036114	Motor vehicle

Grantor	Secured Party	Registration number	Collateral Class
Elizabeth Arden (Australia) Pty Ltd	Fleetplus Pty Limited	201608150027017	Motor vehicle
Elizabeth Arden (Australia) Pty Ltd	Fleetplus Pty Limited	201608150068858	Motor vehicle
Revlon Australia Pty Ltd	Upstream Print Solutions Pty Ltd Print Solutions Finance Pty Ltd	201402200015844	Other goods
Revlon Australia Pty Ltd	Loscam Australia Pty Ltd	201201030057821	Other goods
Revlon Australia Pty Ltd	Toyota Finance Australia Ltd	201201030124221	Motor vehicle
Revlon Australia Pty Ltd	Dexion (Australia) Pty Ltd	201201040166192	Other goods
Revlon Australia Pty Ltd	Dexion (Australia) Pty Ltd	201210190018376	Other goods
Revlon Australia Pty Ltd	Macquarie Leasing Pty Ltd	201305290036662	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201309250097787	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201309250097794	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201309250097804	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201309250097827	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201309250097836	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201309250097843	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201309250097858	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201309250097862	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201309250097870	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201309250097889	Motor vehicle
Revlon Australia Pty Ltd	Crown Equipment Pty Limited	201310150020322	Motor vehicle
Revlon Australia Pty Ltd	Digital Networks Australia Pty Limited	201311060021271	Other goods
Revlon Australia Pty Ltd	Look Corporate Pty Limited	201311060027355	Other goods
Revlon Australia Pty Ltd	Wellen Pty Ltd	201311080029368	Other goods
Revlon Australia Pty Ltd	Neopost Australia Pty Ltd	201501230030501	Other goods
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201509220078268	Motor vehicle
Revlon Australia Pty Ltd	Westpac Banking Corporation	201509230063797	Motor vehicle
Revlon Australia Pty Ltd	Westpac Banking Corporation	201509230065077	Motor vehicle

Grantor	Secured Party	Registration number	Collateral Class
Revlon Australia Pty Ltd	Westpac Banking Corporation	201509230068482	Motor vehicle
Revlon Australia Pty Ltd	Westpac Banking Corporation	201510300082718	Motor vehicle
Revlon Australia Pty Ltd	Druin Pty Ltd	201511260017900	Other goods
Revlon Australia Pty Ltd	IBM Global Financing Australia Limited	201606270048827	Other goods
Revlon Australia Pty Ltd	Westpac Banking Corporation	201608090041705	Motor vehicle
Revlon Australia Pty Ltd	Westpac Banking Corporation	201608090042021	Motor vehicle
Revlon Australia Pty Ltd	Westpac Banking Corporation	201608090042153	Motor vehicle
Revlon Australia Pty Ltd	Westpac Banking Corporation	201608090042294	Motor vehicle
Revlon Australia Pty Ltd	Westpac Banking Corporation	201608090042447	Motor vehicle
Revlon Australia Pty Ltd	Westpac Banking Corporation	201608090042565	Motor vehicle
Revlon Australia Pty Ltd	JB HI-FI Group Pty Ltd Clive Anthonys Pty Ltd	201609080113764	Other goods
Revlon Australia Pty Ltd	Westpac Banking Corporation	201611080018166	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201703080062081	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201703080062099	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201703220072127	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201703220072136	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201703220072143	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201703220072158	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201703220072162	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201703220072170	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201703220072189	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201703220072191	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201703270071902	Motor vehicle
Revlon Australia Pty Ltd	Westpac Banking Corporation	201709200065711	Motor vehicle
Revlon Australia Pty Ltd	Stulz Australia Pty Ltd	201712220098584	Other goods

Grantor	Secured Party	Registration number	Collateral Class
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201803080072459	Motor vehicle
Revlon Australia Pty Ltd	De Lage Landen Pty Limited	201803080072463	Motor vehicle
Revlon Australia Pty Ltd	IBM Global Financing Australia Limited	201803130035818	Other goods

Schedule 7.7
Existing Investments

Lender	Borrower	Amount
Revlon Australia Pty Ltd	Revlon Beauty Products, S.L.U.	AUD 2,849,776
Revlon Australia Pty Ltd	Revlon Manufacturing Ltd.	AUD 39,052,729
Beautyge Germany GmbH	Beautyge Participations S.L.U.	EUR 826,022
Beautyge, S.L.U.	Beautyge Beauty Group, S.L.U.	EUR 59,329,009
Beautyge, S.L.U.	Beautyge Participations S.L.U.	EUR 78,603,427
Beautyge, S.L.U.	Beautyge Logistics Services, S.L.U.	EUR 3,961,117
Elizabeth Arden (Australia) Pty Ltd	Revlon Manufacturing Ltd.	AUD 4,568,137
Elizabeth Arden International Sàrl	Elizabeth Arden (Switzerland) Holding Sàrl	USD 42,000,000
Elizabeth Arden International Sàrl	Elizabeth Arden (Canada) Limited	USD 6,750,000
Elizabeth Arden International Sàrl	Elizabeth Arden Trading B.V.	USD 1,607,761

Schedule 7.9
Transactions with Affiliates

(i)	The Proceeds Loans.

(ii)
Tax Sharing Agreement, dated as of June 24, 1992, among MacAndrews & Forbes Holdings Inc., Revlon, Inc., Revlon Consumer Products Corporation and certain subsidiaries of Revlon Consumer Products Corporation, as amended and restated as of January 1, 2001, as amended, restated, supplemented, modified or replaced from time to time.

(iii)
Tax Sharing Agreement, dated as of March 26, 2004, by and among Revlon, Inc., Revlon Consumer Products Corporation and certain subsidiaries of Revlon Consumer Products Corporation, as amended, restated, supplemented, modified or replaced from time to time.

(iv)
Senior Unsecured Line of Credit Agreement, dated as of June 18, 2018, between Revlon Consumer Products Corporation, as borrower, and MacAndrews & Forbes Incorporated, as lender, as amended, restated, supplemented, modified or replaced from time to time.

(v)
Reimbursement and Expense Allocation Agreement by and among MacAndrews & Forbes Inc., Revlon, Inc. and Revlon Consumer Products Corporation, dated May 3, 1996, as amended, restated, supplemented, modified or replaced from time to time.

(vi)
Reimbursement Agreement by and among MacAndrews & Forbes Inc., Revlon, Inc. and Revlon Consumer Products Corporation, dated June 24, 1992, as amended, restated, supplemented, modified or replaced from time to time.

(vii)	Agreement among Spanish affiliated group with respect to consolidated filings.

Schedule 7.12
Existing Negative Pledge Clauses
None.

Schedule 7.13
Clauses Restricting Subsidiary Distributions
None.

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). [It is understood and agreed that the rights and obligations of the [Assignors][Assignees]1 hereunder are several and not joint].2 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]3]

3.	Borrowers: Revlon Finance LLC, a Delaware limited liability company, and Revlon Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands (the “Borrowers”)

4.	Administrative Agent: Citibank, N.A., as the administrative agent under the Credit Agreement

1    Select as applicable.
2    Include bracketed language if there are either multiple Assignors or multiple Assignees.
3    Select as applicable.

5.
Credit Agreement:    The Asset-Based Term Loan Credit Agreement, dated as of July 9, 2018, by and among Revlon Finance LLC, a Delaware limited liability company, and Revlon Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands, the Loan Parties and Parent Guarantors party thereto, the Lenders party thereto and Citibank, N.A., as administrative agent and collateral agent for the Secured Parties.

6.	Assigned Interest:

Assignor	Assignee	Facility Assigned4	Aggregate Amount of Commitment/ Term Loans for all Lenders	Amount of Commitment / Term Loans Assigned4	Percentage Assigned of Commitment / Term Loans5	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

Effective Date:    , 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT IN ACCORDANCE WITH THE CREDIT AGREEMENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties, the Parent Guarantors and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:	Name:
Title:

4 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g., “Term Loan Commitment”, “Incremental Commitment”, etc.).
5    Set forth, to at least 9 decimals, as a percentage of the Commitment/Term Loans of all Lenders thereunder.

ASSIGNEE

[NAME OF ASSIGNEE]

By:	Name:
Title:

[Consented to and]6 Accepted: CITIBANK, N.A.,
as Administrative Agent

By:	Name:
Title: [Consented to:
REVLON FINANCE LLC,
as Borrower

By:	Name:
Title:

REVLON HOLDINGS B.V.,
as Borrower

By:	Name:
Title:]7

6	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
7    To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

The Asset-Based Term Loan Credit Agreement, dated as of July 9, 2018, by and among Revlon Finance LLC, a Delaware limited liability company, and Revlon Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands, the Loan Parties and Parent Guarantors party thereto, the Lenders party thereto and Citibank, N.A., as administrative agent and collateral agent for the Secured Parties.

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, any Subsidiary or Affiliate thereof or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Holdings, any Subsidiary or Affiliate thereof or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) repeats each Lender representation set forth in Section
9.6 of the Credit Agreement; (b) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender and that it is not a Disqualified Institution, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has independently and without reliance upon the Administrative agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and , and (vii) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (c) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (d) appoints and authorizes (i) the Administrative Agent, and (ii) the Collateral Agent to take such action as agent in their respective capacities on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent and the Collateral Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption and the rights and obligations of the parties under this Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to principles of conflicts of laws to the extent that the same are not mandatorily applicable by statute and the application of the laws of another jurisdiction would be required thereby.